SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM U5S

ANNUAL REPORT
For the Year Ended December 31, 2004

Filed pursuant to the Public Utility Holding Company Act of 1935 by

FirstEnergy Corp. (File No. 333-21011)
76 South Main Street, Akron, Ohio 44308

FIRSTENERGY CORP.
FORM U5S
ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2004

TABLE OF CONTENTS

Item No.	Title	Page

1.	System Companies and Investments Therein	1-18

2.	Acquisitions or Sales of Utility Assets	19

3.	Issue, Sale, Pledge, Guarantee or Assumption
	of System Securities	20

4.	Acquisition, Redemption or Retirement of
	System Securities	21-31

5.	Investments in Securities of Nonsystem Companies	32

6.	Officers and Directors	33-46

7.	Contributions and Public Relations	47

8.	Service, Sales and Construction Contracts	48

9.	Wholesale Generators and Foreign Utility Companies	49-52

10.	Financial Statements and Exhibits:	53

	Consent of Independent Public Accountants	54

	Consolidating Financial Statements of
	FirstEnergy Corp. for 2004	55-89

	Exhibits	90-133

	Signature Page	134

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2004

		Number of		(In Thousands Dollar)
Name of Company	Business Type	Common Shares Owned	% of Voting Power	Issuer Book Value	Owner’s Book Value

FirstEnergy Corp. (FirstEnergy):	Registered holding company
Unsecured notes (11)				4,515,000	4,515,000
Money pool (13)				922,031	922,031

American Transmission Systems, Incorporated (ATSI)	Electric utility company	1	100.00%	295,420	295,420
Money pool (13)				97,965	97,965

Centerior Service Company*	Inactive	750	100.00%

FE Acquisition Corp.*	Inactive	65	100.00%
Mid-Atlantic Energy Development Co.*	Inactive	1,900	100.00%

FE Holdings, L.L.C.* (6)	Inactive		100.00%

FELHC, Inc. (FELHC)	Exempt telecommunications Company (ETC)	1	100.00%	32	32
Money pool (13)				44	44

First Communications, LLC (6)	ETC		65.00%	8,629	8,629
Unsecured notes (11)				5,000	5,000

FirstEnergy Facilities Services Group, LLC (FEFSG) (6)	Nonutility holding company	66	100.00%	90,753	90,753
Secured notes (11)				7,340	7,340
Short-term debt (12)				3,482	3,482
Money pool (13)				(8,877)	(8,877)
Dunbar Mechanical, Inc.	Rule 58 energy-related	277	100.00%	***	***
Edwards Electrical & Mechanical, Inc.	Rule 58 energy-related	435	100.00%	***	***
Elliott-Lewis Corporation	Rule 58 energy-related	100	100.00%	***	***
A.A. Duckett, Inc.	Rule 58 energy-related	1,000	100.00%	***	***
Duckett Plumbing, LLC (6)	Rule 58 energy-related		90.00%
E-L Enterprises, Inc.	Nonutility holding company	1,000	100.00%
Modern Air Conditioning, Inc.	Rule 58 energy-related	49,950	100.00%	***	***
Airdex Air Conditioning Corporation	Rule 58 energy-related	100	100.00%	***	***
R.L. Anderson, Inc.	Rule 58 energy-related	9,800	100.00%	***	***
Sautter Crane Rental, Inc.	Rule 58 energy-related	100	100.00%
L.H. Cranston and Sons, Inc.	Rule 58 energy-related	1,000	100.00%	***	***
Roth Bros., Inc.	Rule 58 energy-related	792	100.00%	***	***
R.P.C. Mechanical, Inc.	Rule 58 energy-related	100	100.00%	***	***
Spectrum Controls Systems, Inc.	Rule 58 energy-related	35	100.00%	***	***
The Hattenbach Company	Rule 58 energy-related	531	100.00%	***	***

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2004 (Continued)

		Number of		(In Thousands Dollar)
Name of Company	Business Type	Common Shares Owned	% of Voting Power	Issuer Book Value	Owner’s Book Value
FirstEnergy Foundation	Charitable foundation		100.00%

FirstEnergy Nuclear Operating Company (FENOC)	Energy-related company	1	100.00%	(11,200)	(11,200)
Money pool (13)				(58,559)	(58,559)

FirstEnergy Properties, Inc. (FE Properties)	Real estate subsidiary	400	100.00%	33,037	33,037
Secured notes (11)				9,182	9,182
Money pool (13)				24,438	24,438
BSG Properties, Inc.*	Real estate subsidiary	10	100.00%

FirstEnergy Securities Transfer Company (FirstEnergy Transfer)	Stock transfer service	1	100.00%

FirstEnergy Service Company (FECO)	Service company	1	100.00%	4,624	4,624

FirstEnergy Solutions Corp. (FES)	Rule 58 energy-related	8	100.00%	170,247	170,247
Money pool (13)				(245,215)	(245,215)
FirstEnergy Engineering, Incorporated	Rule 58 energy-related	100	100.00%	***	***
FirstEnergy Generation Corp. (GenCo)	Exempt wholesale generator	1	100.00%	***	***
Pollution control notes (11)				15,000	15,000
Money pool (13)				(706,545)	(706,545)

FirstEnergy Telecom Services, Inc.	ETC	100	100.00%	(5,751)	(5,751)
Money pool (13)				(26,108)	(26,108)
AFN Finance Company No. 1, LLC (6)	ETC		100.00%

FirstEnergy Ventures Corp. (FirstEnergy Ventures)	Nonutility holding company	102	100.00%	110,446	110,446
Money pool (13)				17,252	17,252
Bay Shore Power Company	Rule 58 energy-related	1	100.00%	***	***
Secured notes (11)				137,500	137,500
Money pool (13)				6,181	6,181
Centerior Communications Holdings, Inc.	Nonutility holding company	10	100.00%	***	***
Fiber Venture Equity, Inc.*	ETC	10	100.00%
AFN Finance Company No. 3, LLC (6)	ETC		100.00%
Centerior Energy Services, Inc.	Rule 58 energy-related	100	100.00%	***	***
Money pool (13)				445	445
Centerior Power Enterprises, Inc.*	Inactive	10	100.00%
Eastroc Technologies, LLC* (6)	Rule 58 energy-related		50.00%
Engineered Processes, Ltd.* (6)	Rule 58 energy-related		50.00%
FirstEnergy Telecommunications Corp.	ETC	1	100.00%	***	***
Money pool (13)				(1,128)	(1,128)

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2004 (Continued)

		Number of		(In Thousands Dollar)
Name of Company	Business Type	Common Shares Owned	% of Voting Power	Issuer Book Value	Owner’s Book Value
Warrenton River Terminal, Ltd. (6)	Rule 58 energy-related	-	100.00%	***	***
Secured notes (11)				220	220
Money pool (13)				88	88

GPU Capital, Inc. (GPU Capital)	Foreign utility company	100	100.00%	175,400	175,400
Money pool (13)				234,267	234,267
GPU Electric, Inc. (GPU Electric)	Foreign utility company	100	100.00%	***	***
Money pool (13)				166,323	166,323
EI UK Holdings, Inc. (EIUK)	Foreign utility company	100	100.00%	***	***
Money pool (13)				(65,921)	(65,921)
Aquila Sterling Holdings LLC (5) (6)	Foreign utility company		50.00%
GPU Argentina Services S.R.L.	Foreign utility company		100.00%

GPU Diversified Holdings, LLC (GPUDH) (6)	Nonutility holding company	100	100.00%	19,836	19,836
Money pool (13)				1,557	1,557
Ballard Generation Systems, Inc.			7.41%	9,262	9,262
GPU Distributed Power, Inc.	Rule 58 energy-related	100	100.00%
GPU EnerTech Holdings, Inc.	Rule 58 energy-related	100	100.00%
EnviroTech Investment Fund I LP (1) (6)	Rule 58 energy-related		9.89%	433	433
GPU Solar, Inc.	Rule 58 energy-related	50	50.00%	289	289

GPU Nuclear, Inc. (GPUN)	Service company	2,500	100.00%	50	50
Money pool (13)				2,123	2,123
Private Fuel Storage LLC (6)			10.10%

GPU Power, Inc. (GPU Power)	Exempt wholesale generator	100	100.00%	37,874	37,874
Money pool (13)				38,255	38,255
EI Canada Holding Limited (6)	Exempt wholesale generator	100	100.00%
EI Brooklyn Power Limited (6)	Exempt wholesale generator	100	100.00%
EI Brooklyn Investments Limited (6)	Exempt wholesale generator	1	100.00%
EI Services Canada Limited (6)	Exempt wholesale generator	100	100.00%

Jersey Central Power & Light Company (JCP&L)	Public utility company	15,371,270	100.00%	3,155,362	3,155,362
First mortgage bonds (11)				383,185	383,185
Secured notes (11)				880,612	880,612
Money pool (13)				(248,532)	(248,532)
JCP&L Transition Funding, LLC (6)	Financing subsidiaries	100	100.00%	1,626	1,626
JCP&L Transition Funding II, LLC (6) (10)	Financing subsidiaries		100.00%
Saxton Nuclear Experimental Corporation* (2)	Energy-related company		44.00%

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2004 (Continued)

		Number of		(In Thousands Dollar)
Name of Company	Business Type	Common Shares Owned	% of Voting Power	Issuer Book Value	Owner’s Book Value

MARBEL Energy Corporation (MARBEL)	Energy-related company	991	100.00%	141,151	141,151
Money pool (13)				118,602	118,602
Marbel HoldCo, Inc.	Nonutility holding company	100	100.00%	***	***

Metropolitan Edison Company (Met-Ed)	Public utility company	859,500	100.00%	1,285,419	1,285,419
First mortgage bonds (11)				80,020	80,020
Unsecured notes (11)				650,000	650,000
Money pool (13)				(80,090)	(80,090)
MetEd Funding LLC (6) (14)	Financing subsidiaries		100.00%	8,582	8,582
Money pool (13)				5,365	5,365
Met-Ed Preferred Capital II, Inc.	Financing subsidiaries	100	100.00%	2,562	2,562
Met-Ed Capital II, L. P. (6) (9)	Financing subsidiaries	-	100.00%
Met-Ed Capital Trust (9)	Financing subsidiaries	-	100.00%
Saxton Nuclear Experimental Corporation* (2)	Energy-related company		32.00%
York Haven Power Company	Electric utility company	500	100.00%	26,949	26,949
Money pool (13)				13,404	13,404

MYR Group Inc. (MYR)	Energy-related company	100	100.00%	127,434	127,434
Money pool (13)				4,143	4,143
ComTel Technology, Inc.	Energy-related company	50,000	100.00%	***	***
Great Southwestern Construction, Inc.	Energy-related company	50,000	100.00%	***	***
Harlan Electric Company	Energy-related company	100	100.00%	***	***
Power Piping Company	Energy-related company	9,900	100.00%	***	***
Sturgeon Electric Company, Inc.	Energy-related company	100	100.00%	***	***
Hawkeye Construction, Inc.	Energy-related company	550	100.00%	***	***
MYRcom, Inc.	Energy-related company	100	100.00%	***	***
MYRpower, Inc.	Energy-related company	100	100.00%	***	***
The L. E. Myers Co.	Energy-related company	1,000	100.00%	***	***

Ohio Edison Company (OE)	Public utility company	100	100.00%	2,493,809	2,493,809
First mortgage bonds (11)				80,000	80,000
Secured notes (11)				765,435	765,435
Unsecured notes (11)				511,000	511,000

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2004 (Continued)

		Number of		(In Thousands Dollar)
Name of Company	Business Type	Common Shares Owned	% of Voting Power	Issuer Book Value	Owner’s Book Value
Short-term debt (12)				21,000	21,000
Money pool (13)				503,029	503,029
OES Capital, Incorporated	Financing subsidiaries	200	100.00%	28,220	28,220
Short-term debt (12)				141,935	141,935
Money pool (13)				16,839	16,839
OES Finance, Incorporated*	Financing subsidiaries	140	100.00%
OES Nuclear, Incorporated	Financing subsidiaries	1	100.00%	12,473	12,473
Money pool (13)				14,843	14,843
OES Ventures, Incorporated	Nonutility holding company	110	100.00%	14,573	14,573
Money pool (13)				2,761	2,761
PNBV Capital Trust (8)	Financing subsidiaries	-	49.00%	20,883	20,883
Ohio Edison Financing Trust (6)	Financing subsidiaries	148,454	100.00%
Ohio Edison Financing Trust II* (6)	Financing subsidiaries	-	100.00%
Ohio Valley Electric Corporation (OVEC) (3)	Public utility company	16,500	16.50%	1,650	1,650
Indiana-Kentucky Electric Corporation
Pennsylvania Power Company (Penn)	Public utility company	6,290,000	100.00%	327,379	327,379
First mortgage bonds (11)				21,143	21,143
Secured notes (11)				112,179	112,179
Unsecured notes (11)				14,500	14,500
Money pool (13)				(11789)	(11,789)
Penn Power Funding LLC (6) (16)			100.00%	1,525	1,525
Money pool (13)				(63)	(63)
Apollo Tax Credit Fund III, L. P. (6)	Affordable housing investments		33.33%	500	500
Apollo Tax Credit Fund IX, L. P. (6)	Affordable housing investments		99.99%	14,000	14,000
Short-term debt (12)				4,072	4,072
Boston Capital Corporate Tax Credits IV, L. P. (6)	Affordable housing investments		2.95%	565	565
Boston Capital Corporate Tax Credits X, L. P. (6)	Affordable housing investments		10.93%	2,104	2,104
Boston Capital Corporate Tax Credits XVI, L. P. (6)	Affordable housing investments		14.00%	5,411	5,411
Boston Capital Corporate Tax Credits XVII, L. P. (6)	Affordable housing investments		10.00%	4,493	4,493
Boston Financial Institutional Tax Credits III, L. P. (6)	Affordable housing investments		5.38%	1,007	1,007
Boston Financial Institutional Tax Credits V, L. P. (6)	Affordable housing investments		3.24%	731	731
Boston Financial Institutional Tax Credits XVI, L. P. (6)	Affordable housing investments		5.83%	2,579	2,579
EnviroTech Investment Fund I LP (1) (6)	Energy-related company		6.00%	695	695
Marion Senior Housing Limited Partnership (6)	Affordable housing investments		29.47%	1,131	1,131
McDonald Corporate Tax Credit Fund Limited Partnership (6)	Affordable housing investments		12.37%	233	233
McDonald Corporate Tax Credit Fund - 1995 Limited Partnership (6)	Affordable housing investments		9.00%	952	952
McDonald Corporate Tax Credit Fund - 1996 Limited Partnership (6)	Affordable housing investments		42.13%	4,356	4,356
McDonald Corporate Tax Credit Fund - 1998 Limited Partnership (6)	Affordable housing investments		30.94%	2,081	2,081
Ohio Equity Fund for Housing Limited Partnership II (6)	Affordable housing investments		7.62%	23	23
USA Institutional Tax Credit Fund VII, L. P. (6)	Affordable housing investments		8.11%	1,654	1,654

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2004 (Continued)

		Number of		(In Thousands Dollar)
Name of Company	Business Type	Common Shares Owned	% of Voting Power	Issuer Book Value	Owner’s Book Value

Pennsylvania Electric Company (Penelec)	Public utility company	5,290,596	100.00%	1,305,015	1,305,015
First mortgage bonds (11)				72,805	72,805
Unsecured notes (11)				418,000	418,000
Money pool (13)				(241,496)	(241,496)
Nineveh Water Company	Energy-related company	5	100.00%	1,213	1,213
Penelec Funding LLC (6) (15)	Financing subsidiaries		100.00%	11,407	11,407
Money pool (13)				7,352	7,352
Penelec Preferred Capital II, Inc.	Financing subsidiaries	100	100.00%	2,496	2,496
Penelec Capital II, L. P. (6) (9)	Financing subsidiaries		100.00%
Penelec Capital Trust (9)	Financing subsidiaries		100.00%
Saxton Nuclear Experimental Corporation* (2)	Energy-related company		24.00%
The Waverly Electric Light and Power Company	Electric utility company	600	100.00%	15	15

The Cleveland Electric Illuminating Company (CEI)	Public utility company	79,590,689	100.00%	1,853,561	1,853,561
First mortgage bonds (11)				125,000	125,000
Unsecured notes (11)				698,122	698,122
Secured notes (11)				1,194,728	1,194,728
Money pool (13)				(472,876)	(472,876)
Centerior Funding Corporation	Financing subsidiaries	1,000	100.00%	148,624	148,624
Money pool (13)				(3,775)	(3,775)
Cleveland Electric Financing Trust I*	Financing subsidiaries	123,720	100.00%
The Toledo Edison Capital Corporation (TECC) (4)	Financing subsidiaries	28,036	10.00%
Shippingport Capital Trust (7)	Financing subsidiaries			31,498	31,498

The Toledo Edison Company (TE)	Public utility company	39,133,887	100.00%	835,327	835,327
Unsecured notes (11)				90,950	90,950
Secured notes (11)				291,751	291,751
Money pool (13)				(429,518)	(429,518)
Ohio Valley Electric Corporation (OVEC) (3)	Public utility company	4,000	4.00%	400	400
Indiana-Kentucky Electric Corporation
The Toledo Edison Capital Corporation (TECC) (4)	Financing subsidiaries	1,000	90.00%	26,474	26,474
Money pool (13)				44	44
Shippingport Capital Trust (7)	Financing subsidiaries			2,063	2,063

Akron Development Fund I, Ltd.			7.92%	454	454

The Cleveland New Market’s Investment Fund, LLC	Housing and urban development investments		13.33%	1,003	1,003

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2004 (Continued)

		Number of		(In Thousands Dollar)
Name of Company	Business Type	Common Shares Owned	% of Voting Power	Issuer Book Value	Owner’s Book Value
Kinetic Ventures I, LLC (6)	Rule 58 energy-related		11.11%	2,052	2,052

Kinetic Ventures II, LLC (6)	Rule 58 energy-related		14.28%	5,943	5,943

Kinetic Ventures III, LLC (6)	Rule 58 energy-related		8.00%

MWV Pinnacle Capital Fund, L. P.	Economic/urban development investment		6.45%	440	440

Nth Power Technologies II, LLC (6)	Rule 58 energy-related		8.22%	3,941	3,941
Nth Power Technologies II-A, LLC (6)	Rule 58 energy-related		5.33%	1,103	1,103

Pantellos Corporation	ETC		8.21%	2,460	2,460

PowerSpan Corp.	Rule 58 energy-related		25.41%	7,267	7,267

UMICO Holdings, Inc. (UMICO)*		71,947	36.00%

Utility.com, Inc.	Rule 58 energy-related		5.0%

*    Inactive

*** Filed pursuant to request for confidential treatment.

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2004 (Continued)

Note:

(1)	GPUDH owns a 9.89% interest and OE owns a 6% interest in EnviroTech Investment Fund I LP.

(2)	JCP&L(44%), Met-Ed(32%), Penelec(24%) collectively own all of the common stock of Saxton Nuclear Experimental Corporation.

(3)	OE owns a 16.5% interest in OVEC and TE owns a 4% interest in OVEC.

(4)	TE owns a 90% interest in TECC and CEI owns the rest of 10% interest.

(5)	EI UK Holdings, Inc. owns 50% voting (20.1% economic) interest in Aquila Sterling Holding LLC.

(6)	A noncorporate subsidiary or affiliate.

(7)
Under the FIN 46R, "Consolidation of Variable Interest Entities," which was adopted at year-end 2003, CEI was determined to be the primary beneficiary through its debt variable interest of Shippingport Capital Trust and therefore consolidated the trust. CEI has indirect owner’s interest in Shippingport Capital Trust through a 10% voting interest in TECC, TE has a 90% interest in TECC.

(8)
Under the FIN 46R, OE was determined to be the primary beneficiary of PNBV Capital Trust. Ownership of the trust includes a 3% equity interest by a nonaffiliated third party and a 3% equity interest held by OES Ventures, a wholly owned subsidiary of OE.

(9)
Met-Ed and Penelec created statutory business trusts to issue trust preferred securities. FirstEnergy adopted FIN 46R as of January 1, 2004, which resulted in the holders of the preferred securities being considered the primary beneficiaries of these trusts. Therefore, FirstEnergy, Met-Ed and Penelec do not consolidate the trusts.

(10)	A limited liability company formed under the State of Delaware on March 29, 2004. JCP&L Transition Funding II LLC purchases and sells utility customer accounts receivables of JCP&L.

(11)	Details of Unsecured Notes, Secured Notes and First Mortgage Bonds are presented after the footnote.

(12)	Details of Short-term Debt are presented after the footnote.

(13)	Details of Money Pool are presented after the footnote.

(14)
A limited liability company formed under the State of Delaware on March 17, 2004. MetEd Funding LLC purchases and sells utility customer accounts receivables of Met-Ed. MetEd Funding LLC is consolidated into Met-Ed.

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2004 (Continued)

Note:

(15)
A limited liability company formed under the State of Delaware on March 17, 2004. Penelec Funding LLC purchases and sells utility customer accounts receivables of Penelec. Penelec Funding LLC is consolidated into Penelec.

(16)
A limited liability company formed under the State of Delaware on March 17, 2004. Penn Power Funding LLC purchases and sells utility customer accounts receivables of Penn Power. Penn Power Funding LLC is consolidated into Penn Power.

Note (11) Unsecured Notes, Secured Notes, and First Mortgage Bonds

FirstEnergy Corp.
Unsecured notes:
5.500% due 2006	$1,000,000
6.450% due 2011	1,500,000
7.375% due 2031	1,500,000
3.575% due 2007	215,000
7.700% due 2005	300,000
Total unsecured notes	$4,515,000

First Communications, LLC
Unsecured notes	$5,000

FirstEnergy Facilities Services Group, LLC
Secured notes	$7,340

FirstEnergy Properties, Inc.
Secured notes:
7.890% due 2006	$9,182

FirstEnergy Generation, Corp.
Pollution Control Notes:
5.000% due 2028	$15,000

Bay Shore Power Company
Secured notes:
5.875% due 2020	69,900
6.625% due 2020	67,600
$137,500

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2004 (Continued)

Note (11) (Continued)

Warrenton River Terminal, Ltd.
Secured notes	$220

Jersey Central Power & Light Company
First mortgage bonds:
6.850% due 2006	$40,000
7.125% due 2009	5,985
7.100% due 2015	12,200
7.500% due 2023	125,000
8.450% due 2025	50,000
6.750% due 2025	150,000
Total first mortgage bonds	$383,185

Secured notes:
6.450% due 2006	$150,000
4.190% due 2007	51,723
5.390% due 2010	52,297
5.810% due 2013	77,075
5.625% due 2016	300,000
6.160% due 2017	99,517
4.800% due 2018	150,000
Total secured notes	$880,612

Metropolitan Edison Company
First mortgage bonds:
6.770% due 2005	$30,000
6.000% due 2008	7,830
6.100% due 2021	28,500
5.950% due 2027	13,690
Total first mortgage bonds	$80,020

Unsecured notes:
5.720% due 2006	$100,000
5.930% due 2007	50,000
4.450% due 2010	100,000
4.950% due 2013	150,000
4.875% due 2014	250,000
Total unsecured notes	$650,000

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2004 (Continued)

Note (11) (Continued)

Ohio Edison Company-
First mortgage bonds:
6.875% due 2005	$80,000
Total first mortgage bonds	$80,000

Secured notes:
7.680% due 2005	$51,461
*1.700% due 2015	19,000
6.750% due 2015	40,000
*3.250% due 2015	50,000
*1.800% due 2016	47,725
7.050% due 2020	60,000
*1.700% due 2021	443
5.375% due 2028	13,522
5.625% due 2029	50,000
5.950% due 2029	56,212
*1.710% due 2030	60,400
*1.700% due 2031	69,500
*1.800% due 2033	44,800
1.750% due 2033	12,300
5.450% due 2033	14,800
*2.250% due 2033	50,000
1.800% due 2033	108,000
Limited Partnerships-
7.35% weighted average interest rate due 2005-2010	17,272
Total secured notes	$765,435

Unsecured notes:
4.000% due 2008	$175,000
*1.980% due 2014	50,000
5.450% due 2015	150,000
*2.230% due 2018	33,000
*2.150% due 2018	23,000
*2.150% due 2023	50,000
*3.350% due 2033	30,000
Total unsecured notes	$511,000

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2004 (Continued)

Note (11) (Continued)

Pennsylvania Power Company
First mortgage bonds-
9.740% due 2005-2019	$14,643
7.625% due 2023	6,500
Total first mortgage bonds	$21,143

Secured notes-
5.400% due 2013	$1,000
5.400% due 2017	10,600
*1.700% due 2017	17,925
5.900% due 2018	16,800
*1.700% due 2021	14,482
6.150% due 2023	12,700
*2.000% due 2027	10,300
5.375% due 2028	1,734
5.450% due 2028	6,950
6.000% due 2028	14,250
5.950% due 2029	238
*1.800% due 2033	5,200
Total secured notes	$112,179

Unsecured notes-
*3.375% due 2029	$14,500
Total unsecured notes	$14,500

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2004 (Continued)

Note (11) (Continued)

Pennsylvania Electric Company
First mortgage bonds:
6.125% due 2007	$3,495
5.350% due 2010	12,310
5.350% due 2010	12,000
5.800% due 2020	20,000
6.050% due 2025	25,000
Total first mortgage bonds	$72,805

Unsecured notes:
7.500% due 2005	$8,000
6.125% due 2009	100,000
7.770% due 2010	35,000
5.125% due 2014	150,000
6.625% due 2019	125,000
Total unsecured notes	$418,000

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2004 (Continued)

Note (11) (Continued)

The Cleveland Electric Illuminating Company
First mortgage bonds:
6.860% due 2008	$125,000
Total first mortgage bonds	$125,000

Unsecured notes:
6.000% due 2013	$78,700
5.650% due 2013	300,000
9.000% due 2031	103,093
*2.000% due 2033	27,700
509,493
7.743% due to associated companies 2006-2016	188,629
Total unsecured notes	$698,122

Secured notes:
7.000% due 2005-2009	$1,700
7.130% due 2007	120,000
7.430% due 2009	150,000
*1.850% due 2015	39,835
7.880% due 2017	300,000
*1.850% due 2018	72,795
*2.000% due 2020	47,500
6.000% due 2020	62,560
6.100% due 2020	70,500
7.625% due 2025	53,900
7.700% due 2025	43,800
7.750% due 2025	45,150
5.375% due 2028	5,993
*1.700% due 2030	23,255
*3.750% due 2030	81,640
*1.800% due 2033	30,000
*1.750% due 2033	46,100
Total secured notes	$1,194,728

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2004 (Continued)

Note (11) (Continued)

The Toledo Edison Company
Unsecured notes:
*1.980% due 2030	$34,850
*4.500% due 2033	31,600
*2.000% due 2033	18,800
*3.100% due 2033	5,700
Total unsecured notes	$90,950

Secured notes:
7.130% due 2007	$30,000
7.625% due 2020	45,000
7.750% due 2020	54,000
*1.750% due 2024	67,300
6.100% due 2027	10,100
5.375% due 2028	3,751
*1.690% due 2033	30,900
*1.800% due 2033	20,200
*1.750% due 2033	30,500
Total secured notes	$291,751

* Denotes variable rate issue with December 31, 2004 interest rate shown.

Note (12) Short-term Debt

FirstEnergy Facilities Services Group, LLC
4.5420%	$3,482

Ohio Edison Company
3.0600%	14,000
3.4300%	$7,000
Total short-term debt	$21,000

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2004 (Continued)

Note (12) (Continued)

OES Capital, Incorporated
2.2409%	$141,935

Apollo Tax Credit Fund
$4,072

Note (13) Money Pool

		Loan to/
	December 31, 2004	(Borrowing from)
Company	Interest Rate	(In Thousands $)

American Transmission Systems, Incorporated	1.9993%	97,965
Bay Shore Power Company	1.9737%	6,181
Centerior Energy Services, Inc.	1.9737%	445
Centerior Funding Company	1.9737%	(3,775)
EI UK Holdings, Inc.	1.9737%	(65,921)
FELHC, Inc.	1.9737%	44
Fiber Venture Equity, Inc.	1.9737%	33,305
FirstEnergy Corp.	1.9737%	922,031
FirstEnergy Facilities Service Group LLC	1.9737%	(8,877)
FirstEnergy Generation Corp.	1.9737%	(706,545)
FirstEnergy Nuclear Operating Company	1.9737%	(58,559)
FirstEnergy Properties, Inc.	1.9737%	24,438
FirstEnergy Solutions Corp.	1.9737%	(245,215)
FirstEnergy Telecom Services, Inc.	1.9737%	(26,108)
FirstEnergy Ventures Corp.	1.9737%	17,252
FirstEnergy Telecommunications Corp.	1.9737%	(1,128)

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2004 (Continued)

Note (13) (Continued)

		Loan to/
	December 31, 2004	(Borrowing from)
Company	Interest Rate	(In Thousands $)

GPU Capital, Inc.	1.9737%	234,267
GPU Diversified Holdings, LLC	1.9737%	1,557
GPU Electric, Inc.	1.9737%	166,323
GPU Nuclear, Inc.	1.9737%	2,123
GPU Power, Inc.	1.9737%	38,255
Jersey Central Power & Light Company	1.9993%	(248,532)
MARBEL Energy Corporation	1.9737%	118,602
MetEd Funding LLC	1.9737%	5,365
Metropolitan Edison Company	1.9993%	(80,090)
MYR Group Inc.	1.9737%	4,143
OES Capital, Incorporated	1.9737%	16,839
OES Nuclear Company	1.9737%	14,843
OES Ventures, Incorporated	1.9737%	2,761
Ohio Edison Company	1.9993%	503,029
Penelec Funding LLC	1.9737%	7,352
Penn Power Funding LLC	1.9737%	(63)
Pennsylvania Electric Company	1.9993%	(241,496)
Pennsylvania Power Company	1.9993%	(11,789)
The Cleveland Electric Illuminating Company	1.9993%	(472,876)
The Toledo Edison Company	1.9993%	(429,518)
Toledo Edison Capital Company	1.9737%	44
Warrenton River Terminal, Ltd.	1.9737%	88
York Haven Power Company	1.9993%	13,404

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2004 (Continued)

Changes in the status of subsidiary during 2004:

GPU Telcom Services, Inc. renamed to FirstEnergy Telecom Services, Inc. on January 1, 2004.

FirstEnergy sold its 20.1% interest in Aquila Sterling Limited, parent company of Avon Energy Partners Holdings and Midlands Electricity plc on January 16, 2004.

FirstEnergy sold its 28.67% interest in Termobarranquilla S.A. (TEBSA); Barranquilla Lease Holding, Inc.; Los Amigos Leasing Company, Ltd.; EI Barranquilla, Inc.; EI International and GPUI Colombia, Ltda. to Darby Delaware Mezzanine Holdings L.L.C. on January 30, 2004.

MetEd Funding LLC, Penelec Funding LLC, and Penn Power Funding LLC were formed on March 17, 2004.

JCP&L Transition Funding II LLC was formed on March 29, 2004.

OES Finance, Incorporated became inactive during the third quarter 2004.

FirstEnergy converted its loan to PowerSpan Corp. to 6,773,620 shares of Series C Convertible Preferred Stock in November 2004. As a result, FirstEnergy’s ownership in PowerSpan Corp. increased from 18.63% to 25.41%.

D. W. Close Company, Inc. was sold on December 21, 2004.

ITEM 2.  ACQUISITIONS OR SALES OF UTILITY ASSETS

None

ITEM 3. ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

		Principal Amount Of Stated Value
Name of Issuer	Name of Company	Issued and	Pledged, Guaranteed		Date of		Commission
and Title of Issue	Issuing	Sold	or Assumed		Transaction	Proceeds	Authorization
(1)	(2)	(3)	(4)		(5)	(6)	(7)

FirstEnergy Corp.	FirstEnergy Corp.		$22,525,700	(a)	Various	N/A	Rule 45
Ohio Edison Company	Ohio Edison Company		$1,106,000	(a)	Various	N/A	Rule 45
The Cleveland Electric Illuminating Company	The Cleveland Electric Illuminating Company		$1,007,101	(a)	Various	N/A	Rule 45
Pennsylvania Power Company	Pennsylvania Power Company		$78,625	(a)	Various	N/A	Rule 45
FirstEnergy Solutions Corp.	FirstEnergy Solutions Corp.		$15,040,140	(a)	Various	N/A	Rule 45
FirstEnergy Facilities Services Group, LLC	FirstEnergy Facilities Services Group, LLC		$94,954,329	(b)	Various	N/A	Rule 45
Jersey Central Power & Light Company	Jersey Central Power & Light Company		$2,003,576	(a)	Various	N/A	Rule 45
Metropolitan Edison Company	Metropolitan Edison Company		$2,018,500	(a)	Various	N/A	Rule 45
FirstEnergy Generation Corp.	FirstEnergy Generation Corp.		$600,000	(a)	Various	N/A	Rule 45
GPU Energy	GPU Energy		$10,676,096	(c)	Various	N/A	Rule 45
MYR Group, Inc.	MYR Group, Inc.		$147,852,556	(a)	Various	N/A	Rule 45

(a) Represents miscellaneous surety bonds for various purposes.
(b) Represents letter of credit ($8,687,476) for liability and workers' compensation insurance and miscellaneous surety bonds ($86,266,853),
(c) Represents letters of credit ($9,882,530) and surety bonds ($793,566) for workers' compensation insurance.

ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES:

Name of Issuer	Name of Company
and	Acquiring, Redeeming or			Authorization
Title of Issue	Retiring Securities	Consideration	Deposition	of Exemption
Ohio Edison Company
Secured Trust Notes	Ohio Edison	$57,620,343	Redeemed/Retired	Rule 42
Pollution Control Notes	Ohio Edison	$30,000,000	Acquired	Rule 42

Pennsylvania Power Company
First Mortgage Bonds	Penn Power	$63,743,150	Redeemed/Retired	Rule 42
Preferred Stock	Penn Power	$750,000	Redeemed/Retired	Rule 42

The Cleveland Electric
Illuminating Company
First Mortgage Bonds	CEI	$280,000,000	Redeemed/Retired	Rule 42
Medium Term Notes	CEI	$7,872,000	Redeemed/Retired	Rule 42
Pollution Control Notes	CEI	$81,640,000	Acquired	Rule 42
Pollution Control Notes	CEI	$30,000	Redeemed/Retired	Rule 42
Preferred Stock	CEI	$1,000,000	Redeemed/Retired	Rule 42

The Toledo Edison Company
First Mortgage Bonds	TE	$70,000,000	Redeemed/Retired	Rule 42
Medium Term Notes	TE	$160,553,500	Redeemed/Retired	Rule 42
Pollution Control Notes	TE	$73,000,000	Acquired	Rule 42

Bay Shore Power Company
Pollution Control Notes	Bay Shore	$3,100,000	Redeemed/Retired	Rule 42

Note: See pages 23 to 31 for a detailed description of the above transactions.

ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (Continued):

Name of Issuer	Name of Company
and	Acquiring, Redeeming or			Authorization
Title of Issue	Retiring Securities	Consideration	Deposition	of Exemption
Jersey Central Power & Light Company
First Mortgage Bonds	JCP&L	$160,000,000	Redeemed/Retired	Rule 42
Senior Notes	JCP&L	$300,000,000	Acquired	Rule 42
Medium Term Notes	JCP&L	$132,932,000	Redeemed/Retired	Rule 42
Unsecured Notes	JCP&L	$2,967,956	Redeemed/Retired	Rule 42
Pollution Control Notes	JCP&L	$315,000	Redeemed/Retired	Rule 42

JCP&L Transition Funding LLC
Transition Bonds	JCP&L Transition Funding LLC	$15,588,893	Redeemed/Retired	Rule 42

Metropolitan Edison Company
Medium Term Notes	Met-Ed	$90,000,000	Redeemed/Retired	Rule 42
Senior Notes	Met-Ed	$250,000,000	Acquired	Rule 42
Unsecured Notes	Met-Ed	$5,935,912	Redeemed/Retired	Rule 42
Pollution Control Notes	Met-Ed	$435,000	Redeemed/Retired	Rule 42
Trust Preferred Securities	Met-Ed	$100,000,000	Redeemed/Retired	Rule 42

Pennsylvania Electric Company
Senior Notes	Penelec	$125,000,000	Redeemed/Retired	Rule 42
Senior Notes	Penelec	$150,000,000	Acquired	Rule 42
Unsecured Notes	Penelec	$2,967,956	Redeemed/Retired	Rule 42
Trust Preferred Securities	Penelec	$100,000,000	Redeemed/Retired	Rule 42
Pollution Control Notes	Penelec	$205,000	Redeemed/Retired	Rule 42

Note: See pages 23 to 31 for a detailed description of the above transactions.

ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (Continued):

		Principal
Name of Issuer	Name of Company	Amount or Stated Value
and	Acquiring, Redeeming or		Redeemed	Date of		Commission
Title of Issue	Retiring Securities	Acquired	and Retired	Transaction	Consideration	Authorization
(1)	(2)	(3)	(4)	(5)	(6)	(7)

Ohio Edison
Company

Secured Trust Notes:
7.680% PEPCO	Ohio Edison		$4,636,959	1/21/2004	$4,636,959	Rule 42
7.680% PEPCO	Ohio Edison		$4,666,284	2/21/2004	$4,666,284	Rule 42
7.680% PEPCO	Ohio Edison		$4,695,795	3/21/2004	$4,695,795	Rule 42
7.680% PEPCO	Ohio Edison		$4,725,492	4/21/2004	$4,725,492	Rule 42
7.680% PEPCO	Ohio Edison		$4,755,377	5/21/2004	$4,755,377	Rule 42
7.680% PEPCO	Ohio Edison		$4,785,450	6/21/2004	$4,785,450	Rule 42
7.680% PEPCO	Ohio Edison		$4,815,714	7/21/2004	$4,815,714	Rule 42
7.680% PEPCO	Ohio Edison		$4,846,170	8/21/2004	$4,846,170	Rule 42
7.680% PEPCO	Ohio Edison		$4,876,818	9/21/2004	$4,876,818	Rule 42
7.680% PEPCO	Ohio Edison		$4,907,659	10/21/2004	$4,907,659	Rule 42
7.680% PEPCO	Ohio Edison		$4,938,696	11/21/2004	$4,938,696	Rule 42
7.680% PEPCO	Ohio Edison		$4,969,929	12/21/2004	$4,969,929	Rule 42
			$57,620,343		$57,620,343

Pollution Control Notes:
3.350% Series 1999-B	Ohio Edison	$30,000,000		1/2/2004	$30,000,000	Rule 42

ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (Continued):

	Name of Company
Name of Issuer	Acquiring, Redeeming	Principal Amount or Stated Value
and Title of Issue	or Retiring Securities	Acquired	Redeemed and Retired	Date of Transaction	Consideration	Commission Authorization
(1)	(2)	(3)	(4)	(5)	(6)	(7)

Pennsylvania
Power Company

First Mortgage Bonds:
6.625% Series	Penn Power		$14,000,000	1/2/2004	$14,000,000	Rule 42
6.375% Series	Penn Power		$20,500,000	9/1/2004	$20,500,000	Rule 42
8.500% Series	Penn Power		$27,250,000	1/19/2004	$28,269,150	Rule 42
9.740% Series	Penn Power		$487,000	5/1/2004	$487,000	Rule 42
9.740% Series	Penn Power		$487,000	9/1/2004	$487,000	Rule 42
			$62,724,000		$63,743,150

Preferred Stock
7.625% Series	Penn Power		$750,000	10/1/2004	$750,000	Rule 42

ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (Continued):

		Principal
Name of Issuer	Name of Company	Amount or Stated Value
and	Acquiring, Redeeming or		Redeemed	Date of		Commission
Title of Issue	Retiring Securities	Acquired	and Retired	Transaction	Consideration	Authorization
(1)	(2)	(3)	(4)	(5)	(6)	(7)

The Cleveland Electric
Illuminating Company

First Mortgage Bonds:
7.670% Series	CEI		$280,000,000	7/1/2004	$280,000,000	Rule 42

Medium Term Notes
9.520% Series	CEI		$7,500,000	1/19/2004	$7,872,000	Rule 42

Pollution Control Notes:
3.750% Series	CEI	$12,085,000		1/2/2004	$12,085,000	Rule 42
3.750% Series	CEI	$23,255,000		1/2/2004	$23,255,000	Rule 42
3.750% Series	CEI	$46,300,000		1/2/2004	$46,300,000	Rule 42
7.000% Series	CEI		$15,000	9/1/2004	$15,000	Rule 42
7.000% Series	CEI		$15,000	9/1/2004	$15,000	Rule 42
		$81,640,000	$30,000		$81,670,000

Preferred Stock:
7.350% Series	CEI		$1,000,000	8/1/2004	$1,000,000	Rule 42

ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (Continued):

		Principal
Name of Issuer	Name of Company	Amount or Stated Value
and	Acquiring, Redeeming or		Redeemed	Date of		Commission
Title of Issue	Retiring Securities	Acquired	and Retired	Transaction	Consideration	Authorization
(1)	(2)	(3)	(4)	(5)	(6)	(7)

The Toledo Edison
Company

First Mortgage Bonds
7.670% Series	TE		$70,000,000	7/1/2004	$70,000,000	Rule 42

Medium Term Notes:
7.875% Series	TE		$145,000,000	8/1/2004	$145,000,000	Rule 42
9.220% Series	TE		$15,000,000	1/19/2004	$15,553,500	Rule 42
			$160,000,000		$160,553,500

Pollution Control Notes:
2.200% Series	TE	$33,200,000		1/2/2004	$33,200,000	Rule 42
2.200% Series	TE	$34,100,000		1/2/2004	$34,100,000	Rule 42
3.100% Series	TE	$5,700,000		1/2/2004	$5,700,000	Rule 42
		$73,000,000			$73,000,000

ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (Continued):

		Principal
Name of Issuer	Name of Company	Amount or Stated Value
and	Acquiring, Redeeming or		Redeemed	Date of		Commission
Title of Issue	Retiring Securities	Acquired	and Retired	Transaction	Consideration	Authorization
(1)	(2)	(3)	(4)	(5)	(6)	(7)

Bay Shore Power
Company

Pollution Control Notes:
5.880% Series	Bay Shore		$1,900,000	9/1/2004	$1,900,000	Rule 42
6.250% Series	Bay Shore		$1,200,000	9/30/2004	$1,200,000	Rule 42
			$3,100,000		$3,100,000

ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (Continued):

		Principal
Name of Issuer	Name of Company	Amount or Stated Value
and	Acquiring, Redeeming or		Redeemed	Date of		Commission
Title of Issue	Retiring Securities	Acquired	and Retired	Transaction	Consideration	Authorization
(1)	(2)	(3)	(4)	(5)	(6)	(7)

Jersey Central Power
& Light Company

First Mortgage Bonds
7.125% Series	JCP&L		$160,000,000	5/27/2004	$160,000,000	Rule 42

Senior Notes:
5.625% Series	JCP&L	$300,000,000		4/23/2004	$300,000,000	Rule 42

Medium-Term Notes:
6.780% Series	JCP&L		$50,000,000	6/2/2004	$50,000,000	Rule 42
7.980% Series	JCP&L		$40,000,000	6/2/2004	$41,436,000	Rule 42
8.320% Series	JCP&L		$40,000,000	6/2/2004	$41,496,000	Rule 42
			$130,000,000		$132,932,000

Unsecured Notes:
7.690% Series (Cowanesque)	JCP&L		$2,967,956	8/31/2004	$2,967,956	Rule 42

Pollution Control Notes
7.125% Series	JCP&L		$315,000	1/2/2004	$315,000	Rule 42

ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (Continued):

		Principal
Name of Issuer	Name of Company	Amount or Stated Value
and	Acquiring, Redeeming or		Redeemed	Date of		Commission
Title of Issue	Retiring Securities	Acquired	and Retired	Transaction	Consideration	Authorization
(1)	(2)	(3)	(4)	(5)	(6)	(7)

JCP&L
Transition Funding LLC

Transition Bonds:
4.19% Series	JCP&L Transition Funding LLC		$3,275,450	3/5/2004	$3,275,450	Rule 42
4.19% Series	JCP&L Transition Funding LLC		$3,477,091	6/5/2004	$3,477,091	Rule 42
4.19% Series	JCP&L Transition Funding LLC		$4,114,267	9/5/2004	$4,114,267	Rule 42
4.19% Series	JCP&L Transition Funding LLC		$4,722,085	12/5/2004	$4,722,085	Rule 42
			$15,588,893		$15,588,893

ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (Continued):

		Principal
Name of Issuer	Name of Company	Amount or Stated Value
and	Acquiring, Redeeming or		Redeemed	Date of		Commission
Title of Issue	Retiring Securities	Acquired	and Retired	Transaction	Consideration	Authorization
(1)	(2)	(3)	(4)	(5)	(6)	(7)

Metropolitan
Edison Company

Medium-Term Notes:
6.340% Series	Met-Ed		$40,000,000	8/27/2004	$40,000,000	Rule 42
6.360% Series C	Met-Ed		$17,000,000	3/19/2004	$17,000,000	Rule 42
6.400% Series C	Met-Ed		$33,000,000	3/19/2004	$33,000,000	Rule 42
			$90,000,000		$90,000,000

Senior Notes:
4.875% Series	Met-Ed	$250,000,000		3/25/2004	$250,000,000	Rule 42

Unsecured Notes:
7.690% Series (Cowanesque)	Met-Ed		$5,935,912	8/31/2004	$5,935,912	Rule 42

Pollution Control Notes
6.000% Series	Met-Ed		$435,000	1/2/2004	$435,000	Rule 42

Trust Preferred Securities
7.350% Series	Met-Ed		$100,000,000	6/1/2004	$100,000,000	Rule 42

ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES (Continued):

		Principal
Name of Issuer	Name of Company	Amount or Stated Value
and	Acquiring, Redeeming or		Redeemed	Date of		Commission
Title of Issue	Retiring Securities	Acquired	And Retired	Transaction	Consideration	Authorization
(1)	(2)	(3)	(4)	(5)	(6)	(7)

Pennsylvania
Electric Company

Senior Notes:
5.125% Series	Penelec		$125,000,000	4/1/2004	$125,000,000	Rule 42
5.750% Series	Penelec	$150,000,000		3/31/2004	$150,000,000	Rule 42
		$150,000,000	$125,000,000		$275,000,000

Unsecured Notes:
7.690% Series (Cowanesque)	Penelec		$2,967,956	8/31/2004	$2,967,956	Rule 42

Trust Preferred Securities
7.340% Series	Penelec		$100,000,000	9/1/2004	$100,000,000	Rule 42

Pollution Control Notes
6.125% Series	Penelec		$205,000	12/1/2004	$205,000	Rule 42

ITEM 5. INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES AS OF DECEMBER 31, 2004

Name	Security Owned	Shares	% Ownership	Nature of Business	Owner’s Book Value (In thousands)

APX	Series B-2 & Series C Preferred Stock		4.37%	Operates Internet-based exchanges for the buying & selling of electricity, energy transmission and related products	$4,682

Ballard Generation Systems, Inc.	Common Stock	1,465,463	1.25%	Develop, manufacture and market fuel cells and related systems	674

Cleveland Development Partnership II	LP		1.47%	Housing and urban development	569

Cleveland Civic Housing Fund	LLC		4.00%	Housing and urban development	368

Enertech Capital Partners II, LP	Limited Partnership		2.10%	A venture capital fund which invests in energy-related technology or service companies	882

6 Misc. de minimis investments					42

ITEM 6. OFFICERS AND DIRECTORS
PART I. AS OF DECEMBER 31, 2004
FE
		FirstEnergy	ATSI	FELHC	FEFSG	FENOC	Properties

Anthony J. Alexander	(A)	P,CEO,D	P,D	P,D	M	CEO,D	P,D

Richard R. Grigg	(A)	EVP,COO	EVP,COO,D	D	M	D	D

Dr. Carol A. Cartwright	(A)	D

William T. Cottle	(A)	D				D

Paul T. Addison	(A)	D

Russell W. Maier	(A)	D

Ernest J. Novak, Jr.	(A)	D

Robert N. Pokelwaldt	(A)	D

Paul J. Powers	(A)	D

Catherine A. Rein	(A)	D

Robert C. Savage	(A)	D

George M. Smart	(A)	CH

Wesley M. Taylor	(A)	D

Jesse T. Williams, Sr.	(A)	D

Dr. Patricia K. Woolf	(A)	D

Joseph J. Hagan	(A)					SVP

ITEM 6. OFFICERS AND DIRECTORS (Continued)
PART I. OF DECEMBER 31, 2004
FE
		FirstEnergy	ATSI	FELHC	FEFSG	FENOC	Properties

Mark B. Bezilla	(A)					VP

Gary R. Leidich	(A)					P,CNO,D

Lew W. Myers	(A)					COO

Stanley F. Szwed	(A)		VP				VP

Richard H. Marsh	(A)	SVP,CFO	D,SVP,CFO	D,SVP,CFO	M,SVP,CFO	SVP,CFO	D,SVP,CFO

Leila L. Vespoli	(A)	SVP,GC	SVP,GC	SVP,GC	SVP,GC	SVP,GC	SVP,GC

Harvey L. Wagner	(A)	VP,C,CAO	VP,C		VP	VP,C	VP,C

David W. Whitehead	(A)	CS	CS	CS	CS	CS	VP,CS

Edward J. Udovich	(A)	ACS	ACS	ACS	ACS	ACS	ACS

Jacqueline S. Cooper	(A)	ACS	ACS	ACS	ACS	ACS	ACS

Thomas C. Navin	(A)	T	T	T	T	T	T

Randy Scilla	(A)	AT	AT	AT	AT	AT	AT

Jeffrey R. Kalata	(A)	AC	AC		AC	AC	AC

Paulette R. Chatman	(C)	AC	AC		AC	AC	AC

Trent A. Smith	(B)				P

ITEM 6. OFFICERS AND DIRECTORS (Continued)
PART I. AS OF DECEMBER 31, 2004

FE
		FirstEnergy	ATSI	FELHC	FEFSG	FENOC	Properties

Steven F. Lux	(A)			AVP

L. W. Pearce	(L)					VP

Roger D. Ruch	(B)				C

Richard L. Anderson	(A)					VP

Ralph L. Hansen	(A)					IVP

Arthur W. Yuan	(B)				VP,COO

ITEM 6. OFFICERS AND DIRECTORS (Continued)
PART I. AS OF DECEMBER 31, 2004

		FirstEnergy			FirstEnergy	GPU
		Transfer	FECO	FES	Ventures	Capital

Anthony J. Alexander	(A)	D	P,CEO,D	D	D	P,D

Richard R. Grigg	(A)	D	EVP,COO,D		EVP,COO,D	D

Richard H. Marsh	(A)	D	SVP,CFO,D	SVP,CFO,D	SVP,CFO,D	SVP,CFO,D

Leila L. Vespoli	(A)		SVP,GC	SVP,GC	SVP,GC	SVP,GC

Harvey L. Wagner	(A)		VP,C	VP,C	VP,C	VP,C

David W. Whitehead	(A)	P,CS	VP,CETO,CS	CS	CS	CS

Jacqueline S. Cooper	(A)	ACS	ACS	ACS	ACS	ACS

Edward J. Udovich	(A)	ACS	ACS	ACS	ACS	ACS

Thomas C. Navin	(A)	T	T	T	T	T

Randy Scilla	(A)	AT	AT	AT	AT	AT

Jeffrey R. Kalata	(A)		AC	AC	AC	AC

Paulette R. Chatman	(C)		AC	AC	AC	AC

Kevin J. Keough	(A)		SVP		P

Bradley S. Ewing	(A)		VP

Douglas S. Elliott	(A)		SVP

ITEM 6. OFFICERS AND DIRECTORS (Continued)
PART I. AS OF DECEMBER 31, 2004

		FirstEnergy			FirstEnergy	GPU
		Transfer	FECO	FES	Ventures	Capital

Carole B. Snyder	(A)		SVP

Mary Beth Carroll	(A)		VP

Stanley F. Szwed	(A)		VP

Lynn M. Cavalier	(A)		VP

Mark T. Clark	(A)		SVP

Kathryn W. Dindo	(A)		VP,CRO

Michael J. Dowling	(A)		VP,CPO

Terrance G. Howson	(C)		VP

Ali Jamshidi	(A)		VP

Charles E. Jones	(A)		SVP,D

David C. Luff	(A)		VP

Thomas M. Welsh	(A)		SVP

Bradford F. Tobin	(A)		VP,CIO

Alfred G. Roth	(B)			VP

Donald R. Schneider	(A)			VP

ITEM 6. OFFICERS AND DIRECTORS (Continued)
PART I. AS OF DECEMBER 31, 2004

		FirstEnergy			FirstEnergy	GPU
		Transfer	FECO	FES	Ventures	Capital

Trent A. Smith	(B)			VP

Ralph J. DiNicola	(A)		VP

Mark A. Julian	(A)		VP

David M. Blank	(A)		VP

Guy L. Pipitone	(A)			P,D

Charles D. Lasky	(A)			VP

Lisa S. Wilson	(A)		AC

ITEM 6. OFFICERS AND DIRECTORS (Continued)
PART I. AS OF DECEMBER 31, 2004

				GPU	FE
		GPUDH	GPUN	Power	Telecom	JCP&L

Anthony J. Alexander	(A)	P,M	CEO,D	P,D	P,D

Richard H. Grigg	(A)	M	D	D	D

Stanley C. Van Ness	(C)					D

Gelorma E. Persson	(C)					D

Richard H. Marsh	(A)	M,SVP,CFO	SVP,CFO	SVP,CFO,D	SVP,CFO,D	SVP,CFO

Leila L. Vespoli	(A)	SVP,GC	SVP,GC	SVP,GC	SVP,GC	SVP,GC,D

Harvey L. Wagner	(A)	VP,C	VP,C	VP,C	VP,C	VP,C

David W. Whitehead	(A)	CS	CS	CS	CS	CS

Jacqueline S. Cooper	(A)	ACS	ACS	ACS	ACS	ACS

Edward J. Udovich	(A)	ACS	ACS	ACS	ACS	ACS

Thomas C. Navin	(A)	T	T	T	T	T

Randy Scilla	(A)	AT	AT	AT	AT	AT

Jeffrey R. Kalata	(A)	AC	AC	AC	AC	AC

Paulette R. Chatman	(C)	AC	AC	AC	AC	AC

ITEM 6. OFFICERS AND DIRECTORS (Continued)
PART I. AS OF DECEMBER 31, 2004

				GPU	FE
		GPUDH	GPUN	Power	Telecom	JCP&L

Kevin J. Keough	(A)	SVP

Bradley S. Ewing	(A)					D

Mark A. Julian	(A)					D

Gary R. Leidich	(A)		P,CNO,D

Stephen E. Morgan	(C)					P,D

Donald M. Lynch	(G)					RP

Steven E. Strah	(C)					RP

Charles E. Jones	(A)					D

ITEM 6. OFFICERS AND DIRECTORS Continued)
PART I. AS OF DECEMBER 31, 2004

		MARBEL	Met-Ed	MYR	OE	Penelec	CEI	TE

Anthony J. Alexander	(A)	P,D	P,D	D	P,D	P,D	P,D	P,D

Richard R. Grigg	(A)	D	EVP,COO,D	D	EVP,COO,D	EVP,COO,D	EVP,COO,D	EVP,COO,D

Richard H. Marsh	(A)	SVP,CFO	SVP,CFO,D	D	SVP,CFO,D	SVP,CFO,D	SVP,CFO,D	SVP,CFO,D

Leila L. Vespoli	(A)	SVP,GC	SVP,GC		SVP,GC	SVP,GC	SVP,GC	SVP,GC

Harvey L. Wagner	(A)	VP,C	VP,C		VP,C	VP,C	VP,C	VP,C

David W. Whitehead	(A)	CS	CS	AS	CS	CS	CS	CS

Edward J. Udovich	(A)	ACS	ACS	AS	ACS	ACS	ACS	ACS

Jacqueline S. Cooper	(A)	ACS	ACS	AS	ACS	ACS	ACS	ACS

Thomas C. Navin	(A)	T	T		T	T	T	T

Randy Scilla	(A)	AT	AT		AT	AT	AT	AT

Jeffrey R. Kalata	(A)	AC	AC		AC	AC	AC	AC

Paulette R. Chatman	(C)	AC	AC		AC	AC	AC	AC

Ronald P. Lantzy	(K)		RP

ITEM 6. OFFICERS AND DIRECTORS (Continued)
PART I. AS OF DECEMBER 31, 2004

		MARBEL	Met-Ed	MYR	OE	Penelec	CEI	TE

Stanley F. Szwed	(A)				VP		VP	VP

Charles E. Jones	(A)	D	SVP		SVP	SVP	SVP	SVP

William A. Koertner	(D)			P,CEO

James M. Murray	(I)							RP

John A. Fluss	(D)			GVP

William H. Green	(D)			SVP, COO

Elaine K. Hughes	(D)			VP

Robert E. McDaniel	(D)			VP

Greg R. Medici	(D)			C,AT

Brian L. Smolinski	(D)			VP

James P. Urbas	(D)			VP

ITEM 6. OFFICERS AND DIRECTORS (Continued)
PART I. AS OF DECEMBER 31, 2004

		MARBEL	Met-Ed	MYR	OE	Penelec	CEI	TE

Dennis M. Chack	(H)						RP

John E. Paganie	(J)					RP

Thomas A. Clark	(F)				RP

Gerald B. Engen, Jr.	(D)			VP,CLO,S

Michael D. Cooper	(D)			VP

Marco A. Martinez	(D)			VP,CFO,T

Richard S. Swartz, Jr.	(D)			VP

Steven T. Theis	(D)			VP

ITEM 6. OFFICERS AND DIRECTORS (continued)
PART I. AS OF DECEMBER 31, 2004

(A)	Address is 76 South Main St., Akron, Ohio 44308

(B)	Address is 395 Ghent Road, Akron, Ohio 44308

(C)	Address is 300 Madison Ave., Morristown, New Jersey 07962

(D)	Address is 1701 West Golf Road, Rolling Meadows, Illinois 60008

(E)	Not used.

(F)	Address is 1910 West Market Street, Akron, Ohio 44313

(G)	Address is 331 Newman Springs Road Bldg. #3, Red Bank, NJ 07701

(H)	Address is 6896 Miller Road, Brecksville, Ohio 44141

(I)	Address is 300 Madison Ave., Toledo, Ohio 43652

(J)	Address is 5404 Evans Road, Erie, PA 16509

(K)	Address is 2800 Pottsville Pike, Reading, PA 19605

(L)	Address is Route 168, Shippingport, PA 15077

ITEM 6.  OFFICERS AND DIRECTORS (continued)
PART I. AS OF DECEMBER 31, 2004

Key           Position Held

AC	Assistant Controller
ACS	Assistant Corporate Secretary
AS	Assistant Secretary
AT	Assistant Treasurer
AVP	Assistant Vice President
C	Controller
CAO	Chief Accounting Officer
CEO	Chief Executive Officer
CETO	Chief Ethics Officer
CFO	Chief Financial Officer
CH	Chairman
CIO	Chief Information Officer
CLO	Chief Legal Officer
CNO	Chief Nuclear Officer
COO	Chief Operating Officer
CPO	Chief Procurement Officer
CRO	Chief Risk Officer
CS	Corporate Secretary
D	Director
EVP	Executive Vice President
GC	General Counsel
GVP	Group Vice President
IVP	Interim Vice President
M	Manager
P	President
RP	Region President
RVP	Region Vice President
S	Secretary
SVP	Senior Vice President
T	Treasurer
VP	Vice President

ITEM 6. OFFICERS AND DIRECTORS (continued)
PART II. AS OF DECEMBER 31, 2004

Name of Officer	Name and Location	Position Held	Applicable
Or Director	of Financial Institution	in Financial Institution	Exception Rule

Dr. Carol A. Cartwright	KeyCorp. Cleveland, OH	Director	70

Catherine A. Rein	Bank of New York New York, NY	Director	70

	New England Financial, Inc. Boston, MA	Director	70

Russell W. Maier	Unizan Financial Corp. Canton, OH	Director	70

	Unizan Bank, National Association Canton, OH	Director	70

George M. Smart	Unizan Financial Corp. Canton, OH	Director	70

	Unizan Bank, National Association Canton, OH	Director	70

Dr. Patricia K. Woolf (1)	The Capital Group New York, NY	Director	70

	National Life Holding Company of Vermont Montpelier, VT	Director	70

Stanley C. Van Ness	The Prudential Insurance Company of America Newark, NJ	Director	70

(1)
Dr. Woolf is also Director of Growth Fund of America, Director of American Balance Fund, Director of Income Fund of America, Director of Small Cap World Fund, Trustee for Fundamental Investors and Trustee for New Economy Fund - The Capital Group.

PART III.

Information concerning the compensation and other related information for the Officers and Directors of FirstEnergy and its subsidiary companies is filed as Exhibit F-1 to this Form U5S.

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS

(1)
Expenditures, disbursements, or payments during the year, in money, goods or services, directly or indirectly to or for the account of any political party, candidate for public office or holder of such office, or any committee or agent therefor (or any officer or employee acting as such).

None

(2)
Expenditures, disbursements, or payments during the year, in money, goods or services, directly or indirectly to or for the account of any citizens’ group, taxpayers’ group, or public relations counsel (or any officer or employee acting as such).

None

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS

Part I.

Excluding transactions included in the Annual Report on Form U-13-60 of a service company, FirstEnergy reports intercompany service, sales and construction contracts on:

1.	Form U-9C-3, Quarterly Report Pursuant to Rule 58.
2.
 Affiliated transactions for the period of January 1, 2004 through December 31, 2004 is filed as Exhibit F-3 to this Form U5S. The amounts required under the caption "Total Amount Billed" are being filed pursuant to request for confidential treatment.

Part II.

The system companies had no contracts to purchase services or goods from any affiliate (other than a system company), or from a company in which any officer or director of the receiving company is a partner or owns 5% or more of any class of equity securities, except as reported in Item 6.

Part III.

The system companies do not employ any other person for the performance on a continuing basis of management, supervisory or financial advisory services.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

EXEMPT WHOLESALE GENERATORS (EWG):

FirstEnergy Generation Corp. (GenCo)

Part I.

(a)
At December 31, 2004, FirstEnergy Solutions Corp. (FES) owned 100% of GenCo, an Ohio corporation that operates fossil plants and the Seneca pumped storage plant and sells all its output at wholesale prices to FES.

(b)	At December 31, 2004, FES had an investment of $156,232,000 in GenCo.

(c)	Ratio of debt to common equity - Not applicable

Accumulated earnings of GenCo - $155,491,000

(d)	See (a) above.

Part II.

An organizational chart showing the relationship of FES to GenCo is provided in Exhibit H-1.

Filed pursuant to request for confidential treatment, financial statements of GenCo as of and for the year ended December 31, 2004 are provided in Exhibit I-1.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES (Continued)

EXEMPT WHOLESALE GENERATORS (EWG) (Continued):

GPU Power, Inc.

Part I.

(a)
At December 31, 2004, FirstEnergy Corp. owned 100% of GPU Power, Inc., a Delaware corporation established to make investments in EWGs, own and/or operate eligible facilities, and to engage in project development activities for eligible facilities.

(b)	At December 31, 2004, FirstEnergy had an investment of $37,874,062 in GPU Power, Inc.

(c)	Ratio of debt to common equity - Not applicable

Accumulated losses of GPU Power, Inc. - $35,345,264

(d)	None

Part II.

An organizational chart showing the relationship of GPU Power, Inc. to other EWGs in which it has an interest is provided in Exhibit H-2.

Filed pursuant to request for confidential treatment, consolidating financial statements of GPU Power, Inc. as of and for the year ended December 31, 2004 are provided in Exhibit I-1.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES (Continued)

EXEMPT WHOLESALE GENERATORS (EWG) (Continued):

EI Canada Holding Limited, EI Brooklyn Power Limited, EI Brooklyn Investments Limited and EI Services Canada Limited

Part I.

(a)
At December 31, 2004, GPU Power, Inc. (GPU Power), through its wholly-owned subsidiary EI Canada Holding Limited, owned 100% of EI Services Canada Limited and EI Brooklyn Power Ltd. EI Brooklyn Power Ltd. owns 100% of EI Brooklyn Investments Ltd.

(b)	At December 31, 2004, GPU Power had an investment of $(152,436) in EI Canada Holding Limited and subsidiaries.

(c)	Ratio of debt to common equity of EI Canada Holding Limited and subsidiaries - Not applicable

Accumulated losses of EI Canada Holding Limited and subsidiaries - $10,510,794

(d)	None

Part II.

An organizational chart showing the relationship of GPU Power, Inc. to EI Canada Holding Limited and subsidiaries is provided in Exhibit H-2.

Filed pursuant to request for confidential treatment, financial statements of EI Canada Holding Limited and subsidiaries as of and for the year ended December 31, 2004 are provided in Exhibit I-1 as part of GPU Power, Inc.’s consolidating financial statements.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES (Continued)

Part III.

FirstEnergy’s aggregate investment in EWG's at December 31, 2004 was $1,009,196,000*:

FirstEnergy’s aggregate capital investment in domestic public utility subsidiary companies at December 31, 2004 was approximately $11,223,913,000.

Ratio of FirstEnergy’s aggregate investment of EWG's to FirstEnergy's aggregate investment in domestic public utility subsidiary companies at December 31, 2004 - 0.09:1

*
Pursuant to Rule 53(a)(1)(i) under the Public Utility Holding Company Act of 1935, aggregate investment as stated herein Part III includes all amounts invested, or committed to be invested, in foreign utility companies (FUCO) and exempt wholesale generators (EWG), for which there is recourse, directly or indirectly, to the registered holding company.

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS

	Consolidating Financial Statements, Schedules and Notes	Page

-	Consent of Independent Public Accountants.	54

-	Consolidating Financial Statements of FirstEnergy Corp.	55-89
for 2004.

-	Notes 1 through 16 to Consolidated Financial
Statements incorporated herein by reference, in Exhibit
A (page 90), in the FirstEnergy Corp. Annual Report on
Form 10-K for 2004.

-	Notes 1 through 14 to Consolidated Financial
Statements incorporated herein by reference, in Exhibit
A (page 90), in the Ohio Edison Company Annual Report on
Form 10-K for 2004.

-	Notes 1 through 14 to Consolidated Financial
Statements incorporated herein by reference, in Exhibit
A (page 90), in the The Cleveland Electric Illuminating
Company Annual Report on Form 10-K for 2004.

-	Notes 1 through 14 to Consolidated Financial
Statements incorporated herein by reference, in Exhibit
A (page 90), in the The Toledo Edison Company Annual
Report on Form 10-K for 2004.

-	Notes 1 through 12 to Consolidated Financial
Statements incorporated herein by reference, in Exhibit
A (page 90), in the Pennsylvania Power Company Annual
Report on Form 10-K for 2004.

-	Notes 1 through 13 to Consolidated Financial
Statements incorporated herein by reference, in Exhibit
A (page 90), in the Jersey Central Power & Light Company
Annual Report on Form 10-K for 2004.

-	Notes 1 through 13 to Consolidated Financial
Statements incorporated herein by reference, in Exhibit
A (page 90), in the Metropolitan Edison Company
Annual Report on Form 10-K for 2004.

-	Notes 1 through 14 to Consolidated Financial
Statements incorporated herein by reference, in Exhibit
A (page 90), in the Pennsylvania Electric Company
Annual Report on Form 10-K for 2004.

-	Exhibits	90-133

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Annual Report on Form U5S of FirstEnergy Corp. for the year ended December 31, 2004, filed pursuant to the Public Utility Holding Company act of 1935 of our reports dated March 7, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appear in the 2004 Annual Reports to Stockholders of FirstEnergy Corp., Ohio Edison Company, Pennsylvania Power Company, The Cleveland Electric Illuminating Company, The Toledo Edison Company, Jersey Central Power & Light Company, Metropolitan Edison Company and Pennsylvania Electric Company which are incorporated by reference in the respective Annual Reports on Form 10-K for the year ended December 31, 2004 of FirstEnergy Corp., Ohio Edison Company, Pennsylvania Power Company, The Cleveland Electric Illuminating Company, The Toledo Edison Company, Jersey Central Power & Light Company, Metropolitan Edison Company and Pennsylvania Electric Company. We also consent to the incorporation by reference of our reports dated March 7, 2005 relating to the financial statement schedules, which appear in such Annual Reports on Form 10-K.

Pricewaterhouse Coopers LLP
Cleveland, Ohio
April 27, 2005

				1 of 7
FIRSTENERGY CORP. CONSOLIDATING INCOME STATEMENT
For the Year Ended December 31, 2004
(In thousands $)

	FirstEnergy	Ohio	Cleveland	Toledo
	Holding	Edison	Electric	Edison
	Company	Consolidated	Consolidated	Consolidated

REVENUES	$35,097	$3,059,290	$1,893,974	$1,057,033

EXPENSES:
Fuel and purchased power	-	1,027,230	622,021	363,759
Other operating expenses	100,051	730,310	404,807	327,433
Provision for depreciation	-	122,625	132,880	58,161
Amortization of regulatory assets	-	411,326	196,501	123,858
Deferral of new regulatory assets	-	(100,633)	(117,466)	(38,696)
Goodwill impairment	-	-	-	-
General taxes	168	180,523	146,276	54,142
Total expenses	100,219	2,371,381	1,385,019	888,657

EQUITY IN SUBSIDIARY EARNINGS	1,084,597	-	-	-

INCOME BEFORE INTEREST AND INCOME TAXES	1,019,475	687,909	508,955	168,376

NET INTEREST CHARGES:
Interest expense	286,113	71,491	138,678	33,439
Capitalized interest	-	(7,211)	(5,110)	(3,696)
Subsidiaries' preferred stock dividends	-	2,560	-	-
Net interest charges	286,113	66,840	133,568	29,743

INCOME TAXES	(144,813)	278,303	138,856	52,350

INCOME BEFORE DISCONTINUED OPERATIONS	878,175	342,766	236,531	86,283

DISCONTINUED OPERATIONS	-	-	-	-

NET INCOME	878,175	342,766	236,531	86,283

PREFERRED STOCK DIVIDEND REQUIREMENTS	-	2,502	7,008	8,844

EARNINGS ON COMMON STOCK	$878,175	$340,264	$229,523	$77,439

The Notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison, Jersey Central Power & Light, Metropolitan Edison and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 2004, are an integral part of the consolidating financial statements.

				2 of 7
FIRSTENERGY CORP. CONSOLIDATING INCOME STATEMENT
For the Year Ended December 31, 2004
(In thousands $)
		Jersey
	American	Central	Metropolitan	Pennsylvania
	Transmission	Power & Light	Edison	Electric
	Systems, Inc.	Consolidated	Consolidated	Consolidated

REVENUES	$201,019	$2,221,357	$1,113,072	$1,041,270

EXPENSES:
Fuel and purchased power	-	1,172,416	554,988	570,369
Other operating expenses	61,418	345,550	190,840	199,255
Provision for depreciation	30,370	75,258	41,161	47,116
Amortization of regulatory assets	-	278,559	105,675	50,403
Deferral of new regulatory assets	-	-	-	-
Goodwill impairment	-	-	-	-
General taxes	32,064	62,792	70,457	68,132
Total expenses	123,852	1,934,575	963,121	935,275

EQUITY IN SUBSIDIARY EARNINGS	-	-	-	-

INCOME BEFORE INTEREST AND INCOME TAXES	77,167	286,782	149,951	105,995

NET INTEREST CHARGES:
Interest expense	25,878	80,646	45,057	40,212
Capitalized interest	(2,013)	(615)	(278)	(248)
Subsidiaries' preferred stock dividends	-	-	-	-
Net interest charges	23,865	80,031	44,779	39,964

INCOME TAXES	20,743	95,112	38,217	30,001

INCOME BEFORE DISCONTINUED OPERATIONS	32,559	111,639	66,955	36,030

DISCONTINUED OPERATIONS	-	-	-	-

NET INCOME	32,559	111,639	66,955	36,030

PREFERRED STOCK DIVIDEND REQUIREMENTS	-	500	-	-

EARNINGS ON COMMON STOCK	$32,559	$111,139	$66,955	$36,030

The Notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison, Jersey Central
Power & Light, Metropolitan Edison and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 2004, are an integral part of the consolidating financial statements.

				3 of 7
FIRSTENERGY CORP. CONSOLIDATING INCOME STATEMENT
For the Year Ended December 31, 2004
(In thousands $)

	FirstEnergy			MARBEL
	Facilities	FirstEnergy	FirstEnergy	Energy
	Services	Solutions	Nuclear	Corporation
	Consolidated	Consolidated	Operating Co.	Consolidated

REVENUES	$397,681	$5,219,693	$538,585	$22,198

EXPENSES:
Fuel and purchased power	-	3,949,176	50	-
Other operating expenses	401,389	789,372	525,471	499
Provision for depreciation	4,645	28,906	-	1,136
Amortization of regulatory assets	-	-	-	-
Deferral of new regulatory assets	-	-	-	-
Goodwill impairment	36,471	-	-	-
General taxes	8	27,559	16,847	9
Total expenses	442,513	4,795,013	542,368	1,644

EQUITY IN SUBSIDIARY EARNINGS	-	-	-	-

INCOME BEFORE INTEREST AND INCOME TAXES	(44,832)	424,680	(3,783)	20,554

NET INTEREST CHARGES:
Interest expense	791	35,046	1,946	8
Capitalized interest	-	(5,705)	-	-
Subsidiaries' preferred stock dividends	-	-	-	-
Net interest charges	791	29,341	1,946	8

INCOME TAXES	(9,632)	167,661	(5,729)	52,206

INCOME BEFORE DISCONTINUED OPERATIONS	(35,991)	227,678	-	(31,660)

DISCONTINUED OPERATIONS	-	4,396	-	-

NET INCOME	(35,991)	232,074	-	(31,660)

PREFERRED STOCK DIVIDEND REQUIREMENTS	-	-	-	-

EARNINGS ON COMMON STOCK	$(35,991)	$232,074	$-	$(31,660)

The Notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison, Jersey Central
Power & Light, Metropolitan Edison and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 2004, are an integral part of the consolidating financial statements.

				4 of 7
FIRSTENERGY CORP. CONSOLIDATING INCOME STATEMENT
For the Year Ended December 31, 2004
(In thousands $)

	FirstEnergy	MYR	GPU	GPU
	Ventures	Group Inc.	Capital, Inc.	Power, Inc.
	Consolidated	Consolidated	Consolidated	Consolidated

REVENUES	$37,401	$347,416	$685	$2,760

EXPENSES:
Fuel and purchased power	4,605	-	-	-
Other operating expenses	14,199	353,430	558	362
Provision for depreciation	10,235	1,075	(814)	-
Amortization of regulatory assets	-	-	-	-
Deferral of new regulatory assets	-	-	-	-
Goodwill impairment	-	-	-	-
General taxes	248	-	-	-
Total expenses	29,287	354,505	(256)	362

EQUITY IN SUBSIDIARY EARNINGS	-	-	-	-

INCOME BEFORE INTEREST AND INCOME TAXES	8,114	(7,089)	941	2,398

NET INTEREST CHARGES:
Interest expense	8,960	23	653	-
Capitalized interest	-	-	-	-
Subsidiaries' preferred stock dividends	-	-	-	-
Net interest charges	8,960	23	653	-

INCOME TAXES	49	(3,204)	(16,423)	(15,280)

INCOME BEFORE DISCONTINUED OPERATIONS	(895)	(3,908)	16,711	17,678

DISCONTINUED OPERATIONS	-	-	-	-

NET INCOME	(895)	(3,908)	16,711	17,678

PREFERRED STOCK DIVIDEND REQUIREMENTS	-	-	-	-

	$(895)	$(3,908)	$16,711	$17,678

The Notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison, Jersey Central
Power & Light, Metropolitan Edison and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 2004, are an integral part of the consolidating financial statements.

				5 of 7
FIRSTENERGY CORP. CONSOLIDATING INCOME STATEMENT
For the Year Ended December 31, 2004
(In thousands $)
			GPU
			Diversified	FirstEnergy
	FirstEnergy	License	Holdings LLC	Telecom
	Properties, Inc.	Holding Co.	Consolidated	Services, Inc.

REVENUES	$1,701	$1	$(1,816)	$16,587

EXPENSES:
Fuel and purchased power	-	-	-	-
Other operating expenses	(578)	6	7,562	11,571
Provision for depreciation	263	-	-	1,900
Amortization of regulatory assets	-	-	-	-
Deferral of new regulatory assets	-	-	-	-
Goodwill impairment	-	-	-	-
General taxes	292	-	-	649
Total expenses	(23)	6	7,562	14,120

EQUITY IN SUBSIDIARY EARNINGS	-	-	-	-

INCOME BEFORE INTEREST AND INCOME TAXES	1,724	(5)	(9,378)	2,467

NET INTEREST CHARGES:
Interest expense	767	-	-	495
Capitalized interest	-	-	-	18
Subsidiaries' preferred stock dividends	-	-	-	-
Net interest charges	767	-	-	513

INCOME TAXES	454	(2)	(2,815)	915

INCOME BEFORE DISCONTINUED OPERATIONS	503	(3)	(6,563)	1,039

DISCONTINUED OPERATIONS	-	-	-	-

NET INCOME	503	(3)	(6,563)	1,039

PREFERRED STOCK DIVIDEND REQUIREMENTS	-	-	-	-

EARNINGS ON COMMON STOCK	$503	$(3)	$(6,563)	$1,039

The Notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison, Jersey Central
Power & Light, Metropolitan Edison and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 2004, are an integral part of the consolidating financial statements.

				6 of 7
FIRSTENERGY CORP. CONSOLIDATING INCOME STATEMENT
For the Year Ended December 31, 2004
(In thousands $)

	FirstEnergy		First
	Service	GPU	Communications
	Co.	Nuclear, Inc.	(B)	Eliminations

REVENUES	$537,107	$5,743	$39,992	$(5,334,801)

EXPENSES:
Fuel and purchased power	-	-	-	(3,795,130)
Other operating expenses	486,400	5,973	36,992	(1,434,195)
Provision for depreciation	34,736	-	-	(1)
Amortization of regulatory assets	-	-	-	1
Deferral of new regulatory assets	-	-	-	-
Goodwill impairment	-	-	-	-
General taxes	17,538	-	53	-
Total expenses	538,674	5,973	37,045	(5,229,325)

EQUITY IN SUBSIDIARY EARNINGS	-	-	-	(1,084,597)

INCOME BEFORE INTEREST AND INCOME TAXES	(1,567)	(230)	2,947	(1,190,073)

NET INTEREST CHARGES:
Interest expense	4,961	12	327	(104,558)
Capitalized interest	(723)	-	-	-
Subsidiaries' preferred stock dividends	-	-	-	18,853
Net interest charges	4,238	12	327	(85,705)

INCOME TAXES	(5,805)	(242)	-	-

INCOME BEFORE DISCONTINUED OPERATIONS	-	-	2,620	(1,104,368)

DISCONTINUED OPERATIONS	-	-	-	-

NET INCOME	-	-	2,620	(1,104,368)

PREFERRED STOCK DIVIDEND REQUIREMENTS	-	-	-	(18,854)

EARNINGS ON COMMON STOCK	$-	$-	$2,620	$(1,085,514)

The Notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison, Jersey Central
Power & Light, Metropolitan Edison and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 2004, are an integral part of the consolidating financial statements.
(B) Includes elimination of 35% non-affiliated interest in First Communications LLC.

7 of 7
FIRSTENERGY CORP. CONSOLIDATING INCOME STATEMENT
For the Year Ended December 31, 2004
(In thousands $)

FirstEnergy
Corp.
Consolidated

REVENUES	$12,453,045

EXPENSES:
Fuel and purchased power	4,469,484
Other operating expenses	3,558,675
Provision for depreciation	589,652
Amortization of regulatory assets	1,166,323
Deferral of new regulatory assets	(256,795)
Goodwill impairment	36,471
General taxes	677,757
Total expenses	10,241,567

EQUITY IN SUBSIDIARY EARNINGS	-

INCOME BEFORE INTEREST AND INCOME TAXES	2,211,478

NET INTEREST CHARGES:
Interest expense	670,945
Capitalized interest	(25,581)
Subsidiaries' preferred stock dividends	21,413
Net interest charges	666,777

INCOME TAXES	670,922

INCOME BEFORE DISCONTINUED OPERATIONS	873,779

DISCONTINUED OPERATIONS	4,396

NET INCOME	878,175

PREFERRED STOCK DIVIDEND REQUIREMENTS	-

EARNINGS ON COMMON STOCK	$878,175

The Notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison, Jersey Central Power & Light, Metropolitan Edison and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 2004, are an integral part of the consolidating financial statements.

				1 of 14
FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
As of December 31, 2004
(In thousands $)

	FirstEnergy	Ohio	Cleveland	Toledo
	Holding	Edison	Electric	Edison
ASSETS	Company	Consolidated	Consolidated	Consolidated

CURRENT ASSETS:
Cash and cash equivalents	$100	$1,230	$197	$15
Receivables-
Customers	-	274,304	11,537	4,858
Associated companies	44,642	245,148	33,414	36,570
Other	12,873	18,385	152,785	3,842
Notes receivable from associated companies	922,031	538,871	521	135,683
Material and supplies-
Owned	-	90,072	58,922	40,280
Under consignment	-	-	-	-
Prepayments and other	25,278	13,104	2,136	1,150
	1,004,924	1,181,114	259,512	222,398

PROPERTY, PLANT AND EQUIPMENT:
In service	-	5,440,374	4,418,313	1,856,478
Less--Accumulated provision for depreciation	-	(2,716,851)	(1,961,737)	(778,864)
	-	2,723,523	2,456,576	1,077,614
Construction work in progress	-	224,861	116,085	74,533
	-	2,948,384	2,572,661	1,152,147

INVESTMENTS:
Nuclear plant decommissioning trusts	-	436,134	383,875	297,803
Investment in lease obligation bonds	-	354,707	596,645	-
Non utility generation trusts	-	-	-	-
Nuclear fuel disposal trust	-	-	-	-
Long-term notes receivable from associated companies	55,596	208,170	97,489	39,975
Other	12,230,771	48,579	17,001	192,723
	12,286,367	1,047,590	1,095,010	530,501

DEFERRED CHARGES:
Regulatory assets	-	1,115,627	958,986	374,814
Goodwill	-	-	1,693,629	504,522
Accumulated Deferred Income Taxes Assets	67,355	-	-	-
Property taxes	-	61,419	77,792	24,100
Unamortized sale and leaseback costs	-	60,242	5,461	12,759
Other	47,480	68,275	27,414	12,665
	114,835	1,305,563	2,763,282	928,860

TOTAL ASSETS	$13,406,126	$6,482,651	$6,690,465	$2,833,906

The Notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison, Jersey Central
Power & Light, Metropolitan Edison and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 2004, are an integral part of the consolidating financial statements.

				2 of 14
FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
As of December 31, 2004
(In thousands $)

		Jersey
	American	Central	Metropolitan	Pennsylvania
	Transmission	Power & Light	Edison	Electric
ASSETS	Systems, Inc.	Consolidated	Consolidated	Consolidated

CURRENT ASSETS:
Cash and cash equivalents	$-	$162	$120	$36
Receivables-
Customers	18,321	201,415	119,858	121,112
Associated companies	4,230	86,531	118,245	97,528
Other	1,719	39,898	15,493	12,778
Notes receivable from associated companies	97,965	-	18,769	7,352
Material and supplies-
Owned	-	2,435	98	-
Under consignment	-	-	-	-
Prepayments and other	606	31,489	10,959	7,198
	122,841	361,930	283,542	246,004

PROPERTY, PLANT AND EQUIPMENT:
In service	1,273,660	3,730,767	1,800,569	1,981,846
Less--Accumulated provision for depreciation	(701,241)	(1,380,775)	(709,895)	(776,904)
	572,419	2,349,992	1,090,674	1,204,942
Construction work in progress	45,399	75,012	21,735	22,816
	617,818	2,425,004	1,112,409	1,227,758

INVESTMENTS:
Nuclear plant decommissioning trusts	-	138,205	216,951	109,620
Investment in lease obligation bonds	-	-	-	-
Non utility generation trusts	-	-	-	95,991
Nuclear fuel disposal trust	-	159,696	-	-
Long-term notes receivable from associated companies	-	20,436	10,453	14,001
Other	2	19,379	34,767	18,746
	2	337,716	262,171	238,358

DEFERRED CHARGES:
Regulatory assets	12,833	2,176,520	693,133	200,173
Goodwill	-	1,985,036	869,585	888,011
Accumulated Deferred Income Taxes Assets	-	-	-	-
Property taxes	30,773	-	-	-
Unamortized sale and leaseback costs	-	-	-	-
Other	593	4,978	24,438	13,448
	44,199	4,166,534	1,587,156	1,101,632

TOTAL ASSETS	$784,860	$7,291,184	$3,245,278	$2,813,752

The Notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison, Jersey Central
Power & Light, Metropolitan Edison and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 2004, are an integral part of the consolidating financial statements.

				3 of 14
FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
As of December 31, 2004
(In thousands $)

	FirstEnergy			MARBEL
	Facilities	FirstEnergy	FirstEnergy	Energy
	Services	Solutions	Nuclear	Corporation
ASSETS	Consolidated	Consolidated	Operating Co.	Consolidated

CURRENT ASSETS:
Cash and cash equivalents	$8,410	$9,508	$3	$-
Receivables-
Customers	-	166,088	-	-
Associated companies	418	201,942	181,292	225
Other	95,032	5,551	2,364	-
Notes receivable from associated companies	-	-	-	133,538
Material and supplies-
Owned	6,957	100,400	-	-
Under consignment	-	81,075	-	-
Prepayments and other	3,402	11,518	2,081	-
	114,219	576,082	185,740	133,763

PROPERTY, PLANT AND EQUIPMENT:
In service	429	965,277	-	-
Less--Accumulated provision for depreciation	(268)	(79,589)	-	-
	161	885,688	-	-
Construction work in progress	1	89,159	673	-
	162	974,847	673	-

INVESTMENTS:
Nuclear plant decommissioning trusts	-	-	-	-
Investment in lease obligation bonds	-	-	-	-
Non utility generation trusts	-	-	-	-
Nuclear fuel disposal trust	-	-	-	-
Long-term notes receivable from associated companies	-	-	-	-
Other	21,333	56,637	-	5
	21,333	56,637	-	5

DEFERRED CHARGES:
Regulatory assets	-	-	-	-
Goodwill	-	26,224	-	-
Accumulated Deferred Income Taxes Assets	38,843	-	55,557	-
Property taxes	-	8,072	-	-
Unamortized sale and leaseback costs	-	-	-	-
Other	-	160,941	1,114	19,512
	38,843	195,237	56,671	19,512

TOTAL ASSETS	$174,557	$1,802,803	$243,084	$153,280

The Notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison, Jersey Central
Power & Light, Metropolitan Edison and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 2004, are an integral part of the consolidating financial statements.

				4 of 14
FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
As of December 31, 2004
(In thousands $)

	FirstEnergy	MYR	GPU	GPU
	Ventures	Group Inc.	Power, Inc.	Capital, Inc.
ASSETS	Consolidated	Consolidated	Consolidated	Consolidated

CURRENT ASSETS:
Cash and cash equivalents	$-	$12,285	$1,094	$2,500
Receivables-
Customers	-	61,748	-	-
Associated companies	11,562	-	2,500	342
Other	3,168	35	4,255	14
Notes receivable from associated companies	51,090	4,143	38,255	400,589
Material and supplies-
Owned	551	-	-	-
Under consignment	-	-	-	-
Prepayments and other	2,236	22,986	-	-
	68,607	101,197	46,104	403,445

PROPERTY, PLANT AND EQUIPMENT:
In service	204,099	-	-	-
Less--Accumulated provision for depreciation	(31,634)	-	-	-
	172,465	-	-	-
Construction work in progress	-	-	-	-
	172,465	-	-	-

INVESTMENTS:
Nuclear plant decommissioning trusts	-	-	-	-
Investment in lease obligation bonds	-	-	-	-
Non utility generation trusts	-	-	-	-
Nuclear fuel disposal trust	-	-	-	-
Long-term notes receivable from associated companies	-	-	-	-
Other	32,005	14,656	-	-
	32,005	14,656	-	-

DEFERRED CHARGES:
Regulatory assets	-	-	-	-
Goodwill	68	63,136	-	-
Accumulated Deferred Income Taxes Assets	-	1,059	-	-
Property taxes	-	-	-	-
Unamortized sale and leaseback costs	-	-	-	-
Other	2,824	-	-	-
	2,892	64,195	-	-

TOTAL ASSETS	$275,969	$180,048	$46,104	$403,445

The Notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison, Jersey Central
Power & Light, Metropolitan Edison and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 2004, are an integral part of the consolidating financial statements.

				5 of 14
FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
As of December 31, 2004
(In thousands $)

			GPU
			Diversified	FirstEnergy
	FirstEnergy	License	Holdings LLC	Telecom
ASSETS	Properties, Inc.	Holding Co.	Consolidated	Services, Inc.

CURRENT ASSETS:
Cash and cash equivalents	$100	$-	$-	$100
Receivables-
Customers	-	-	-	-
Associated companies	519	-	2,666	269
Other	11	-	-	1,424
Notes receivable from associated companies	24,438	44	1,557	-
Material and supplies-
Owned	-	-	-	3,045
Under consignment	-	-	-	-
Prepayments and other	516	-	-	1,562
	25,584	44	4,223	6,400

PROPERTY, PLANT AND EQUIPMENT:
In service	19,140	-	-	25,216
Less--Accumulated provision for depreciation	(2,820)	-	-	(4,474)
	16,320	-	-	20,742
Construction work in progress	-	-	-	199
	16,320	-	-	20,941

INVESTMENTS:
Nuclear plant decommissioning trusts	-	-	-	-
Investment in lease obligation bonds	-	-	-	-
Non utility generation trusts	-	-	-	-
Nuclear fuel disposal trust	-	-	-	-
Long-term notes receivable from associated companies	-	-	-	-
Other	569	-	10,866	7,756
	569	-	10,866	7,756

DEFERRED CHARGES:
Regulatory assets	-	-	-	-
Goodwill	-	-	-	204
Accumulated Deferred Income Taxes Assets	208	3	497	6,986
Property taxes	-	-	-	-
Unamortized sale and leaseback costs	-	-	-	-
Other	77	-	4,250	350
	285	3	4,747	7,540

TOTAL ASSETS	$42,758	$47	$19,836	$42,637

The Notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison, Jersey Central
Power & Light, Metropolitan Edison and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 2004, are an integral part of the consolidating financial statements.

				6 of 14
FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
As of December 31, 2004
(In thousands $)

	FirstEnergy
	Service	GPU	First
ASSETS	Co.	Nuclear, Inc.	Communications	Eliminations

CURRENT ASSETS:
Cash and cash equivalents	$15,125	$48	$1,908	$-
Receivables-
Customers	1	-	-	-
Associated companies	336,315	866	12	(1,405,236)
Other	1,383	131	6,054	-
Notes receivable from associated companies	2,600,492	2,123	-	(4,977,461)
Material and supplies-
Owned	60,787	-	-	-
Under consignment	13,151	-	-	-
Prepayments and other	8,853	17	105	-
	3,036,107	3,185	8,079	(6,382,697)

PROPERTY, PLANT AND EQUIPMENT:
In service	326,512	-	-	170,538
Less--Accumulated provision for depreciation	(165,768)	-	-	(102,910)
	160,744	-	-	67,628
Construction work in progress	8,395	-	-	-
	169,139	-	-	67,628

INVESTMENTS:
Nuclear plant decommissioning trusts	-	-	-	-
Investment in lease obligation bonds	-	-	-	-
Non utility generation trusts	-	-	-	-
Nuclear fuel disposal trust	-	-	-	-
Long-term notes receivable from associated companies	-	-	-	(446,120)
Other	165,081	-	1,849	(12,388,386)
	165,081	-	1,849	(12,834,506)

DEFERRED CHARGES:
Regulatory assets	-	-	-	1
Goodwill	-	-	9,788	10,074
Accumulated Deferred Income Taxes Assets	74,268	1,631	125	(246,532)
Property taxes	-	-	-	-
Unamortized sale and leaseback costs	-	-	-	-
Other	49,070	-	257	2,607
	123,338	1,631	10,170	(233,850)

TOTAL ASSETS	$3,493,665	$4,816	$20,098	$(19,383,425)

The Notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison, Jersey Central
Power & Light, Metropolitan Edison and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 2004, are an integral part of the consolidating financial statements.

7 of 14
FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
As of December 31, 2004
(In thousands $)

FirstEnergy
Corp.
ASSETS	Consolidated

CURRENT ASSETS:
Cash and cash equivalents	$52,941
Receivables-
Customers	979,242
Associated companies	-
Other	377,195
Notes receivable from associated companies	-
Material and supplies-
Owned	363,547
Under consignment	94,226
Prepayments and other	145,196
2,012,347

PROPERTY, PLANT AND EQUIPMENT:
In service	22,213,218
Less--Accumulated provision for depreciation	(9,413,730)
12,799,488
Construction work in progress	678,868
13,478,356

INVESTMENTS:
Nuclear plant decommissioning trusts	1,582,588
Investment in lease obligation bonds	951,352
Non utility generation trusts	95,991
Nuclear fuel disposal trust	159,696
Long-term notes receivable from associated companies	-
Other	484,339
3,273,966

DEFERRED CHARGES:
Regulatory assets	5,532,087
Goodwill	6,050,277
Accumulated Deferred Income Taxes Assets	-
Property taxes	202,156
Unamortized sale and leaseback costs	78,462
Other	440,293
12,303,275

TOTAL ASSETS	$31,067,944

The Notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison, Jersey Central
Power & Light, Metropolitan Edison and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 2004, are an integral part of the consolidating financial statements.

				8 of 14
FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
As of December 31, 2004
(In thousands $)

	FirstEnergy	Ohio	Cleveland	Toledo
	Holding	Edison	Electric	Edison
LIABILITIES AND CAPITALIZATION	Company	Consolidated	Consolidated	Consolidated

CURRENT LIABILITIES:
Currently payable long-term debt	$300,000	$398,263	$76,701	$90,950
Short-term borrowings	-	167,007	-	-
Notes payable to associated companies	-	11,852	488,633	429,517
Accounts payable-
Other	-	10,582	9,271	2,247
Associated companies	60,850	187,921	150,141	110,047
Accrued taxes	15,607	153,400	129,454	46,957
Accrued interest	37,062	11,992	22,102	3,331
Lease market valuation liability	-	-	60,200	24,600
Other	139,305	62,671	61,131	49,724
	552,824	1,003,688	997,633	757,373

CAPITALIZATION:
Common stockholders' equity	8,579,221	2,493,809	1,853,561	835,327
Preferred stock of consolidated subsidiaries--
Not subject to mandatory redemption	-	100,070	96,404	126,000
Long-term debt and other long-term obligations	4,239,356	1,114,914	1,970,117	300,299
	12,818,577	3,708,793	3,920,082	1,261,626

NONCURRENT LIABILITIES:
Accumulated deferred income taxes	-	766,276	540,211	221,950
Accumulated deferred investment tax credits	-	62,471	60,901	25,102
Asset retirement obligations	-	339,134	272,123	194,315
Nuclear fuel disposal costs	-	-	-	28,229
Power purchase contract loss liability	-	-	-	-
Retirement benefits	11,862	307,880	82,306	39,227
Lease market valuation liability	-	-	668,200	268,000
Regulatory liability	-	18,454	-	-
Other	22,863	275,955	149,009	38,084
	34,725	1,770,170	1,772,750	814,907

TOTAL LIABILITIES AND CAPITALIZATION	$13,406,126	$6,482,651	$6,690,465	$2,833,906

The Notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison, Jersey Central
Power & Light, Metropolitan Edison and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 2004, are an integral part of the consolidating financial statements.

				9 of 14
FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
As of December 31, 2004
(In thousands $)
		Jersey
	American	Central	Metropolitan	Pennsylvania
	Transmission	Power & Light	Edison	Electric
LIABILITIES AND CAPITALIZATION	Systems, Inc.	Consolidated	Consolidated	Consolidated

CURRENT LIABILITIES:
Currently payable long-term debt	$-	$16,866	$30,435	$8,248
Short-term borrowings	-	-	-	-
Notes payable to associated companies	2,138	248,532	80,090	241,496
Accounts payable-
Other	-	124,733	26,097	25,960
Associated companies	22,849	20,605	88,879	56,154
Accrued taxes	38,052	2,626	11,957	7,999
Accrued interest	-	10,359	11,618	9,695
Lease market valuation liability	-	-	-	-
Other	819	65,130	23,076	23,750
	63,858	488,851	272,152	373,302

CAPITALIZATION:
Common stockholders' equity	295,420	3,155,362	1,285,419	1,305,015
Preferred stock of consolidated subsidiaries--
Not subject to mandatory redemption	-	12,649	-	-
Long-term debt and other long-term obligations	330,018	1,238,984	701,736	481,871
	625,438	4,406,995	1,987,155	1,786,886

NONCURRENT LIABILITIES:
Accumulated deferred income taxes	45,106	645,741	305,389	37,318
Accumulated deferred investment tax credits	12,783	6,124	10,868	8,917
Asset retirement obligations	-	72,655	132,887	66,443
Nuclear fuel disposal costs	-	169,884	38,408	19,204
Power purchase contract loss liability	-	1,268,478	349,980	382,548
Retirement benefits	459	103,036	82,218	118,247
Lease market valuation liability	-	-	-	-
Regulatory liability	-	-	-	-
Other	37,216	129,420	66,221	20,887
	95,564	2,395,338	985,971	653,564

TOTAL LIABILITIES AND CAPITALIZATION	$784,860	$7,291,184	$3,245,278	$2,813,752

The Notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison, Jersey Central
Power & Light, Metropolitan Edison and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 2004, are an integral part of the consolidating financial statements.

				10 of 14
FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
As of December 31, 2004
(In thousands $)

	FirstEnergy			MARBEL
	Facilities	FirstEnergy	FirstEnergy	Energy
	Services	Solutions	Nuclear	Corporation
LIABILITIES AND CAPITALIZATION	Consolidated	Consolidated	Operating Co.	Consolidated

CURRENT LIABILITIES:
Currently payable long-term debt	$500	$15,000	$-	$-
Short-term borrowings	3,481	-	-	-
Notes payable to associated companies	8,877	1,090,134	58,559	-
Accounts payable-
Other	45,314	180,393	75,521	2,869
Associated companies	95	155,481	717	24
Accrued taxes	2,573	70,183	5,647	9,035
Accrued interest	-	63	-	-
Lease market valuation liability	-	-	-	-
Other	16,123	49,387	65,006	-
	76,963	1,560,641	205,450	11,928

CAPITALIZATION:
Common stockholders' equity	90,753	170,247	(11,200)	141,151
Preferred stock of consolidated subsidiaries--
Not subject to mandatory redemption	-	-	-	-
Long-term debt and other long-term obligations	6,841	(70)	-	-
	97,594	170,177	(11,200)	141,151

NONCURRENT LIABILITIES:
Accumulated deferred income taxes	-	391	-	-
Accumulated deferred investment tax credits	-	-	-	-
Asset retirement obligations	-	-	-	-
Nuclear fuel disposal costs	-	-	-	-
Power purchase contract loss liability	-	-	-	-
Retirement benefits	-	56,215	48,706	-
Lease market valuation liability	-	-	-	-
Regulatory liability	-	-	-	-
Other	-	15,379	128	201
	-	71,985	48,834	201

TOTAL LIABILITIES AND CAPITALIZATION	$174,557	$1,802,803	$243,084	$153,280

The Notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison, Jersey Central
Power & Light, Metropolitan Edison and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 2004, are an integral part of the consolidating financial statements.

				11 of 14
FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
As of December 31, 2004
(In thousands $)

	FirstEnergy	MYR	GPU	GPU
	Ventures	Group Inc.	Power, Inc.	Capital, Inc.
LIABILITIES AND CAPITALIZATION	Consolidated	Consolidated	Consolidated	Consolidated

CURRENT LIABILITIES:
Currently payable long-term debt	$3,702	$-	$-	$-
Short-term borrowings	-	-	-	-
Notes payable to associated companies	1,128	-	-	65,921
Accounts payable-
Other	463	12,202	38	-
Associated companies	8,298	1,430	16	2,873
Accrued taxes	1,468	-	7,512	156,876
Accrued interest	2,862	-	-	-
Lease market valuation liability	-	-	-	-
Other	26	38,826	382	-
	17,947	52,458	7,948	225,670

CAPITALIZATION:
Common stockholders' equity	110,446	127,434	37,874	175,400
Preferred stock of consolidated subsidiaries--
Not subject to mandatory redemption	-	-	-	-
Long-term debt and other long-term obligations	134,029	-	-	-
	244,475	127,434	37,874	175,400

NONCURRENT LIABILITIES:
Accumulated deferred income taxes	7,965	-	282	-
Accumulated deferred investment tax credits	-	-	-	-
Asset retirement obligations	-	-	-	-
Nuclear fuel disposal costs	-	-	-	-
Power purchase contract loss liability	-	-	-	-
Retirement benefits	-	-	-	-
Lease market valuation liability	-	-	-	-
Regulatory liability	-	-	-	-
Other	5,582	156	-	2,375
	13,547	156	282	2,375

TOTAL LIABILITIES AND CAPITALIZATION	$275,969	$180,048	$46,104	$403,445

The Notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison, Jersey Central
Power & Light, Metropolitan Edison and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 2004, are an integral part of the consolidating financial statements.

				12 of 14
FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
As of December 31, 2004
(In thousands $)

			GPU
			Diversified	FirstEnergy
	FirstEnergy	License	Holdings LLC	Telecom
LIABILITIES AND CAPITALIZATION	Properties, Inc.	Holding Co.	Consolidated	Services, Inc.

CURRENT LIABILITIES:
Currently payable long-term debt	$280	$-	$-	$-
Short-term borrowings	-	-	-	-
Notes payable to associated companies	-	-	-	26,108
Accounts payable-
Other	34	-	-	411
Associated companies	-	-	-	1,948
Accrued taxes	446	15	-	741
Accrued interest				36
Lease market valuation liability	-	-	-	-
Other	-	-	-	2,486
	760	15	-	31,730

CAPITALIZATION:
Common stockholders' equity	33,037	32	19,836	(5,751)
Preferred stock of consolidated subsidiaries--
Not subject to mandatory redemption	-	-	-	-
Long-term debt and other long-term obligations	8,902	-	-	-
	41,939	32	19,836	(5,751)

NONCURRENT LIABILITIES:
Accumulated deferred income taxes	-	-	-	-
Accumulated deferred investment tax credits	-	-	-	-
Asset retirement obligations	-	-	-	-
Nuclear fuel disposal costs	-	-	-	-
Power purchase contract loss liability	-	-	-	-
Retirement benefits	-	-	-	-
Lease market valuation liability	-	-	-	-
Regulatory liability	-	-	-	-
Other	59	-	-	16,658
	59	-	-	16,658

TOTAL LIABILITIES AND CAPITALIZATION	$42,758	$47	$19,836	$42,637

The Notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison, Jersey Central
Power & Light, Metropolitan Edison and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 2004, are an integral part of the consolidating financial statements.

				13 of 14
FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
As of December 31, 2004
(In thousands $)

	FirstEnergy
	Service	GPU	First
LIABILITIES AND CAPITALIZATION	Co.	Nuclear, Inc.	Communications	Eliminations

CURRENT LIABILITIES:
Currently payable long-term debt	$-	$-	$-	$(1)
Short-term borrowings	-	-	-	1
Notes payable to associated companies	2,224,476	-	-	(4,977,461)
Accounts payable-
Other	90,910	-	3,544	-
Associated companies	400,390	752	52	(1,269,522)
Accrued taxes	129,824	2,462	100	(135,715)
Accrued interest	663	984	-	-
Lease market valuation liability	-	-	-	-
Other	133,300	-	2,522	(37)
	2,979,563	4,198	6,218	(6,382,735)

CAPITALIZATION:
Common stockholders' equity	4,624	50	8,629	(12,116,402)
Preferred stock of consolidated subsidiaries--
Not subject to mandatory redemption	-	-	-	-
Long-term debt and other long-term obligations	116,101	-	5,000	(634,749)
	120,725	50	13,629	(12,751,151)

NONCURRENT LIABILITIES:
Accumulated deferred income taxes	-	-	-	(246,532)
Accumulated deferred investment tax credits	-	-	-	-
Asset retirement obligations	-	-	-	-
Nuclear fuel disposal costs	-	-	-	-
Power purchase contract loss liability	-	-	-	-
Retirement benefits	388,817	-	-	-
Lease market valuation liability	-	-	-	-
Regulatory liability	-	-	-	-
Other	4,560	568	251	(3,007)
	393,377	568	251	(249,539)

TOTAL LIABILITIES AND CAPITALIZATION	$3,493,665	$4,816	$20,098	$(19,383,425)

The Notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison, Jersey Central
Power & Light, Metropolitan Edison and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 2004, are an integral part of the consolidating financial statements.

14 of 14
FIRSTENERGY CORP. CONSOLIDATING BALANCE SHEET
As of December 31, 2004
(In thousands $)

FirstEnergy
Corp.
LIABILITIES AND CAPITALIZATION	Consolidated

CURRENT LIABILITIES:
Currently payable long-term debt	$940,944
Short-term borrowings	170,489
Notes payable to associated companies	-
Accounts payable-
Other	610,589
Associated companies	-
Accrued taxes	657,219
Accrued interest	110,767
Lease market valuation liability	84,800
Other	733,627
3,308,435

CAPITALIZATION:
Common stockholders' equity	8,589,294
Preferred stock of consolidated subsidiaries--
Not subject to mandatory redemption	335,123
Long-term debt and other long-term obligations	10,013,349
18,937,766

NONCURRENT LIABILITIES:
Accumulated deferred income taxes	2,324,097
Accumulated deferred investment tax credits	187,166
Asset retirement obligations	1,077,557
Nuclear fuel disposal costs	255,725
Power purchase contract loss liability	2,001,006
Retirement benefits	1,238,973
Lease market valuation liability	936,200
Regulatory liability	18,454
Other	782,565
8,821,743

TOTAL LIABILITIES AND CAPITALIZATION	$31,067,944

The Notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison, Jersey Central
Power & Light, Metropolitan Edison and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 2004, are an integral part of the consolidating financial statements.

				1 of 7
FIRSTENERGY CORP. CONSOLIDATING STATEMENT OF RETAINED EARNINGS
For the Year Ended December 31, 2004
(In thousands $)

	FirstEnergy	Ohio	Cleveland	Toledo
	Holding	Edison	Electric	Edison
	Company	Consolidated	Consolidated	Consolidated

RETAINED EARNINGS:
Balance - Beginning of Period	$1,604,385	$522,934	$494,212	$113,620

Net Income	878,175	342,766	236,531	86,283

Cash Dividends on Common Stock	(490,529)	(421,000)	(170,000)	-

Common Stock Dividends Declared in 2004 payable in 2005	(135,168)	-	-	-

Preferred Stock Dividends Declared	-	(2,502)	(7,003)	(8,844)

Other	-	-	-	-

Balance - End of Period	$1,856,863	$442,198	$553,740	$191,059

ACCUMULATED OTHER COMPREHENSIVE INCOME:
Balance - Beginning of Period	$(352,649)	$(38,693)	$2,653	$11,672

Unrealized gain on investments and derivative hedges	39,537	(873)	11,450	7,253

Minimum liability for unfunded retirement benefits	-	(7,552)	3,756	1,114

Balance - End of Period	$(313,112)	$(47,118)	$17,859	$20,039

The notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison, Jersey Central
Power & Light, Metropolitan Edison and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 2004, are an integral part of the consolidating financial statements.

				2 of 7
FIRSTENERGY CORP. CONSOLIDATING STATEMENT OF RETAINED EARNINGS
For the Year Ended December 31, 2004
(In thousands $)

		Jersey
	American	Central	Metropolitan	Pennsylvania
	Transmission	Power & Light	Edison	Electric
	Systems, Inc.	Consolidated	Consolidated	Consolidated

RETAINED EARNINGS:
Balance - Beginning of Period	$22,878	$22,132	$27,011	$18,038

Net Income	32,559	111,639	66,955	36,030

Cash Dividends on Common Stock	(38,000)	(90,000)	(55,000)	(8,000)

Common Stock Dividends Declared in 2004 payable in 2005	-	-	-	-

Preferred Stock Dividends Declared	-	(500)	-	-

Other	-	-	-	-

Balance - End of Period	$17,437	$43,271	$38,966	$46,068

ACCUMULATED OTHER COMPREHENSIVE INCOME:
Balance - Beginning of Period	$(322)	$(51,765)	$(32,474)	$(42,185)

Unrealized gain on investments and derivative hedges	-	1,692	(1,845)	(355)

Minimum liability for unfunded retirement benefits	322	(5,461)	(9,171)	(10,273)

Balance - End of Period	$-	$(55,534)	$(43,490)	$(52,813)

The notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison, Jersey Central
Power & Light, Metropolitan Edison and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 2004, are an integral part of the consolidating financial statements.

				3 of 7
FIRSTENERGY CORP. CONSOLIDATING STATEMENT OF RETAINED EARNINGS
For the Year Ended December 31, 2004
(In thousands $)

	FirstEnergy			MARBEL
	Facilities	FirstEnergy	FirstEnergy	Energy
	Services	Solutions	Nuclear	Corporation
	Consolidated	Consolidated	Operating Co.	Consolidated

RETAINED EARNINGS:
Balance - Beginning of Period	$(65,367)	$(79,000)	$(11,200)	$47,179

Net Income	(35,991)	232,074	-	(31,660)

Cash Dividends on Common Stock	-	-	-	-

Common Stock Dividends Declared in 2004 payable in 2005	-	-	-	-

Preferred Stock Dividends Declared	-	-	-	-

Other	-	-	-	-

Balance - End of Period	$(101,358)	$153,074	$(11,200)	$15,519

ACCUMULATED OTHER COMPREHENSIVE INCOME:
Balance - Beginning of Period	$-	$(4,960)	$(9,080)	$(10,226)

Unrealized gain on investments and derivative hedges	-	(5,561)	-	10,226

Minimum liability for unfunded retirement benefits	-	12,027	9,080	-

Balance - End of Period	$-	$1,506	$-	$-

The notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison, Jersey Central
Power & Light, Metropolitan Edison and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 2004, are an integral part of the consolidating financial statements.

4 of 7
FIRSTENERGY CORP. CONSOLIDATING STATEMENT OF RETAINED EARNINGS
For the Year Ended December 31, 2004
(In thousands $)

	FirstEnergy	MYR	GPU	GPU
	Ventures	Group Inc.	Power, Inc.	Capital, Inc.
	Consolidated	Consolidated	Consolidated	Consolidated

RETAINED EARNINGS:
Balance - Beginning of Period	$12,501	$(4,527)	$(53,023)	$(229,384)

Net Income	(897)	(3,908)	17,678	16,711

Cash Dividends on Common Stock	-	-	-	-

Common Stock Dividends Declared in 2004 payable in 2005	-	-	-	-

Preferred Stock Dividends Declared	-	-	-	-

Other	-	-	-	-

Balance - End of Period	$11,604	$(8,435)	$(35,345)	$(212,673)

ACCUMULATED OTHER COMPREHENSIVE INCOME:
Balance - Beginning of Period	$-	$-	$-	$-

Unrealized gain on investments and derivative hedges	-	-	-	-

Minimum liability for unfunded retirement benefits	-	-	-	-

Balance - End of Period	$-	$-	$-	$-

The notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison, Jersey Central
Power & Light, Metropolitan Edison and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 2004, are an integral part of the consolidating financial statements.

			5 of 7
FIRSTENERGY CORP. CONSOLIDATING STATEMENT OF RETAINED EARNINGS
For the Year Ended December 31, 2004
(In thousands $)
			GPU
			Diversified	FirstEnergy
	FirstEnergy	License	Holdings LLC	Telecom
	Properties, Inc.	Holding Co.	Consolidated	Services, Inc.

RETAINED EARNINGS:
Balance - Beginning of Period	$3,494	$34	$(1,978)	$5,160

Net Income	503	(3)	(6,563)	1,039

Cash Dividends on Common Stock	-	-	-	-

Common Stock Dividends Declared in 2004 payable in 2005	-	-	-	-

Preferred Stock Dividends Declared	-	-	-	-

Other	-	-	-	-

Balance - End of Period	$3,997	$31	$(8,541)	$6,199

ACCUMULATED OTHER COMPREHENSIVE INCOME:
Balance - Beginning of Period	$-	$-	$1,151	$-

Unrealized gain on investments and derivative hedges	-	-	(1,151)	-

Minimum liability for unfunded retirement benefits	-	-	-	-

Balance - End of Period	$-	$-	$-	$-

The notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison, Jersey Central
Power & Light, Metropolitan Edison and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 2004, are an integral part of the consolidating financial statements.

				6 of 7
FIRSTENERGY CORP. CONSOLIDATING STATEMENT OF RETAINED EARNINGS
For the Year Ended December 31, 2004
(In thousands $)

	FirstEnergy
	Service	GPU	First
	Co.	Nuclear, Inc.	Communications	Eliminations

RETAINED EARNINGS:
Balance - Beginning of Period	$2,595	$-	$(2,276)	$(845,033)

Net Income	-	-	2,620	(1,104,366)

Cash Dividends on Common Stock	-	-	-	782,000

Common Stock Dividends Declared in 2004 payable in 2005	-	-	-	-

Preferred Stock Dividends Declared	-	-	-	18,849

Other	-	-	(278)	278

Balance - End of Period	$2,595	$-	$66	$(1,148,272)

ACCUMULATED OTHER COMPREHENSIVE INCOME:
Balance - Beginning of Period	$(65,267)	$-	$(398)	$239,894

Unrealized gain on investments and derivative hedges	(12)	-	80	(14,648)

Minimum liability for unfunded retirement benefits	(98)	-	-	-

Balance - End of Period	$(65,377)	$-	$(318)	$225,246

The notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison, Jersey Central
Power & Light, Metropolitan Edison and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 2004, are an integral part of the consolidating financial statements.

7 of 7
FIRSTENERGY CORP. CONSOLIDATING STATEMENT OF RETAINED EARNINGS
For the Year Ended December 31, 2004
(In thousands $)

FirstEnergy
Corp.
Consolidated

RETAINED EARNINGS:
Balance - Beginning of Period	$1,604,385

Net Income	878,175

Cash Dividends on Common Stock	(490,529)

Common Stock Dividends Declared in 2004 payable in 2005	(135,168)

Preferred Stock Dividends Declared	-

Other	-

Balance - End of Period	$1,856,863

ACCUMULATED OTHER COMPREHENSIVE INCOME:
Balance - Beginning of Period	$(352,649)

Unrealized gain on investments and derivative hedges	45,793

Minimum liability for unfunded retirement benefits	(6,256)

Balance - End of Period	$(313,112)

The notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison, Jersey Central
Power & Light, Metropolitan Edison and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on Form 10-K for the year ended December 31, 2004, are an integral part of the consolidating financial statements.

				1 of 7
FIRSTENERGY CORP. CONSOLIDATING STATEMENTS OF CASH FLOWS
For the Year Ended December 31, 2004
(In thousands $)

	FirstEnergy	Ohio	Cleveland	Toledo
	Holding	Edison	Electric	Edison
	Company	Consolidated	Consolidated	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$878,175	$342,766	$236,531	$86,283
Adjustments to reconcile net income
to net cash from operating activities--
Provision for depreciation	-	122,413	131,854	57,948
Amortization of regulatory assets	-	411,326	196,501	123,858
Deferral of new regulatory assets	-	(100,633)	(117,466)	(38,696)
Nuclear fuel and lease amortization	-	42,811	28,239	25,034
Undistributed subsidiary earnings	(328,332)	-	-	-
Other amortization, net	-	-	(18,386)	-
Deferred purchased power and other costs	-	-	-	-
Deferred income taxes and investment tax credits, net	3,850	(44,469)	39,129	6,123
Goodwill impairment	-	-	-	-
Investment impairments	2,133	-	-	-
Deferred rents and lease market valuation liability	-	(5,170)	(56,405)	(23,121)
Accrued retirement benefit obligations	(3,745)	31,289	13,245	5,889
Accrued compensation, net	(7)	4,551	2,433	1,074
Commodity derivative transactions, net	-	-	-	-
Loss (income) from discontinued operations	-	-	-	-
Pension trust contribution	-	(72,763)	(31,718)	(12,572)
Decrease (increase) in operating assets:
Receivables	1,317,240	209,130	38,297	10,228
Materials and supplies	-	(10,259)	(8,306)	(5,133)
Prepayments & other current assets	19,087	1,286	2,375	5,554
Increase (decrease) in operating liabilities:
Accounts payable	(1,887,933)	(80,738)	(93,745)	(23,398)
Accrued taxes	(109)	(406,945)	(73,068)	(8,647)
Accrued interest	(1,075)	(6,722)	(15,770)	(9,080)
NUG power contract restructuring	-	-	-	-
Other	221	(18,066)	(51,617)	(18,438)
Net cash provided from operating activities	(495)	419,807	222,123	182,906

CASH FLOWS FROM FINANCING ACTIVITIES:
New Financing--
Long-term debt	-	30,000	124,977	103,500
Equity contributions from parent	36,183	-	-	-
Redemptions and Repayments--
Preferred stock	-	(750)	(1,000)	-
Long-term debt	(59,848)	(170,997)	(335,393)	(262,162)
Short-term borrowings, net	(280,000)	(4,015)	290,263	73,565
Equity payments to parent	-	-	-	-
Net controlled disbursement activity	-	-	-	-
Dividend Payments--
Common stock	(490,529)	(421,000)	(170,000)	-
Preferred stock	-	(2,502)	(7,008)	(8,844)
Net cash provided from (used for) financing activities	(794,194)	(569,264)	(98,161)	(93,941)

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	-	(235,022)	(121,316)	(64,629)
Proceeds from sale of assets	1,019	253	-	-
Proceeds from certificates of deposit	-	277,763	-	-
Nonutility generation trusts withdrawals (contributions)	-	-	-	-
Contributions to nuclear decommissioning trusts	-	(31,540)	(29,024)	(28,541)
Cash investments	-	28,877	9,270	10,246
Asset retirements and transfers	-	(25,094)	(18,634)	(15,430)
Loan repayments from (loans to) associated companies, net	793,134	128,054	10,418	7,284
Other	638	5,513	739	(117)
Net cash provided from (used for) investing activities	794,791	148,804	(148,547)	(91,187)

NET INCREASE (DECREASE) IN
CASH AND CASH EQUIVALENTS	$102	$(653)	$(24,585)	$(2,222)

The notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison, Jersey Central Power
& Light, Metropolitan Edison and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on
Form 10-K for the year ended December 31, 2004, are an integral part of the consolidating financial statements.

				2 of 7
FIRSTENERGY CORP. CONSOLIDATING STATEMENTS OF CASH FLOWS
For the Year Ended December 31, 2004
(In thousands $)

		Jersey
	American	Central	Metropolitan	Pennsylvania
	Transmission	Power & Light	Edison	Electric
	Systems, Inc.	Consolidated	Consolidated	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$32,559	$111,639	$66,955	$36,030
Adjustments to reconcile net income
to net cash from operating activities--
Provision for depreciation	30,370	75,163	41,161	47,104
Amortization of regulatory assets	-	278,559	105,675	50,403
Deferral of new regulatory assets	-	-	-	-
Nuclear fuel and lease amortization	-	-	-	-
Undistributed subsidiary earnings	-	-	-	-
Other amortization, net	(1,050)	-	-	-
Deferred purchased power and other costs	-	(263,257)	(65,981)	(87,379)
Deferred income taxes and investment tax credits, net	13,626	54,887	18,495	77,375
Goodwill impairment	-	-	-	-
Investment impairments	-	-	-	-
Deferred rents and lease market valuation liability	-	-	-	-
Accrued retirement benefit obligations	629	(2,986)	(186)	5,822
Accrued compensation, net	282	1,014	584	3,226
Commodity derivative transactions, net	-	-	-	-
Loss (income) from discontinued operations	-	-	-	-
Pension trust contribution	(1,637)	(62,499)	(38,823)	(50,281)
Decrease (increase) in operating assets:
Receivables	(7,325)	(13,360)	(65,979)	(2,591)
Materials and supplies	-	45	69	-
Prepayments & other current assets	(567)	17,870	(4,526)	(4,687)
Increase (decrease) in operating liabilities:
Accounts payable	3,502	(2,887)	35,639	(13,909)
Accrued taxes	1,170	1,707	3,195	(705)
Accrued interest	-	(4,484)	(230)	(2,999)
NUG power contract restructuring	-	52,800	-	-
Other	(13,779)	18,442	(22,222)	(11,116)
Net cash provided from operating activities	57,780	262,653	73,826	46,293

CASH FLOWS FROM FINANCING ACTIVITIES:
New Financing--
Long-term debt	-	300,000	247,606	150,000
Equity contributions from parent	-	-	-	-
Redemptions and Repayments--
Preferred stock	-	-	-	-
Long-term debt	-	(308,872)	(196,371)	(228,670)
Short-term borrowings, net	157	17,547	14,755	162,986
Equity payments to parent	-	-	-	-
Net controlled disbursement activity	-	-	-	-
Dividend Payments--
Common stock	(38,000)	(90,000)	(55,000)	(8,000)
Preferred stock	-	(500)	-	-
Net cash provided from (used for) financing activities	(37,843)	(81,825)	10,990	76,316

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(21,592)	(178,877)	(52,979)	(51,801)
Proceeds from sale of assets	-	-	-	-
Proceeds from certificates of deposit	-	-	-	-
Nonutility generation trusts withdrawals (contributions)	-	-	-	(50,614)
Contributions to nuclear decommissioning trusts	-	(2,895)	(9,483)	-
Cash investments	-	-	-	-
Asset retirements and transfers	(3,770)	-	(13,693)	(12,197)
Loan repayments from (loans to) associated companies, net	5,425	(857)	(8,863)	(7,559)
Other	-	1,692	201	(438)
Net cash provided from (used for) investing activities	(19,937)	(180,937)	(84,817)	(122,609)

NET INCREASE (DECREASE) IN
CASH AND CASH EQUIVALENTS	$-	$(109)	$(1)	$-

The notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison, Jersey Central Power
& Light, Metropolitan Edison and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on
Form 10-K for the year ended December 31, 2004, are an integral part of the consolidating financial statements.

				3 of 7
FIRSTENERGY CORP. CONSOLIDATING STATEMENTS OF CASH FLOWS
For the Year Ended December 31, 2004
(In thousands $)

	FirstEnergy			MARBEL
	Facilities	FirstEnergy	FirstEnergy	Energy
	Services	Solutions	Nuclear	Corporation
	Consolidated	Consolidated	Operating Co.	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$(35,991)	$232,074	$-	$(31,660)
Adjustments to reconcile net income
to net cash from operating activities--
Provision for depreciation	4,645	28,799	-	1,136
Amortization of regulatory assets	-	-	-	-
Deferral of new regulatory assets	-	-	-	-
Nuclear fuel and lease amortization	-	-	-	-
Undistributed subsidiary earnings	-	-	-	-
Other amortization, net	-	-	-	-
Deferred purchased power and other costs	-	-	-	-
Deferred income taxes and investment tax credits, net	(10,014)	53,942	14,413	(26,314)
Goodwill impairment	36,471	-	-	-
Investment impairments	10,969	-	-	-
Deferred rents and lease market valuation liability	-	-	-	-
Accrued retirement benefit obligations	-	23,471	35,867	-
Accrued compensation, net	-	12,228	27,518	-
Commodity derivative transactions, net	-	(48,840)	-	-
Loss (income) from discontinued operations	-	(4,396)	-	-
Pension trust contribution	-	(61,502)	(76,572)	-
Decrease (increase) in operating assets:
Receivables	(21,509)	200,369	(42,812)	155
Materials and supplies	561	(9,077)	-	-
Prepayments & other current assets	(2,704)	2,202	841	-
Increase (decrease) in operating liabilities:
Accounts payable	10,534	(93,428)	(54,952)	(9,370)
Accrued taxes	(1,130)	53,053	(9,465)	2,751
Accrued interest	-	(1,311)	-	-
NUG power contract restructuring	-	-	-	-
Other	4,022	3,066	(6,679)	(5,786)
Net cash provided from operating activities	(4,146)	390,650	(111,841)	(69,088)

CASH FLOWS FROM FINANCING ACTIVITIES:
New Financing--
Long-term debt	234	-	-	-
Equity contributions from parent	-	-	-	-
Redemptions and Repayments--
Preferred stock	-	-	-	-
Long-term debt	(648)	-	-	-
Short-term borrowings, net	703	(103,700)	58,559	-
Equity payments to parent	-	(201,896)	-	-
Net controlled disbursement activity	-	-	-	-
Dividend Payments--
Common stock	-	-	-	-
Preferred stock	-	-	-	-
Net cash provided from (used for) financing activities	289	(305,596)	58,559	-

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(2,861)	(91,880)	(673)	-
Proceeds from sale of assets	-	-	-	200,000
Proceeds from certificates of deposit	-	-	-	-
Nonutility generation trusts withdrawals (contributions)	-	-	-	-
Contributions to nuclear decommissioning trusts	-	-	-	-
Cash investments	-	-	-	-
Asset retirements and transfers	773	(2,272)	-	-
Loan repayments from (loans to) associated companies, net	-	-	53,955	(118,575)
Other	940	15,633	-	(21,119)
Net cash provided from (used for) investing activities	(1,148)	(78,519)	53,282	60,306

NET INCREASE (DECREASE) IN
CASH AND CASH EQUIVALENTS	$(5,005)	$6,535	$-	$(8,782)

The notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison, Jersey Central Power
& Light, Metropolitan Edison and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on
Form 10-K for the year ended December 31, 2004, are an integral part of the consolidating financial statements.

				4 of 7
FIRSTENERGY CORP. CONSOLIDATING STATEMENTS OF CASH FLOWS
For the Year Ended December 31, 2004
(In thousands $)

	FirstEnergy	MYR	GPU	GPU
	Ventures	Group Inc.	Capital, Inc.	Power, Inc.
	Consolidated	Consolidated	Consolidated	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$(897)	$(3,908)	$16,711	$17,678
Adjustments to reconcile net income
to net cash from operating activities--
Provision for depreciation	10,198	1,074	(814)	-
Amortization of regulatory assets	-	-	-	-
Deferral of new regulatory assets	-	-	-	-
Nuclear fuel and lease amortization	-	-	-	-
Undistributed subsidiary earnings	-	-	-	-
Other amortization, net	-	-	-	-
Deferred purchased power and other costs	-	-	-	-
Deferred income taxes and investment tax credits, net	4,189	-	-	-
Goodwill impairment	-	-	-	-
Investment impairments	-	-	-	-
Deferred rents and lease market valuation liability	-	-	-	-
Accrued retirement benefit obligations	-	-	-	-
Accrued compensation, net	-	(4,264)	-	-
Commodity derivative transactions, net	-	-	-	-
Loss (income) from discontinued operations	-	-	-	-
Pension trust contribution	-	-	-	-
Decrease (increase) in operating assets:
Receivables	30,836	22,525	1,255,998	15,051
Materials and supplies	(14)	-	-	-
Prepayments & other current assets	572	(6,970)	-	4
Increase (decrease) in operating liabilities:
Accounts payable	2,507	(1,523)	(104,715)	(251)
Accrued taxes	(5,038)	-	(6,611)	7,512
Accrued interest	(63)	-	-	-
NUG power contract restructuring	-	-	-	-
Other	(4,354)	(388)	18,988	(12,272)
Net cash provided from operating activities	37,936	6,546	1,179,557	27,722

CASH FLOWS FROM FINANCING ACTIVITIES:
New Financing--
Long-term debt	-	-	-	-
Equity contributions from parent	-	-	-	5,329
Redemptions and Repayments--
Preferred stock	-	-	-	-
Long-term debt	(3,299)	-	-	-
Short-term borrowings, net	(6,859)	-	(786,392)	-
Equity payments to parent	(4,000)	-	-	-
Net controlled disbursement activity	-	-	-	-
Dividend Payments--
Common stock	-	-	-	-
Preferred stock	-	-	-	-
Net cash provided from (used for) financing activities	(14,158)	-	(786,392)	5,329

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(233)	(4,127)	-	-
Proceeds from sale of assets	-	1,149	8,914	2,533
Proceeds from certificates of deposit	-	-	-	-
Nonutility generation trusts withdrawals (contributions)	-	-	-	-
Contributions to nuclear decommissioning trusts	-	-	-	-
Cash investments	-	-	-	-
Asset retirements and transfers	(8)	614	-	-
Loan repayments from (loans to) associated companies, net	(17,111)	(1,178)	(400,590)	(36,255)
Other	(11,609)	-	-	-
Net cash provided from (used for) investing activities	(28,961)	(3,542)	(391,676)	(33,722)

NET INCREASE (DECREASE) IN
CASH AND CASH EQUIVALENTS	$(5,183)	$3,004	$1,489	$(671)

The notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison, Jersey Central Power
& Light, Metropolitan Edison and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on
Form 10-K for the year ended December 31, 2004, are an integral part of the consolidating financial statements.

				5 of 7
FIRSTENERGY CORP. CONSOLIDATING STATEMENTS OF CASH FLOWS
For the Year Ended December 31, 2004
(In thousands $)

			GPU
			Diversified	FirstEnergy
	FirstEnergy	License	Holdings LLC	Telecom
	Properties, Inc.	Holding Co.	Consolidated	Services, Inc.
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$503	$(3)	$(6,563)	$1,039
Adjustments to reconcile net income
to net cash from operating activities--
Provision for depreciation	263	-	-	1,900
Amortization of regulatory assets	-	-	-	-
Deferral of new regulatory assets	-	-	-	-
Nuclear fuel and lease amortization	-	-	-	-
Undistributed subsidiary earnings	-	-	-	-
Other amortization, net	-	-	-	-
Deferred purchased power and other costs	-	-	-	-
Deferred income taxes and investment tax credits, net	173	(1)	-	3,301
Goodwill impairment	-	-	-	-
Investment impairments	-	-	4,795	-
Deferred rents and lease market valuation liability	-	-	-	-
Accrued retirement benefit obligations	-	-	-	-
Accrued compensation, net	-	-	-	-
Commodity derivative transactions, net	-	-	-	-
Loss (income) from discontinued operations	-	-	-	-
Pension trust contribution	-	-	-	-
Decrease (increase) in operating assets:
Receivables	(289)	-	(1,465)	10,383
Materials and supplies	-	-	-	(5)
Prepayments & other current assets	(513)	-	-	31
Increase (decrease) in operating liabilities:
Accounts payable	2	-	(66)	86
Accrued taxes	(114)	(1)	(117)	(1,105)
Accrued interest	-	-	-	36
NUG power contract restructuring	-	-	-	-
Other	24	-	3,866	(1,218)
Net cash provided from operating activities	49	(5)	450	14,448

CASH FLOWS FROM FINANCING ACTIVITIES:
New Financing--
Long-term debt	-	-	-	-
Equity contributions from parent	-	-	-	-
Redemptions and Repayments--
Preferred stock	-	-	-	-
Long-term debt	(257)	-	-	-
Short-term borrowings, net	-	-	-	(15,053)
Equity payments to parent	-	-	-	-
Net controlled disbursement activity	-	-	-	-
Dividend Payments--
Common stock	-	-	-	-
Preferred stock	-	-	-	-
Net cash provided from (used for) financing activities	(257)	-	-	(15,053)

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	-	-	-	1,027
Proceeds from sale of assets	260	-	390	-
Proceeds from certificates of deposit	-	-	-	-
Nonutility generation trusts withdrawals (contributions)	-	-	-	-
Contributions to nuclear decommissioning trusts	-	-	-	-
Cash investments	-	-	-	904
Asset retirements and transfers	-	-	-	(1,326)
Loan repayments from (loans to) associated companies, net	(236)	5	2,693	-
Other	184	-	(3,533)	-
Net cash provided from (used for) investing activities	208	5	(450)	605

NET INCREASE (DECREASE) IN
CASH AND CASH EQUIVALENTS	$-	$-	$-	$-

The notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison, Jersey Central Power
& Light, Metropolitan Edison and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on
Form 10-K for the year ended December 31, 2004, are an integral part of the consolidating financial statements.

				6 of 7
FIRSTENERGY CORP. CONSOLIDATING STATEMENTS OF CASH FLOWS
For the Year Ended December 31, 2004
(In thousands $)

	FirstEnergy
	Service	GPU	FIRST
	Co.	Nuclear, Inc.	Communications	Eliminations
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$-	$-	$2,620	$(1,104,366)
Adjustments to reconcile net income
to net cash from operating activities--
Provision for depreciation	34,736	-	-	1,702
Amortization of regulatory assets	-	-	-	1
Deferral of new regulatory assets	-	-	-	-
Nuclear fuel and lease amortization	-	-	-	-
Undistributed subsidiary earnings	-	-	-	328,332
Other amortization, net	-	-	-	-
Deferred purchased power and other costs	-	-	-	-
Deferred income taxes and investment tax credits, net	49,811	(250)	-	(3)
Goodwill impairment	-	-	-	-
Investment impairments	-	-	-	-
Deferred rents and lease market valuation liability	-	-	-	-
Accrued retirement benefit obligations	28,447	-	-	-
Accrued compensation, net	(30,237)	-	(5)	-
Commodity derivative transactions, net	-	-	-	-
Loss (income) from discontinued operations	-	-	-	-
Pension trust contribution	(91,633)	-	-	-
Decrease (increase) in operating assets:
Receivables	1,012,682	6,554	(1,234)	(3,818,831)
Materials and supplies	(4,634)	-	-	2
Prepayments & other current assets	17,189	(18)	(17)	1
Increase (decrease) in operating liabilities:
Accounts payable	(1,456,242)	(160)	61	3,660,039
Accrued taxes	123,702	(167)	(14)	305,135
Accrued interest	(12)	56	-	(2)
NUG power contract restructuring	-	-	-	-
Other	(11,349)	(1,029)	78	88,734
Net cash provided from operating activities	(327,540)	4,986	1,489	(539,256)

CASH FLOWS FROM FINANCING ACTIVITIES:
New Financing--
Long-term debt	59,654	-	-	(54,497)
Equity contributions from parent	108,277	-	-	(149,789)
Redemptions and Repayments--
Preferred stock	-	-	-	-
Long-term debt	-	-	(407)	(5,156)
Short-term borrowings, net	(142,697)	(2,863)	-	371,993
Equity payments to parent	-	-	-	205,896
Net controlled disbursement activity	(2,740)	-	-	-
Dividend Payments--
Common stock	-	-	-	782,000
Preferred stock	-	-	-	18,854
Net cash provided from (used for) financing activities	22,494	(2,863)	(407)	1,169,301

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(21,258)	-	-	-
Proceeds from sale of assets	-	-	-	-
Proceeds from certificates of deposit	-	-	-	-
Nonutility generation trusts withdrawals (contributions)	-	-	-	-
Contributions to nuclear decommissioning trusts	-	-	-	-
Cash investments	(11,935)	-	-	(10,280)
Asset retirements and transfers	100,176	-	374	-
Loan repayments from (loans to) associated companies, net	212,144	(2,123)	-	(619,765)
Other	(490)	-	-	-
Net cash provided from (used for) investing activities	278,637	(2,123)	374	(630,045)

NET INCREASE (DECREASE) IN
CASH AND CASH EQUIVALENTS	$(26,409)	$-	$1,456	$-

The notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison, Jersey Central Power
& Light, Metropolitan Edison and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on
Form 10-K for the year ended December 31, 2004, are an integral part of the consolidating financial statements.

7 of 7
FIRSTENERGY CORP. CONSOLIDATING STATEMENTS OF CASH FLOWS
For the Year Ended December 31, 2004
(In thousands $)
FirstEnergy
Corp.
Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$878,175
Adjustments to reconcile net income
to net cash from operating activities--
Provision for depreciation	589,652
Amortization of regulatory assets	1,166,323
Deferral of new regulatory assets	(256,795)
Nuclear fuel and lease amortization	96,084
Undistributed subsidiary earnings	-
Other amortization, net	(19,436)
Deferred purchased power and other costs	(416,617)
Deferred income taxes and investment tax credits, net	258,263
Goodwill impairment	36,471
Investment impairments	17,897
Deferred rents and lease market valuation liability	(84,696)
Accrued retirement benefit obligations	137,742
Accrued compensation, net	18,397
Commodity derivative transactions, net	(48,840)
Loss (income) from discontinued operations	(4,396)
Pension trust contribution	(500,000)
Decrease (increase) in operating assets:
Receivables	154,053
Materials and supplies	(36,751)
Prepayments & other current assets	47,010
Increase (decrease) in operating liabilities:	-
Accounts payable	(110,947)
Accrued taxes	(15,011)
Accrued interest	(41,656)
NUG power contract restructuring	52,800
Other	(40,872)
Net cash provided from operating activities	1,876,850

CASH FLOWS FROM FINANCING ACTIVITIES:
New Financing--
Long-term debt	961,474
Equity contributions from parent	-
Redemptions and Repayments--
Preferred stock	(1,750)
Long-term debt	(1,572,080)
Short-term borrowings, net	(351,051)
Equity payments to parent	-
Net controlled disbursement activity	(2,740)
Dividend Payments--
Common stock	(490,529)
Preferred stock	-
Net cash provided from (used for) financing activities	(1,456,676)

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(846,221)
Proceeds from sale of assets	214,518
Proceeds from certificates of deposit	277,763
Nonutility generation trusts withdrawals (contributions)	(50,614)
Contributions to nuclear decommissioning trusts	(101,483)
Cash investments	27,082
Asset retirements and transfers	9,513
Loan repayments from (loans to) associated companies, net	-
Other	(11,766)
Net cash provided from (used for) investing activities	(481,208)

NET INCREASE (DECREASE) IN
CASH AND CASH EQUIVALENTS	$(61,034)

The notes to the consolidated financial statements of FirstEnergy, Ohio Edison, Cleveland Electric, Toledo Edison, Jersey Central Power
& Light, Metropolitan Edison and Pennsylvania Electric, which are incorporated by reference from the respective annual reports on
Form 10-K for the year ended December 31, 2004, are an integral part of the consolidating financial statements.

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

A.	Annual Reports

The following documents are incorporated by reference:

A-1	FirstEnergy Corp. - Annual Report on Form 10-K for 2004 (File No. 333-21011)
Ohio Edison Company - Annual Report on Form 10-K for 2004 (File No. 1-2578)
The Cleveland Electric Illuminating Company - Annual Report on Form 10-K for 2004 (File No. 1-2323)
The Toledo Edison Company - Annual Report on Form 10-K for 2004 (File No. 1-3583)
Pennsylvania Power Company - Annual Report on Form 10-K for 2004 (File No. 1-3491)
Jersey Central Power & Light Company - Annual Report on Form 10-K for 2004 (File No. 1-3141)
Metropolitan Edison Company - Annual Report on Form 10-K for 2004 (File No.1-446)
Pennsylvania Electric Company - Annual Report on Form 10-K for 2004 (File No.1-3522)

B.	Certificates of Incorporation, Articles of Incorporation, By-Laws, Partnership Agreements and Other Organizational Documents

FirstEnergy Corp (FirstEnergy)

B-1	Articles of Incorporation constituting FirstEnergy Corp.’s Articles of Incorporation, dated September 17, 1996. (September 17, 1996 Form 8-K, Exhibit C)

B-2	Amended Articles of Incorporation of FirstEnergy Corp -incorporated by reference to Exhibit (3)-1(a) to FirstEnergy’s Annual Report on Form 10-K for 2004. (File No. 333-21011)

B-3	Regulations of FirstEnergy Corp. (September 17, 1996 Form 8-K, Exhibit D)

B-4	FirstEnergy Corp. Amended Code of Regulations - incorporated by reference to Exhibit (3)-2(a) to FirstEnergy’s Annual Report on Form 10-K for 2004. (File No. 333-21011)

B-5	Incorporated by reference to Exhibit B to FirstEnergy’s Form U5B for the year 2004, File No. 030-00039.

American Transmissions Systems, Inc.(ATSI)
Centerior Service Company
FE Acquisition Corp.
First Communications, LLC
FE Holdings, LLC
FELHC, Inc.
FirstEnergy Facilities Services Group, LLC (FEFSG)
FirstEnergy Nuclear Operating Company
FirstEnergy Properties, Inc.
FirstEnergy Securities Transfer Company
FirstEnergy Service Company
FirstEnergy Solutions Corp. (FES)
FirstEnergy Ventures Corp.
MARBEL Energy Corporation
PowerSpan Corp.
UMICO Holdings, Inc.

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits

FirstEnergy Telcom Services, Inc., GPU Nuclear (GPUN) and GPU Diversified Holdings

B-6	Certificate of Incorporation of GPUN, dated as of September 5, 1980 - incorporated by reference to Exhibit A-1 to Application on Form U-1, File No. 70-6443.

B-7
Certificate of Amendment to the Certificate of Incorporation of GPUN dated August 1, 1996 - incorporated by reference to Exhibit B-7 to GPU, Inc.’s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-8	Amended By-Laws of GPUN, dated as of April 29, 1993 - incorporated by reference to Exhibit 3-A to GPU, Inc.'s Annual Report on Form 10K for 1993, File No.1-6047.

B-9
Articles of Incorporation of Saxton Nuclear Experimental Corporation (Saxton) dated as of March 29, 1974 - incorporated by reference to Exhibit B-12 to GPU, Inc.'s Annual Report on Form U5S for the year 1988, File No. 30-126.

B-10	Amended By-Laws of Saxton, dated as of March 30, 1984 - incorporated by reference to Exhibit A-1(e) to Application on Form U-1, File No. 70-7398.

B-11	Amendment to Section 37 of the By-Laws of Saxton, dated as of August 27, 1987 - incorporated by reference to Exhibit A-2(b), Certificate Pursuant to Rule 24, File No. 70-7398.

B-12
Certificate of Incorporation of FirstEnergy Telecom Services, Inc., formerly known as GPU Telcom Services, Inc., dated as of September 13, 1996 - incorporated by reference to Exhibit B-18 to GPU, Inc.’s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-13
By-Laws of FirstEnergy Telecom Services, Inc., formerly known as GPU Telcom Services, Inc., dated as of March 6, 1997 - incorporated by reference to Exhibit B-19 to GPU, Inc.’s Annual Report on Form U5S for the year 1997, File No. 30-126.

B-14	Certificate of Amendment of Certificate of Incorporation dated January 15, 2004, attached as Exhibit B-14.

B-15	Certificate of Formation of GPU Diversified Holdings, LLC dated August 3, 2000 - incorporated by reference to Exhibit B-20 to GPU Inc.’s Annual Report on Form U5S for the year 2000, File No. 1-6047.

B-16
Limited Liability Company Agreement of GPU Diversified Holdings LLC dated December 12, 2000 - incorporated by reference to Exhibit B-20 to GPU Inc.’s Annual Report on Form U5S for the year 2000, File No. 1-6047.

B-17
Certificate of Incorporation of GPU Enertech Holdings, Inc. dated February 22, 2000 - incorporated by reference to Exhibit B-20 to GPU Inc.’s Annual Report on Form U5S for the year 2000, File No. 1-6047.

B-18	By-Laws of GPU Enertech Holdings, Inc. dated February 22. 2000 - incorporated by reference to Exhibit B-20 to GPU Inc.’s Annual Report on Form U5S for the year 2000, File No. 1-6047.

B-19	Amended Articles of Incorporation, Effective June 21, 1994, constituting OE’s Articles of Incorporation. (1994 Form 10-K, Exhibit 3-1.)

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits

Ohio Edison Company (OE)

B-20	Amendment to Articles of Incorporation, effective November 12, 1999 - incorporated by reference to Exhibit (A) 3-2 to Ohio Edison Annual Report on Form 10-K for 2004, File No. 1-3491

B-21	Amended and Restated Code of Regulations, amended March 15, 2002 - incorporated by reference to Exhibit 3-2 to OE’s Annual Report on Form 10-K for 2001, File No. 1-2578.

Pennsylvania Power Company (Penn)

B-22	Amended and Restated Articles of Incorporation, as amended March 15, 2002 - incorporated by reference to Exhibit 3-1 to Penn’s Annual Report on Form 10-K for 2001, File No. 1-3491.

B-23	Amended and Restated By-Laws of Penn, as amended March 15, 2002 - incorporated by reference to Exhibit 3-2 to Penn’s Annual Report on Form 10-K for 2001, File No. 1-3491.

The Cleveland Electric Illuminating Company (CEI)

B-24	Amended Articles of Incorporation of CEI, as amended, effective May 28, 1993 (Exhibit 3a, 1993 Form 10-K, File No. 1-2323).

B-25	Regulations of CEI, dated April 29, 1981, as amended effective October 1, 1988 and April 24, 1990 (Exhibit 3B, 1990 Form 10—K, File No. 1-2323).

B-26	Amended and Restated Code of Regulations, dated March 15, 2002 - incorporated by reference to Exhibit 3c to CEI’s Annual Report on Form 10-K for 2001, File No. 1-2323.

The Toledo Edison Company (TE)

B-27	Amended Articles of Incorporation of TE, as amended effective October 2, 1992 (Exhibit 3a, 1992 Form 10-K, File No. 1-3583).

B-28	Amended and Restated Code of Regulations, dated March 15, 2002 - incorporated by reference to Exhibit 3b to TE’s Annual Report on Form 10-K for 2001, File No. 1-3583.

JCP&L

B-29	Restated Certificate of Incorporation of JCP&L, dated as of May 26, 1982 - incorporated by reference to Exhibit 3-A to JCP&L's Annual Report on Form 10-K for 1990, File No. 1-3141.

B-30	Certificate of Amendment to Restated Certificate of Incorporation of JCP&L, dated as of June 19, 1992 - incorporated by reference to Exhibit A-2(a), Certificate Pursuant to Rule 24, File No. 70-7949.

B-31
Certificate of Amendment to Restated Certificate of Incorporation of JCP&L, dated as of June 19, 1992 - incorporated by reference to Exhibit A-2(a)(i), Certificate Pursuant to Rule 24, File No. 70-7949.

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits

JCP&L

B-32	Amended By-Laws of JCP&L, dated as of May 25, 1993 - incorporated by reference to Exhibit 3-B to JCP&L's Annual Report on Form 10-K for 1993, File No. 1-3141.

B-33	Certificate of Formation of JCP&L Transition Funding LLC dated February 24, 2000 - incorporated by reference to Exhibit B-20 to GPU Inc.’s Annual Report on Form U5S for the year 2000, File No. 1-6047.

B-34
Limited Liability Company Agreement for JCP&L Transition Funding LLC dated February 24, 2000 - incorporated by reference to Exhibit B-20 to GPU Inc.’s Annual Report on Form U5S for the year 2000, File No. 1-6047.

Met-Ed

B-35
Articles of Incorporation of York Haven Power Company, dated as of December 18, 1967 - incorporated by reference to Exhibit B-15 to GPU, Inc.'s Annual Report on Form U5S for the year 1988, File No. 30-126.

B-36	Amended By-Laws of York Haven Power Company, dated as of January 1, 1985 - incorporated by reference to Exhibit A-1(d), Application on Form U-1, File No. 70-7398.

B-37	Amendment to Section 29 of the By-Laws of York Haven Power Company, dated as of September 8, 1987 - incorporated by reference to Exhibit A-2(a), Certificate Pursuant to Rule 24, File No. 70-7398.

B-38
Certificate of Incorporation of Met-Ed Preferred Capital II, Inc., dated as of September 1, 1998- incorporated by reference to Exhibit 3-C, Registration Statement on Form S-3, SEC Registration Nos. 333-62967, 333-62967-01 and 333-62967-02.

B-39
By-Laws of Met-Ed Preferred Capital II, Inc., dated as of September 1, 1998- incorporated by reference to Exhibit 3-D, Registration Statement on Form S-3, SEC Registration Nos. 333-62967, 333-62967-01 and 333-62967-02.

B-40
Certificate of Limited Partnership of Met-Ed Capital II, L.P., dated as of September 1, 1998-incorporated by reference to Exhibit 3E, Registration Statement on Form S-3, SEC Registration Nos. 333-62967, 333-62967-01 and 333-62967-02.

B-41
Certificate of Business Trust Registration of Met-Ed Capital Trust, dated as of September 1,1998- incorporated by reference to Exhibit 4-K, Registration Statement on Form S-3, SEC Registration Nos. 333-62967, 333-62967-01, and 333-62967-02.

B-42	Restated Articles of Incorporation of Met-Ed dated March 8, 1999 - incorporated by reference to Exhibit 3-E of Met-Ed's Annual Report on Form 10-K for the year 1999, File No. 1-446.

B-43	Payment and Guarantee Agreement of Met-Ed, dated May 28, 1999 - incorporated by reference to Exhibit B-1(a), Certificate Pursuant to Rule 24, File No. 70-9329.

B-44	Amended By-Laws of Met-Ed as of May 16, 2000 - incorporated by reference to Exhibit 3-F of Met-Ed’s Annual Report on Form 10-K for the year 2000, File No. 2-27099.

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits

Penelec

B-45
Articles of Incorporation of Nineveh Water Company (formerly Penelec Water Company), dated as of May 22, 1920 - incorporated by reference to Exhibit B-36 to GPU, Inc.'s Annual Report on Form U5S for the year 1988, File No. 30-126.

B-46	By-Laws of Nineveh Water Company, dated as of May 22, 1920 - incorporated by reference to Exhibit A-1(c), Application on Form U-1, File No. 70-7398.

B-47
Amendment to Article V, Section 6 of the By-Laws of Nineveh Water Company, dated as of August 27, 1987 - incorporated by reference to Exhibit A-1 (c), Certificate Pursuant to Rule 24, File No. 70-7398.

B-48
Certificate of Incorporation of Penelec Preferred Capital II, Inc., dated as of August 20, 1998- incorporated by reference to Exhibit 3-C, Registration Statement on Form S-3, SEC Registration Nos. 333-62295, 333-62295-01 and 333-62295-02.

B-49
By-Laws of Penelec Preferred Capital II, Inc., dated as of August 20, 1998- incorporated by reference to Exhibit 3-D, Registration Statement on Form S-3, SEC Registration Nos. 333-62295, 333-62295-01 and 333-62295-02.

B-50
Certificate of Limited Partnership of Penelec Capital II, L.P., dated as of August 20, 1998- incorporated by reference to Exhibit 3-E, Registration Statement on Form S-3, SEC Registration Nos. 333-62295, 333-62295-01 and 333-62295-02.

B-51
Certificate of Business Trust Registration of Penelec Capital Trust, dated as of August 20, 1998- incorporated by reference to Exhibit 4-J, Registration Statement on Form S-3, SEC Registration Nos. 333-62295, 333-62295-01 and 333-62295-02.

B-52	Restated Articles of Incorporation of Penelec dated March 8, 1999 - incorporated by reference to Exhibit 3-G of Penelec's Annual Report on Form 10-K for the year 1999, File No. 1-3522.

B-53	Amended By-Laws of Penelec, dated as of May 16, 2000 - incorporated by reference to Exhibit 3-H of Penelec’s Annual Report on Form 10-K for the year 2000, File No. 1-3522.

GPU Capital & GPU Power

B-54	Certificate of Incorporation of EI Power, Inc., dated as of March 15, 1994 - incorporated by reference to Exhibit B-41 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-55
Certificate of Amendment of Certificate of Incorporation of EI Power, Inc., dated as of August 1, 1996 to change the name of the company to GPU Power, Inc. - incorporated by reference to Exhibit B-77 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, Form No. 30-126.

B-56	Certificate of Incorporation of EI Energy, Inc., dated as of October 18, 1995 - incorporated by reference to Exhibit B-89 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-57
Certificate of Amendment of Certificate of Incorporation of EI Energy, Inc., dated as of August 1, 1996 to change the name of the company to GPU Electric, Inc. - incorporated by reference to Exhibit B-98 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits

GPU Capital & GPU Power

B-58
Certificate of Incorporation of EI UK Holdings, Inc., dated as of April 30, 1996 - incorporated by reference to Exhibit B-103 to GPU, Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-59
By-Laws of EI Power, Inc. (subsequently renamed GPU Power, Inc.), dated as of May 2, 1994 - incorporated by reference to Exhibit B-89 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-60
By-Laws of EI Energy, Inc. (subsequently renamed GPU Electric, Inc.), dated as of October 20, 1995 - incorporated by reference to Exhibit B-130 to GPU, Inc.'s Annual Report on Form U5S for the year 1995, File No. 30-126.

B-61	By-Laws of EI UK Holdings, Inc., adopted as of April 30, 1996 - incorporated by reference to Exhibit B-150 to GPU Inc.'s Annual Report on Form U5S for the year 1996, File No. 30-126.

B-62
Memorandum of Association of 2322120 Nova Scotia Limited, dated as of December 22, 1993 - incorporated by reference to Exhibit B-35 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-63
Certificate of Amendment of the Memorandum of Association of 2322120 Nova Scotia Limited, dated as of February 17, 1994 to change the name of the company to EI Services Canada Limited - incorporated by reference to Exhibit B-36 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-64
Memorandum of Association of 2322133 Nova Scotia Limited, dated as of December 22, 1993 - incorporated by reference to Exhibit B-31 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-65
Certificate of Amendment of the Memorandum of Association of 2322133 Nova Scotia Limited, dated as of February 17, 1994 to change the name of the company to EI Canada Holding Limited - incorporated by reference to Exhibit B-32 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-66
Articles of Association of 2322133 Nova Scotia Limited (subsequently renamed EI Canada Holding Limited), adopted as of December 22, 1993 - incorporated by reference to Exhibit B-83 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-67
Articles of Association of 2322120 Nova Scotia Limited (subsequently renamed EI Services Canada Limited), adopted as of December 22, 1993 - incorporated by reference to Exhibit B-85 to GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

B-68	Certificate of Incorporation of GPU Capital,Inc., dated October 8, 1998 - incorporated by reference to Exhibit B-198 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-69	By-Laws of GPU Capital, Inc. adopted as of October 8, 1998 - incorporated by reference to Exhibit B-199 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-70	Certificate of Incorporation of GPU Solar, Inc., dated November 5, 1997 - incorporated by reference to Exhibit B-213 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits

GPU Capital & GPU Power

B-71	By-Laws of GPU Solar, Inc., adopted as of November 5, 1997 - incorporated by reference to Exhibit B-214 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-72
Cerrtificate of Merger of GPU Solar, L.L.C. and GPU Solar, Inc., dated January 7, 1997 - incorporated by reference to Exhibit B-215 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

B-73
Articles of Association of GPU Argentina Services S.R.L., dated January 15, 1999 - incorporated by reference to Exhibit B-207 to GPU, Inc.’s Annual Report on Form U5S for the year 1999, File No. 30-126

MYR Group

B-74
Restated Certificate of Incorporation of The L.E. Myers Company as of April 29, 1982 - incorporated by reference to Exhibit B-168 to GPU, Inc.’s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-75	By-Laws of the L.E. Myers Company as Amended and Restated on May 15, 1996 - incorporated by reference to Exhibit B-169 to GPU, Inc.’s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-76	Certificate of Incorporation of MYRcom, Inc. dated April 20, 1999 - incorporated by reference to Exhibit B-170 to GPU, Inc.’s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-77	By-Laws of MYRcom, Inc. dated as of April 20, 1999 - incorporated by reference to Exhibit B-173 to GPU, Inc.’s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-78
Articles of Incorporation of Sturgeon Electric Company, Inc. dated August 20, 1974- incorporated by reference to Exhibit B-174 to GPU, Inc.’s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-79
Certificate of Merger of Sturgeon Electric Company, Inc., a Colorado Corporation into Sturgeon Electric Company, Inc. a Michigan Corporation dated August 30, 1974 - incorporated by reference to Exhibit B-175 to GPU, Inc.’s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-80
Agreement and Plan of Merger - Sturgeon Electric Company, Inc., a Colorado Corporation into Sturgeon Electric Company, Inc., a Michigan Corporation dated dated August 30, 1974 - incorporated by reference to Exhibit B-176 to GPU, Inc.’s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-81
Certificate of Merger of Harsub, Inc. into Sturgeon Electric Company, Inc. dated September 26, 1974 - incorporated by reference to Exhibit B-177 to GPU, Inc.’s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-82
Plan of Merger of Sturgeon Electric Company, Inc. and Harsub, Inc. dated September 4, 1974 - incorporated by reference to Exhibit B-178 to GPU, Inc.’s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-83
By-Laws of Sturgeon Electric Company, Inc. as Amended and Restated on May 15, 1996 - incorporated by reference to Exhibit B-179 to GPU, Inc.’s Annual Report on Form U5S for the year 2000, File No. 001-06047.

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits

MYR Group

B-84	Certificate of Incorporation of MYRpower, Inc. dated April 18, 2000 - incorporated by reference to Exhibit B-180 to GPU, Inc.’s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-85	By-Laws of MYRpower, Inc. dated April 19, 2000 - incorporated by reference to Exhibit B-183 to GPU, Inc.’s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-86
Articles of Incorporation of Harlan Electric Company dated December 26, 1940 - incorporated by reference to Exhibit B-184 to GPU, Inc.’s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-87	By-Laws of Harlan Electric Company as Amended and Restated on May 15, 1996 - incorporated by reference to Exhibit B-185 to GPU, Inc.’s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-88	Articles of Incorporation of ComTel Technology, Inc. dated March 23, 1983 - incorporated by reference to Exhibit B-186 to GPU, Inc.’s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-89	By-Laws of ComTel Technology dated March 23, 1983 - incorporated by reference to Exhibit B-187 to GPU, Inc.’s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-90	Articles of Incorporation of Power Piping Company dated October 31, 1963 - incorporated by reference to Exhibit B-188 to GPU, Inc.’s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-91	By-Laws of Power Piping Company as Amended and Restated on May 15, 1996 - incorporated by reference to Exhibit B-189 to GPU, Inc.’s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-92
Restated Certificate of Incorporation of MYR Group Inc. dated December 14, 1995 - incorporated by reference to Exhibit B-192 to GPU, Inc.’s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-93
Certificate of Amendment of Amended and Restated Certificate of Incorporation of MYR Group Inc. dated May 23, 1996 - incorporated by reference to Exhibit B-193 to GPU, Inc.’s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-94
Certificate of Amendment of Amended and Restated Certificate of Incorporation of MYR Group Inc. dated May 10, 1999 - incorporated by reference to Exhibit B-194 to GPU, Inc.’s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-95
Certificate of Ownership and Merger Merging GPX Acquisition Corporation With and Into MYR Group Inc. dated April 26, 2000 - incorporated by reference to Exhibit B-195 to GPU, Inc.’s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-96	Amended and Restated Certificate of Incorporation of MYR Group Inc. - incorporated by reference to Exhibit B-196 to GPU, Inc.’s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-97	By-Laws of MYR Group Inc. - incorporated by reference to Exhibit B-197 to GPU, Inc.’s Annual Report on Form U5S for the year 2000, File No. 001-06047.

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits

MYR Group

B-98
Articles of Amendment to the Articles of Incorporation of Alvarado-Martinez Construction Management Corporation (Great Southwestern Construction, Inc.) dated June 28, 1977 - incorporated by reference to Exhibit B-198 to GPU, Inc.’s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-99
Articles of Incorporation of Alvarado-Martinez Construction Management Corporation (Great Southwestern Construction, Inc) dated June 15, 1977 - incorporated by reference to Exhibit B-199 to GPU, Inc.’s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-100
Articles of Amendment to the Articles of Incorporation of Alvarado-Martinez Construction Management Corporation (Great Southwestern Construction, Inc.) dated November 13, 1980 - incorporated by reference to Exhibit B-200 to GPU, Inc.’s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-101
By-Laws of the Alvarado-Martinez Construction Management Corporation (Great Southwestern Construction, Inc.) - incorporated by reference to Exhibit B-201 to GPU, Inc.’s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-102
Articles of Incorporation of Hawkeye Construction, Inc. dated September 5, 1984 - incorporated by reference to Exhibit B-202 to GPU, Inc.’s Annual Report on Form U5S for the year 2000, File No. 001-06047.

B-103	By-Laws of Hawkeye Construction, Inc. dated September 5, 1984 - incorporated by reference to Exhibit B-203 to GPU, Inc.’s Annual Report on Form U5S for the year 2000, File No. 001-06047.

C.         Instruments Defining the Rights of Security Holders, including Identures, Outstanding and Uncompleted Contracts or Agreements

FirstEnergy

C-1	Rights Agreement, dated December 1, 1997 - incorporated by reference to Exhibit 4.1, Form 8-K.

C-2
FirstEnergy Corp. to The Bank of New York, Supplemental Indenture, dated November 7, 2001 - incorporated by reference to Exhibit 4-2 to FirstEnergy’s Annual Report on Form 10-K for 2001, File No. 333-21011.

C-3
FirstEnergy Corp. Executive and Director Incentive Compensation Plan, revised November 15, 1999 - incorporated by reference to Exhibit 10-1 to FirstEnergy’s Annual Report on Form 10-K for 1999, File No. 333-21011.

C-4
Amended FirstEnergy Corp. Deferred Compensation Plan for Directors, revised November 15, 1999 - incorporated by reference to Exhibit 10-2 to FirstEnergy’s Annual Report on Form 10-K for 1999, File No. 333-21011.

C-5
Employment, severance and change of control agreement between FirstEnergy Corp. and executive officers - incorporated by reference to Exhibit 10-3 to FirstEnergy’s Annual Report on Form 10-K for 1999, File No. 333-21011.

C-6	FirstEnergy Corp. Supplemental Executive Retirement Plan, amended January 1, 1999 - incorporated by reference to Exhibit 10-4 to FirstEnergy’s Annual Report on Form 10-K for 1999, File No. 333-21011.

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits

FirstEnergy

C-7	FirstEnergy Corp. Executive Incentive Compensation Plan -incorporated by reference to Exhibit 10-5 to FirstEnergy’s Annual Report on Form 10-K for 1999, File No. 333-21011.

C-8	Restricted stock agreement between FirstEnergy Corp. and A. J. Alexander - incorporated by reference to Exhibit 10-6 to FirstEnergy’s Annual Report on Form 10-K for 1999, File No. 333-21011.

C-9	FirstEnergy Corp. Executive and Director Incentive Compensation Plan - incorporated by reference to Exhibit 10-1 to FirstEnergy’s Annual Report on Form 10-K for 1998, File No. 333-21011.

C-10
Amended FirstEnergy Corp. Deferred Compensation Plan for Directors, amended February 15, 1999 - incorporated by reference to Exhibit 10-2 to FirstEnergy’s Annual Report on Form 10-K for 1998, File No. 333-21011.

C-11	Restricted stock agreement between FirstEnergy Corp. and A. J. Alexander - incorporated by reference to Exhibit 10-9 to FirstEnergy’s Annual Report on Form 10-K for 2000, File No. 333-21011.

C-12	Restricted stock agreement between FirstEnergy Corp. and H. P. Burg - incorporated by reference to Exhibit 10-10 to FirstEnergy’s Annual Report on Form 10-K for 2000, File No. 333-21011.

C-13
Stock option agreement between FirstEnergy Corp. and officers dated November 22, 2000 - incorporated by reference to Exhibit 10-11 to FirstEnergy’s Annual Report on Form 10-K for 2000, File No. 333-21011.

C-14	Stock option agreement between FirstEnergy Corp. and officers dated March 1, 2000 - incorporated by reference to Exhibit 10-12 to FirstEnergy’s Annual Report on Form 10-K for 2000, File No. 333-21011.

C-15
Stock option agreement between FirstEnergy Corp. and director dated January 1, 2000 - incorporated by reference to Exhibit 10-13 to FirstEnergy’s Annual Report on Form 10-K for 2000, File No. 333-21011.

C-16
Stock option agreement between FirstEnergy Corp. and two directors dated January 1, 2001 - incorporated by reference to Exhibit 10-14 to FirstEnergy’s Annual Report on Form 10-K for 2000, File No. 333-21011.

C-17	Executive and Director Incentive Compensation Plan dated May 15, 2001 - incorporated by reference to Exhibit 10-15 to FirstEnergy’s Annual Report on Form 10-K for 2001, File No. 333-21011.

C-18
Amended FirstEnergy Corp. Deferred Compensation Plan for Directors, revised September 18, 2000 - incorporated by reference to Exhibit 10-16 to FirstEnergy’s Annual Report on Form 10-K for 2001, File No. 333-21011.

C-19	Stock Option Agreements between FirstEnergy Corp. and Officers dated May 16, 2001 - incorporated by reference to Exhibit 10-17 to FirstEnergy’s Annual Report on Form 10-K for 2001, File No. 333-21011.

C-20
Restricted Stock Agreements between FirstEnergy Corp. and Officers dated February 20, 2002 - incorporated by reference to Exhibit 10-18 to FirstEnergy’s Annual Report on Form 10-K for 2001, File No. 333-21011.

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits

FirstEnergy

C-21
Stock Option Agreements between FirstEnergy Corp. and One Director dated January 1, 2002 - incorporated by reference to Exhibit 10-19 to FirstEnergy’s Annual Report on Form 10-K for 2001, File No. 333-21011.

C-22	FirstEnergy Corp. Executive Deferred Compensation Plan - incorporated by reference to Exhibit 10-20 to FirstEnergy’s Annual Report on Form 10-K for 2001, File No. 333-21011.

C-23	Executive Incentive Compensation Plan-Tier 2 - incorporated by reference to Exhibit 10-21 to FirstEnergy’s Annual Report on Form 10-K for 2001, File No. 333-21011.

C-24	Executive Incentive Compensation Plan-Tier 3 - incorporated by reference to Exhibit 10-22 to FirstEnergy’s Annual Report on Form 10-K for 2001, File No. 333-21011.

C-25	Executive Incentive Compensation Plan-Tier 4 - incorporated by reference to Exhibit 10-23 to FirstEnergy’s Annual Report on Form 10-K for 2001, File No. 333-21011.

C-26	Executive Incentive Compensation Plan-Tier 5 - incorporated by reference to Exhibit 10-24 to FirstEnergy’s Annual Report on Form 10-K for 2001, File No. 333-21011.

C-27	Executive and Director Stock Option Agreement dated June 11, 2002 - incorporated by reference to Exhibit 10-28 to FirstEnergy’s Annual Report on Form 10-K for 2002, File No. 333-21011.

C-28	Director Stock Option Agreement - incorporated by reference to Exhibit 10-29 to FirstEnergy’s Annual Report on Form 10-K for 2002, File No. 333-21011.

C-29	Executive and Director Incentive Compensation Plan, Amendment dated May 21, 2002 - incorporated by reference to Exhibit 10-30 to FirstEnergy’s Annual Report on Form 10-K for 2002, File No. 333-21011.

C-30	Directors Deferred Compensation Plan, Revised November 19, 2002 - incorporated by reference to Exhibit 10-31 to FirstEnergy’s Annual Report on Form 10-K for 2002, File No. 333-21011.

C-31	Executive Incentive Compensation Plan 2002 - incorporated by reference to Exhibit 10-32 to FirstEnergy’s Annual Report on Form 10-K for 2002, File No. 333-21011.

C-32
Form of 1998 Stock Option Agreement under the 1990 Stock Plan for Employees of GPU, Inc. and Subsidiaries - incorporated by reference to GPU, Inc.'s Annual Report on Form 10-K, Exhibit 10-Q, for the year 1998, File No. 1-6047.

C-33	Severance Protection Agreement for Carole B. Snyder, dated November 30, 1998 - incorporated by reference to Exhibit C-27 to GPU, Inc.'s Annual Report on Form U5S for the year 1999, File No. 30-126.

C-34
GPU, Inc. 1990 Stock Plan for Employees of GPU, Inc. and Subsidiaries as amended and restated to reflect amendments through June 3, 1999 - incorporated by reference to Exhibit 10-V of GPU, Inc.'s Annual Report on Form 10-K for the year 1999, File No. 1-6047.

C-35
Form of 1999 Stock Option Agreement under the 1990 Stock Plan for Employees of GPU, Inc. and Subsidiaries - incorporated by reference to Exhibit 10-W of GPU, Inc.'s Annual Report on Form 10-K for the year 1999, File No. 1-6047.

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits

FirstEnergy

C-36	Forms of Estate Enhancement Program Agreements - incorporated by reference to Exhibit 10-JJ of GPU, Inc.'s Annual Report on Form 10-K for the year 1999, File No. 1-6047.

C-37
Amended and restated Retirement Plan for Outside Directors of GPU, Inc. dated as of August 8, 2000 - incorporated by reference to Exhibit 10-N on GPU, Inc.’s Annual Report on Form 10-K for the year 2000, File No. 1-6047.

C-38
Amended and restated Deferred Remuneration Plan for GPU, Inc.’s Outside Directors dated as of August 8, 2000 - incorporated by reference to Exhibit 10-O on GPU, Inc.’s Annual Report on Form 10-K for the year 2000, File No. 1-6047.

C-39	Amendment to GPU, Inc. 1990 Stock Plan dated as of April 5, 2001 - incorporated by reference to Exhibit C-41 to GPU Inc.’s Annual Report on Form U5S for the year 2000, File No. 1-6047.

C-40
GPU, Inc. Stock Option and Restricted Stock Plan for MYR Group Inc. Employees amended as of April 5, 2001 - incorporated by reference to Exhibit C-43 to GPU Inc.’s Annual Report on Form U5S for the year 2000, File No. 1-6047.

C-41	Amendment to the Severance Protection Agreement for Carole B. Snyder, dated August 8, 2000.

C-42	Amendment to the Special Severance Protection Agreement for Carole B. Snyder, dated November 7, 2001.

C-43	Special Severance Protection Agreement for Carole B. Snyder, dated October 13, 2001.

C-44	Amendment to the Severance Protection Agreement for Carole B. Snyder, dated July 29, 2003.

C-45
Form of Amendment, effective November 7, 2001, to GPU, Inc. 1990 Stock Plan for Employees of GPU, Inc. and Subsidiaries, Deferred Remuneration Plan for Outside Directors of GPU, Inc., and Retirement Plan for Outside Directors of GPU, Inc. (2001 Form 10-K, Exhibit 10-26).

C-46	Executive and Director Stock Option Agreement dated June 11, 2002. (2002 Form 10-K, Exhibit 10-28).

C-47
$1Billion Three-Year Credit Agreement dated as of June 22, 2004 among FirstEnergy Corp., the Banks named therein, Citicorp USA, Inc., as Administrative and Fronting Bank and Barclays Bank PLC as Fronting Bank. (2004 Form 10-K, Exhibit 10-1)

C-48
$375,000,000 Three-Year Credit Agreement dated as of October 23, 2003 among FirstEnergy Corp., the Banks named therein, Citibank, N.A., as Administrative Agent and Bank One, NA, as Fronting Bank. (2004 Form 10-K, Exhibit 10-2)

C-49	Deferred Compensation Plan for Outside Directors, effective November 7, 2001, incorporated by reference to Exhibit 4(f), Form S-8, File No. 333-101472.

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits

FirstEnergy

C-50	Employment Agreement between FirstEnergy and an officer dated July 20, 2004, (September 30, 2004 Form 10-Q, Exhibit 10-41).

C-51	Stock Option Agreement between FirstEnergy and an officer dated August 20, 2004. (September 30, 2004 Form 10-Q, Exhibit 10-42).

C-52	Restricted Stock Agreement between FirstEnergy and an officer dated August 20, 2004. (September 30, 2004 Form 10-Q, Exhibit 10-43).

C-53	Executive Bonus Plan between FirstEnergy and Officers dated October 31, 2004. (September 30, 2004 Form 10-Q, Exhibit 10-44).

C-54	Form of Employment, Severance, and Change of Control Agreement, between FirstEnergy and A. J. Alexander. (2004 Form 10-K, Exhibit 10-12)

C-55
Form of Employment, Severance, and Change of Control Agreement, Tier 1, between FirstEnergy and the following executive officers: C.B. Snyder, L.L. Vespoli, and R.H. Marsh (effective January 1, 2006). (2004 Form 10-K, Exhibit 10-13)

C-56
Form of Employment, Severance, and Change of Control Agreement, Tier 1, between FirstEnergy and the following executive officers: L.M. Cavalier, M.T. Clark, and R.R. Grigg. (2004 Form 10-K, Exhibit 10-14)

C-57
Form of Employment, Severance, and Change of Control Agreement, Tier 2, between FirstEnergy and the following executive officers: K.J. Keough and K.W. Dindo (effective January 1, 2006). (2004 Form 10-K, Exhibit 10-15)

C-58	Form of Employment, Severance, and Change of Control Agreement, Tier 2, between FirstEnergy and G. L. Pipitone. (2004 Form 10-K, Exhibit 10-16)

C-59	Executive and Director Incentive Compensation Plan, Amendment dated January 18, 2005. (2004 Form 10-K, Exhibit 10-3)

C-60	Form of Restricted Stock Agreements, between FirstEnergy and Officers. (2004 Form 10-K, Exhibit 10-5)

C-61	Form of Restricted Stock Unit Agreements (Performance Adjusted), between FirstEnergy and Officers. (2004 Form 10-K, Exhibit 10-4)

C-62	Form of Restricted Stock Agreement, between FirstEnergy and an officer. (2004 Form 10-K, Exhibit 10-6)

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits

OE

C-63	Indenture dated as of August 1, 1930 between OE and Bankers Trust Company, (now the Bank of New York), as Trustee, as amended and supplemented by Supplemental Indentures:

Dated as of	File Reference	Exhibit No.
March 3, 1931	Form 10-K, 2-1725	B1,B-1(a),B-1(b)
November 1, 1935	Form 10-K, 2-2721	B-4
January 1, 1937	Form 10-K, 2-3402	B-5
September 1, 1937	Form 8-A	B-6
June 13, 1939	Form 10-K, 2-5462	7(a)-7
August 1, 1974	Form 8-A, August 28, 1974	2(b)
July 1, 1976	Form 8-A, July 28, 1976	2(b)
December 1, 1976	Form 8-A, December 15, 1976	2(b)
June 15, 1977	Form 8-A, June 27, 1977	2(b)
Supplemental Indentures:
September 1, 1944	Form 10-K, 2-61146	2(b)(2)
April 1, 1945	Form 10-K, 2-61146	2(b)(2)
September 1, 1948	Form 10-K, 2-61146	2(b)(2)
May 1, 1950	Form 10-K, 2-61146	2(b)(2)
January 1, 1954	Form 10-K, 2-61146	2(b)(2)
May 1, 1955	Form 10-K, 2-61146	2(b)(2)
August 1, 1956	Form 10-K, 2-61146	2(b)(2)
March 1, 1958	Form 10-K, 2-61146	2(b)(2)
April 1, 1959	Form 10-K, 2-61146	2(b)(2)
June 1, 1961	Form 10-K, 2-61146	2(b)(2)
September 1, 1969	Form 10-K, 2-34351	2(b)(2)
May 1, 1970	Form 10-K, 2-37146	2(b)(2)
September 1, 1970	Form 10-K, 2-38172	2(b)(2)
June 1, 1971	Form 10-K, 2-40379	2(b)(2)
August 1, 1972	Form 10-K, 2-44803	2(b)(2)
September 1, 1973	Form 10-K, 2-48867	2(b)(2)
May 15, 1978	Form 10-K, 2-66957	2(b)(4)
February 1, 1980	Form 10-K, 2-66957	2(b)(5)
April 15, 1980	Form 10-K, 2-66957	2(b)(6)
June 15, 1980	Form 10-K, 2-68023	(b)(4)(b)(5)
October 1, 1981	Form 10-K, 2-74059	(4)(d)
October 15, 1981	Form 10-K, 2-75917	(4)(e)
February 15, 1982	Form 10-K, 2-75917	(4)(e)
July 1, 1982	Form 10-K, 2-89360	(4)(d)
March 1, 1983	Form 10-K, 2-89360	(4)(e)
March 1, 1984	Form 10-K, 2-89360	(4)(f)
September 15, 1984	Form 10-K, 2-92918	(4)(d)
September 27, 1984	Form 10-K, 33-2576	(4)(d)
November 8, 1984	Form 10-K, 33-2576	(4)(d)
December 1, 1984	Form 10-K, 33-2576	(4)(d)
December 5, 1984	Form 10-K, 33-2576	(4)(e)
January 30, 1985	Form 10-K, 33-2576	(4)(e)
February 25, 1985	Form 10-K, 33-2576	(4)(e)

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits

OE

Dated as of	File Reference	Exhibit No.
Supplemental Indentures:
July 1, 1985	Form 10-K, 33-2576	(4)(e)
October 1, 1985	Form 10-K, 33-2576	(4)(e)
January 15, 1986	Form 10-K, 33-8791	(4)(d)
May 20, 1986	Form 10-K, 33-8791	(4)(d)
June 3, 1986	Form 10-K, 33-8791	(4)(e)
October 1, 1986	Form 10-K, 33-29827	(4)(d)
August 25, 1989	Form 10-K, 33-34663	(4)(d)
February 15, 1991	Form 10-K, 33-39713	(4)(d)
May 1, 1991	Form 10-K, 33-45751	(4)(d)
May 15, 1991	Form 10-K, 33-45751	(4)(d)
September 15, 1991	Form 10-K, 33-45751	(4)(d)
April 1, 1992	Form 10-K, 33-48931	(4)(d)
June 15, 1992	Form 10-K, 33-48931	(4)(d)
September 15, 1992	Form 10-K, 33-48931	(4)(e)
April 1, 1993	Form 10-K, 33-51139	(4)(d)
June 15, 1993	Form 10-K, 33-51139	(4)(d)
September 15, 1993	Form 10-K, 33-51139	(4)(d)
November 15, 1993	Form 10-K, 1-2578	(4)(2)
April 1, 1995	Form 10-K, 1-2578	(4)(2)
May 1, 1995	Form 10-K, 1-2578	(4)(2)
July 1, 1995	Form 10-K, 1-2578	(4)(2)
June 1, 1997	Form 10-K, 1-2578	(4)(2)
April 1, 1998	Form 10-K, 1-2578	(4)(2)
June 1, 1998	Form 10-K, 1-2578	(4)(2)
September 29, 1999	Form 10-K, 1-2578	(4)(2)
April 1, 2000	Form 10-K, 1-2578	(4)(2)(a)
April 1, 2000	Form 10-K, 1-2578	(4)(2)(b)
June 1, 2001	2003 Form 10-K, 1-2578
February 1, 2003	2003 Form 10-K, 1-2578	(4)(2)
March 1, 2003	2003 Form 10-K, 1-2578	(4)(2)
August 1, 2003	2003 Form 10-K, 1-2578	(4)(2)

C-64	General Mortgage Indenture and Deed of Trust dated as of January 1, 1998 between OE and the Bank of New York, as Trustee. (Registration No. 333-05277, Exhibit 4(g).)

C-65
Indenture dated as of April 1, 2003 between OE and The Bank of New York, as Trustee, incorporated by reference to Exhibit 4-3 on FirstEnergy Annual Report on Form 10-K, for the year 2003, File No. 1-2578.

C-66	Ohio Edison System Executive Supplemental Life Insurance Plan. (1995 Form 10-K, Exhibit 10-44.)

June 1, 2003	2004 Form 10-K, 1-2578	(4)(2)
June 1, 2003	2004 Form 10-K, 1-2578	(4)(2)
December 1, 2003	2004 Form 10-K, 1-2578	(4)(2)

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits

OE

C-67	Ohio Edison System Executive Incentive Compensation Plan. (1995 Form 10-K, Exhibit 10-45.)

C-68	Ohio Edison System Restated and Amended Executive Deferred Compensation Plan. (1995 Form 10-K, Exhibit 10-46.)

C-69	Ohio Edison System Restated and Amended Supplemental Executive Retirement Plan. (1995 Form 10-K, Exhibit 10-47.)

C-70	Severance pay agreement between Ohio Edison Company and A. J. Alexander. (1995 Form 10-K, Exhibit 10-50.)

C-71
Participation Agreement dated as of March 16, 1987 among Perry One Alpha Limited Partnership, as Owner Participant, the Original Loan Participants listed in Schedule 1 Hereto, as Original Loan Participants, PNPP Funding Corporation, as Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee and Ohio Edison Company, as Lessee. (1986 Form 10-K, Exhibit 28-1.)

C-72
Amendment No. 1 dated as of September 1, 1987 to Participation Agreement dated as of March 16, 1987 among Perry One Alpha Limited Partnership, as Owner Participant, the Original Loan Participants listed in Schedule 1 thereto, as Original Loan Participants, PNPP Funding Corporation, as Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company (now The Bank of New York), as Indenture Trustee, and Ohio Edison Company, as Lessee. (1991 Form 10-K, Exhibit 10-46.)

C-73
Amendment No. 3 dated as of May 16, 1988 to Participation Agreement dated as of March 16, 1987, as amended among Perry One Alpha Limited Partnership, as Owner Participant, PNPP Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee, and Ohio Edison Company, as Lessee. (1992 Form 10-K, Exhibit 10-47.)

C-74
Amendment No. 4 dated as of November 1, 1991 to Participation Agreement dated as of March 16, 1987 among Perry One Alpha Limited Partnership, as Owner Participant, PNPP Funding Corporation, as Funding Corporation, PNPP II Funding Corporation, as New Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1991 Form 10-K, Exhibit 10-47.)

C-75
Amendment No. 5 dated as of November 24, 1992 to Participation Agreement dated as of March 16, 1987, as amended, among Perry One Alpha Limited Partnership, as Owner Participant, PNPP Funding Corporation, as Funding Corporation, PNPP II Funding Corporation, as New Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company as Lessee. (1992 Form 10-K, Exhibit 10-49.)

C-76
Amendment No. 6 dated as of January 12, 1993 to Participation Agreement dated as of March 16, 1987 among Perry One Alpha Limited Partnership, as Owner Participant, PNPP Funding Corporation, as Funding Corporation, PNPP II Funding Corporation, as New Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1992 Form 10-K, Exhibit 10-50.)

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits

OE

C-77
Amendment No. 7 dated as of October 12, 1994 to Participation Agreement dated as of March 16, 1987 as amended, among Perry One Alpha Limited Partnership, as Owner Participant, PNPP Funding Corporation, as Funding Corporation, PNPP II Funding Corporation, as New Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-54.)

C-78
Facility Lease dated as of March 16, 1987 between The First National Bank of Boston, as Owner Trustee, with Perry One Alpha Limited Partnership, Lessor, and Ohio Edison Company, Lessee. (1986 Form 10-K, Exhibit 28-2.)

C-79
Amendment No. 1 dated as of September 1, 1987 to Facility Lease dated as of March 16, 1997 between The First National Bank of Boston, as Owner Trustee, Lessor and Ohio Edison Company, Lessee. (1991 Form 10-K, Exhibit 10-49.)

C-80
Amendment No. 2 dated as of November 1, 1991, to Facility Lease dated as of March 16, 1987, between The First National Bank of Boston, as Owner Trustee, Lessor and Ohio Edison Company, Lessee. (1991 Form 10-K, Exhibit 10-50.)

C-81
Amendment No. 3 dated as of November 24, 1992 to Facility Lease dated as March 16, 1987 as amended, between The First National Bank of Boston, as Owner Trustee, with Perry One Alpha Limited partnership, as Owner Participant and Ohio Edison Company, as Lessee. (1992 Form 10-K, Exhibit 10-54.)

C-82
Amendment No. 4 dated as of January 12, 1993 to Facility Lease dated as of March 16, 1987 as amended, between, The First National Bank of Boston, as Owner Trustee, with Perry One Alpha Limited Partnership, as Owner Participant, and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-59.)

C-83
(Amendment No. 5 dated as of October 12, 1994 to Facility Lease dated as of March 16, 1987 as amended, between, The First National Bank of Boston, as Owner Trustee, with Perry One Alpha Limited Partnership, as Owner Participant, and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-60.)

C-84
Letter Agreement dated as of March 19, 1987 between Ohio Edison Company, Lessee, and The First National Bank of Boston, Owner Trustee under a Trust dated March 16, 1987 with Chase Manhattan Realty Leasing Corporation, required by Section 3(d) of the Facility Lease. (1986 Form 10-K, Exhibit 28-3.)

C-85
Ground Lease dated as of March 16, 1987 between Ohio Edison Company, Ground Lessor, and The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with the Owner Participant, Tenant. (1986 Form 10-K, Exhibit 28-4.)

C-86	Trust Agreement dated as of March 16, 1987 between Perry One Alpha Limited Partnership, as Owner Participant, and The First National Bank of Boston. (1986 Form 10-K, Exhibit 28-5.)

C-87
Trust Indenture, Mortgage, Security Agreement and Assignment of Facility Lease dated as of March 16, 1987 between The First National Bank of Boston, as Owner Trustee under a Trust Agreement dated as of March 16, 1987 with Perry One Alpha Limited Partnership, and Irving Trust Company, as Indenture Trustee. (1986 Form 10-K, Exhibit 28-6.)

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits

OE

C-88
Supplemental Indenture No. 1 dated as of September 1, 1987 to Trust Indenture, Mortgage, Security Agreement and Assignment of Facility Lease dated as of March 16, 1987 between The First National Bank of Boston as Owner Trustee and Irving Trust Company (now The Bank of New York), as Indenture Trustee. (1991 Form 10-K, Exhibit 10-55.)

C-89
Supplemental Indenture No. 2 dated as of November 1, 1991 to Trust Indenture, Mortgage, Security Agreement and Assignment of Facility Lease dated as of March 16, 1987 between The First National Bank of Boston, as Owner Trustee and The Bank of New York, as Indenture Trustee. (1991 Form 10-K, Exhibit 10-56.)

C-90	Tax Indemnification Agreement dated as of March 16, 1987 between Perry One, Inc. and PARock Limited Partnership as General Partners and Ohio Edison Company, as Lessee. (1986 Form 10-K, Exhibit 28-7.)

C-91
Amendment No. 1 dated as of November 1, 1991 to Tax Indemnification Agreement dated as of March 16, 1987 between Perry One, Inc. and PARock Limited Partnership and Ohio Edison Company. (1991 Form 10-K, Exhibit 10-58.)

C-92
Amendment No. 2 dated as of January 12, 1993 to Tax Indemnification Agreement dated as of March 16, 1987 between Perry One, Inc. and PARock Limited Partnership and Ohio Edison Company. (1994 Form 10-K, Exhibit 10-69.)

C-93
Amendment No. 3 dated as of October 12, 1994 to Tax Indemnification Agreement dated as of March 16, 1987 between Perry One, Inc. and PARock Limited Partnership and Ohio Edison Company. (1994 Form 10-K, Exhibit 10-70.)

C-94
Partial Mortgage Release dated as of March 19, 1987 under the Indenture between Ohio Edison Company and Bankers Trust Company, as Trustee, dated as of the 1st day of August 1930. (1986 Form 10-K, Exhibit 28-8.)

C-95
Assignment, Assumption and Further Agreement dated as of March 16, 1987 among The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with Perry One Alpha Limited Partnership, The Cleveland Electric Illuminating Company, Duquesne Light Company, Ohio Edison Company, Pennsylvania Power Company and Toledo Edison Company. (1986 Form 10-K, Exhibit 28-9.)

C-96
Additional Support Agreement dated as of March 16, 1987 between The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with Perry One Alpha Limited Partnership, and Ohio Edison Company. (1986 Form 10-K, Exhibit 28-10.)

C-97
Bill of Sale, Instrument of Transfer and Severance Agreement dated as of March 19, 1987 between Ohio Edison Company, Seller, and The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with Perry One Alpha Limited Partnership. (1986 Form 10-K, Exhibit 28-11.)

C-98
Easement dated as of March 16, 1987 from Ohio Edison Company, Grantor, to The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with Perry One Alpha Limited Partnership, Grantee. (1986 Form 10-K, File Exhibit 28-12.)

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits

OE

C-99
Participation Agreement dated as of March 16, 1987 among Security Pacific Capital Leasing Corporation, as Owner Participant, the Original Loan Participants listed in Schedule 1 Hereto, as Original Loan Participants, PNPP Funding Corporation, as Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee and Ohio Edison Company, as Lessee. (1986 Form 10-K, as Exhibit 28-13.)

C-100
Amendment No. 1 dated as of September 1, 1987 to Participation Agreement dated as of March 16, 1987 among Security Pacific Capital Leasing Corporation, as Owner Participant, The Original Loan Participants Listed in Schedule 1 thereto, as Original Loan Participants, PNPP Funding Corporation, as Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee and Ohio Edison Company, as Lessee. (1991 Form 10-K, Exhibit 10-65.)

C-101
Amendment No. 4 dated as of November 1, 1991, to Participation Agreement dated as of March 16, 1987 among Security Pacific Capital Leasing Corporation, as Owner Participant, PNPP Funding Corporation, as Funding Corporation, PNPP II Funding Corporation, as New Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1991 Form 10-K, Exhibit 10-66.)

C-102
Amendment No. 5 dated as of November 24, 1992 to Participation Agreement dated as of March 16, 1987 as amended among Security Pacific Capital Leasing Corporation, as Owner Participant, PNPP Funding Corporation, as Funding Corporation, PNNP II Funding Corporation, as New Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1992 Form 10-K, Exhibit 10-71.)

C-103
Amendment No. 6 dated as of January 12, 1993 to Participation Agreement dated as of March 16, 1987 as amended among Security Pacific Capital Leasing Corporation, as Owner Participant, PNPP Funding Corporation, as Funding Corporation, PNPP II Funding Corporation, as New Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-80.)

C-104
Amendment No. 7 dated as of October 12, 1994 to Participation Agreement dated as of March 16, 1987 as amended among Security Pacific Capital Leasing Corporation, as Owner Participant, PNPP Funding Corporation, as Funding Corporation, PNPP II Funding Corporation, as New Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-81.)

C-105
Facility Lease dated as of March 16, 1987 between The First National Bank of Boston, as Owner Trustee, with Security Pacific Capital Leasing Corporation, Lessor, and Ohio Edison Company, as Lessee. (1986 Form 10-K, Exhibit 28-14.)

C-106
Amendment No. 1 dated as of September 1, 1987 to Facility Lease dated as of March 16, 1987 between The First National Bank of Boston as Owner Trustee, Lessor and Ohio Edison Company, Lessee. (1991 Form 10-K, Exhibit 10-68.)

C-107
Amendment No. 2 dated as of November 1, 1991 to Facility Lease dated as of March 16, 1987 between The First National Bank of Boston as Owner Trustee, Lessor and Ohio Edison Company, Lessee. (1991 Form 10-K, Exhibit 10-69.)

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits

OE

C-108
Amendment No. 3 dated as of November 24, 1992 to Facility Lease dated as of March 16, 1987, as amended, between, The First National Bank of Boston, as Owner Trustee, with Security Pacific Capital Leasing Corporation, as Owner Participant and Ohio Edison Company, as Lessee. (1992 Form 10-K, Exhibit 10-75.)

C-109
Amendment No. 4 dated as of January 12, 1993 to Facility Lease dated as of March 16, 1987 as amended between, The First National Bank of Boston, as Owner Trustee, with Security Pacific Capital Leasing Corporation, as Owner Participant, and Ohio Edison Company, as Lessee. (1992 Form 10-K, Exhibit 10-76.)

C-110
Amendment No. 5 dated as of October 12, 1994 to Facility Lease dated as of March 16, 1987 as amended between, The First National Bank of Boston, as Owner Trustee, with Security Pacific Capital Leasing Corporation, as Owner Participant, and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-87.)

C-111
Letter Agreement dated as of March 19, 1987 between Ohio Edison Company, as Lessee, and The First National Bank of Boston, as Owner Trustee under a Trust, dated as of March 16, 1987, with Security Pacific Capital Leasing Corporation, required by Section 3(d) of the Facility Lease. (1986 Form 10-K, Exhibit 28-15.)

C-112
Ground Lease dated as of March 16, 1987 between Ohio Edison Company, Ground Lessor, and The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with Perry One Alpha Limited Partnership, Tenant. (1986 Form 10-K, Exhibit 28-16.)

C-113	Trust Agreement dated as of March 16, 1987 between Security Pacific Capital Leasing Corporation, as Owner Participant, and The First National Bank of Boston. (1986 Form 10-K, Exhibit 28-17.)

C-114
Trust Indenture, Mortgage, Security Agreement and Assignment of Facility Lease dated as of March 16, 1987 between The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with Security Pacific Capital Leasing Corporation, and Irving Trust Company, as Indenture Trustee. (1986 Form 10-K, Exhibit 28-18.)

C-115
Supplemental Indenture No. 1 dated as of September 1, 1987 to Trust Indenture, Mortgage, Security Agreement and Assignment of Facility Lease dated as of March 16, 1987 between The First National Bank of Boston, as Owner Trustee and Irving Trust Company (now The Bank of New York), as Indenture Trustee. (1991 Form 10-K, Exhibit 10-74.)

C-116
Supplemental Indenture No. 2 dated as of November 1, 1991 to Trust Indenture, Mortgage, Security Agreement and Assignment of Facility Lease dated as of March 16, 1987 between The First National Bank of Boston, as Owner Trustee and The Bank of New York, as Indenture Trustee. (1991 Form 10-K, Exhibit 10-75.)

C-117
Tax Indemnification Agreement dated as of March 16, 1987 between Security Pacific Capital Leasing Corporation, as Owner Participant, and Ohio Edison Company, as Lessee. (1986 Form 10-K, Exhibit 28-19.)

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits

OE

C-118
Amendment No. 1 dated as of November 1, 1991 to Tax Indemnification Agreement dated as of March 16, 1987 between Security Pacific Capital Leasing Corporation and Ohio Edison Company. (1991 Form 10-K, Exhibit 10-77.)

C-119
Amendment No. 2 dated as of January 12, 1993 to Tax Indemnification Agreement dated as of March 16, 1987 between Security Pacific Capital Leasing Corporation and Ohio Edison Company. (1994 Form 10-K, Exhibit 10-96.)

C-120
Amendment No. 3 dated as of October 12, 1994 to Tax Indemnification Agreement dated as of March 16, 1987 between Security Pacific Capital Leasing Corporation and Ohio Edison Company. (1994 Form 10-K, Exhibit 10-97.)

C-121
Assignment, Assumption and Further Agreement dated as of March 16, 1987 among The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with Security Pacific Capital Leasing Corporation, The Cleveland Electric Illuminating Company, Duquesne Light Company, Ohio Edison Company, Pennsylvania Power Company and Toledo Edison Company. (1986 Form 10-K, Exhibit 28-20.)

C-122
Additional Support Agreement dated as of March 16, 1987 between The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with Security Pacific Capital Leasing Corporation, and Ohio Edison Company. (1986 Form 10-K, Exhibit 28-21.)

C-123
Bill of Sale, Instrument of Transfer and Severance Agreement dated as of March 19, 1987 between Ohio Edison Company, Seller, and The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with Security Pacific Capital Leasing Corporation, Buyer. (1986 Form 10-K, Exhibit 28-22.)

C-124
Easement dated as of March 16, 1987 from Ohio Edison Company, Grantor, to The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of March 16, 1987, with Security Pacific Capital Leasing Corporation, Grantee. (1986 Form 10-K, Exhibit 28-23.)

C-125
Refinancing Agreement dated as of November 1, 1991 among Perry One Alpha Limited Partnership, as Owner Participant, PNPP Funding Corporation, as Funding Corporation, PNPP II Funding Corporation, as New Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee, The Bank of New York, as Collateral Trust Trustee, The Bank of New York, as New Collateral Trust Trustee and Ohio Edison Company, as Lessee. (1991 Form 10-K, Exhibit 10-82.)

C-126
Refinancing Agreement dated as of November 1, 1991 among Security Pacific Leasing Corporation, as Owner Participant, PNPP Funding Corporation, as Funding Corporation, PNPP II Funding Corporation, as New Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee, The Bank of New York, as Collateral Trust Trustee, The Bank of New York as New Collateral Trust Trustee and Ohio Edison Company, as Lessee. (1991 Form 10-K, Exhibit 10-83.)

C-127
Receivables Purchase Agreement dated as November 28, 1989, as amended and restated as of April 23, 1993, between OES Capital, Incorporated, Corporate Asset Funding Company, Inc. and Citicorp North America, Inc. (1994 Form 10-K, Exhibit 10-106.)

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits

OE

C-128	Guarantee Agreement entered into by Ohio Edison Company dated as of January 17, 1991. (1990 Form 10-K, Exhibit 10-64.)

C-129	Transfer and Assignment Agreement among Ohio Edison Company and Chemical Bank, as trustee under the OE Power Contract Trust. (1990 Form 10-K, Exhibit 10-65.)

C-130
Renunciation of Payments and Assignment among Ohio Edison Company, Monongahela Power Company, West Penn Power Company, and the Potomac Edison Company dated as of January 4, 1991. (1990 Form 10-K, Exhibit 10-66.)

C-131	Transfer and Assignment Agreement dated May 20, 1994 among Ohio Edison Company and Chemical Bank, as trustee under the OE Power Contract Trust. (1994 Form 10-K, Exhibit 10-110.)

C-132
Renunciation of Payments and Assignment among Ohio Edison Company, Monongahela Power Company, West Penn Power Company, and the Potomac Edison Company dated as of May 20, 1994. (1994 Form 10-K, Exhibit 10-111.)

C-133	Transfer and Assignment Agreement dated October 12, 1994 among Ohio Edison Company and Chemical Bank, as trustee under the OE Power Contract Trust. (1994 Form 10-K, Exhibit 10-112.)

C-134
Renunciation of Payments and Assignment among Ohio Edison Company, Monongahela Power Company, West Penn Power Company, and the Potomac Edison Company dated as of October 12, 1994. (1994 Form 10-K, Exhibit 10-113.)

C-135
Participation Agreement dated as of September 15, 1987, among Beaver Valley Two Pi Limited Partnership, as Owner Participant, the Original Loan Participants listed in Schedule 1 Thereto, as Original Loan Participants, BVPS Funding Corporation, as Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee and Ohio Edison Company as Lessee. (1987 Form 10-K, Exhibit 28-1.)

C-136
Amendment No. 1 dated as of February 1, 1988, to Participation Agreement dated as of September 15, 1987, among Beaver Valley Two Pi Limited Partnership, as Owner Participant, the Original Loan Participants listed in Schedule 1 Thereto, as Original Loan Participants, BVPS Funding Corporation, as Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee and Ohio Edison Company, as Lessee. (1987 Form 10-K, Exhibit 28-2.)

C-137
Amendment No. 3 dated as of March 16, 1988 to Participation Agreement dated as of September 15, 1987, as amended, among Beaver Valley Two Pi Limited Partnership, as Owner Participant, BVPS Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee and Ohio Edison Company, as Lessee. (1992 Form 10-K, Exhibit 10-99.)

C-138
Amendment No. 4 dated as of November 5, 1992 to Participation Agreement dated as of September 15, 1987, as amended, among Beaver Valley Two Pi Limited Partnership, as Owner Participant, BVPS Funding Corporation, BVPS II Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1992 Form 10-K, Exhibit 10-100.)

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits

OE

C-139
Amendment No. 5 dated as of September 30, 1994 to Participation Agreement dated as of September 15, 1987, as amended, among Beaver Valley Two Pi Limited Partnership, as Owner Participant, BVPS Funding Corporation, BVPS II Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-118.)

C-140
Facility Lease dated as of September 15, 1987, between The First National Bank of Boston, as Owner Trustee, with Beaver Valley Two Pi Limited Partnership, Lessor, and Ohio Edison Company, Lessee. (1987 Form 10-K, Exhibit 28-3.)

C-141
Amendment No. 1 dated as of February 1, 1988, to Facility Lease dated as of September 15, 1987, between The First National Bank of Boston, as Owner Trustee, with Beaver Valley Two Pi Limited Partnership, Lessor, and Ohio Edison Company, Lessee. (1987 Form 10-K, Exhibit 28-4.)

C-142
Amendment No. 2 dated as of November 5, 1992, to Facility Lease dated as of September 15, 1987, as amended, between The First National Bank of Boston, as Owner Trustee, with Beaver Valley Two Pi Limited Partnership, as Owner Participant, and Ohio Edison Company, as Lessee. (1992 Form 10-K, Exhibit 10-103.)

C-143
Amendment No. 3 dated as of September 30, 1994 to Facility Lease dated as of September 15, 1987, as amended, between The First National Bank of Boston, as Owner Trustee, with Beaver Valley Two Pi Limited Partnership, as Owner Participant, and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-122.)

C-144
Ground Lease and Easement Agreement dated as of September 15, 1987, between Ohio Edison Company, Ground Lessor, and The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of September 15, 1987, with Beaver Valley Two Pi Limited Partnership, Tenant. (1987 Form 10-K, Exhibit 28-5.)

C-145	Trust Agreement dated as of September 15, 1987, between Beaver Valley Two Pi Limited Partnership, as Owner Participant, and The First National Bank of Boston. (1987 Form 10-K, Exhibit 28-6.)

C-146
Trust Indenture, Mortgage, Security Agreement and Assignment of Facility Lease dated as of September 15, 1987, between The First National Bank of Boston, as Owner Trustee under a Trust Agreement dated as of September 15, 1987, with Beaver Valley Two Pi Limited Partnership, and Irving Trust Company, as Indenture Trustee. (1987 Form 10-K, Exhibit 28-7.)

C-147
Supplemental Indenture No. 1 dated as of February 1, 1988 to Trust Indenture, Mortgage, Security Agreement and Assignment of Facility Lease dated as of September 15, 1987 between The First National Bank of Boston, as Owner Trustee under a Trust Agreement dated as of September 15, 1987 with Beaver Valley Two Pi Limited Partnership and Irving Trust Company, as Indenture Trustee. (1987 Form 10-K, Exhibit 28-8.)

C-148
Tax Indemnification Agreement dated as of September 15, 1987, between Beaver Valley Two Pi Inc. and PARock Limited Partnership as General Partners and Ohio Edison Company, as Lessee. (1987 Form 10-K, Exhibit 28-9.)

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits

OE

C-149
Amendment No. 1 dated as of November 5, 1992 to Tax Indemnification Agreement dated as of September 15, 1987, between Beaver Valley Two Pi Inc. and PARock Limited Partnership as General Partners and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-128.)

C-150
Amendment No. 2 dated as of September 30, 1994 to Tax Indemnification Agreement dated as of September 15, 1987, between Beaver Valley Two Pi Inc. and PARock Limited Partnership as General Partners and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-129.)

C-151	Tax Indemnification Agreement dated as of September 15, 1987, between HG Power Plant, Inc., as Limited Partner and Ohio Edison Company, as Lessee. (1987 Form 10-K, Exhibit 28-10.)

C-152
Amendment No. 1 dated as of November 5, 1992 to Tax Indemnification Agreement dated as of September 15, 1987, between HG Power Plant, Inc., as Limited Partner and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-131.)

C-153
Amendment No. 2 dated as of September 30, 1994 to Tax Indemnification Agreement dated as of September 15, 1987, between HG Power Plant, Inc., as Limited Partner and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-132.)

C-154
Assignment, Assumption and Further Agreement dated as of September 15, 1987, among The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of September 15, 1987, with Beaver Valley Two Pi Limited Partnership, The Cleveland Electric Illuminating Company, Duquesne Light Company, Ohio Edison Company, Pennsylvania Power Company and Toledo Edison Company. (1987 Form 10-K, Exhibit 28-11.)

C-155
Additional Support Agreement dated as of September 15, 1987, between The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of September 15, 1987, with Beaver Valley Two Pi Limited Partnership, and Ohio Edison Company. (1987 Form 10-K, Exhibit 28-12.)

C-156
Participation Agreement dated as of September 15, 1987, among Chrysler Consortium Corporation, as Owner Participant, the Original Loan Participants listed in Schedule 1 Thereto, as Original Loan Participants, BVPS Funding Corporation as Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee and Ohio Edison Company, as Lessee. (1987 Form 10-K, Exhibit 28-13.)

C-157
Amendment No. 1 dated as of February 1, 1988, to Participation Agreement dated as of September 15, 1987, among Chrysler Consortium Corporation, as Owner Participant, the Original Loan Participants listed in Schedule 1 Thereto, as Original Loan Participants, BVPS Funding Corporation, as Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee, and Ohio Edison Company, as Lessee. (1987 Form 10-K, Exhibit 28-14.)

C-158
Amendment No. 3 dated as of March 16, 1988 to Participation Agreement dated as of September 15, 1987, as amended, among Chrysler Consortium Corporation, as Owner Participant, BVPS Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee, and Ohio Edison Company, as Lessee. (1992 Form 10-K, Exhibit 10-114.)

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits

OE

C-159
Amendment No. 4 dated as of November 5, 1992 to Participation Agreement dated as of September 15, 1987, as amended, among Chrysler Consortium Corporation, as Owner Participant, BVPS Funding Corporation, BVPS II Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1992 Form 10-K, Exhibit 10-115.)

C-160
Amendment No. 5 dated as of January 12, 1993 to Participation Agreement dated as of September 15, 1987, as amended, among Chrysler Consortium Corporation, as Owner Participant, BVPS Funding Corporation, BVPS II Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-139.)

C-161
Amendment No. 6 dated as of September 30, 1994 to Participation Agreement dated as of September 15, 1987, as amended, among Chrysler Consortium Corporation, as Owner Participant, BVPS Funding Corporation, BVPS II Funding Corporation, The First National Bank of Boston, as Owner Trustee, The Bank of New York, as Indenture Trustee and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-140.)

C-162
Facility Lease dated as of September 15, 1987, between The First National Bank of Boston, as Owner Trustee, with Chrysler Consortium Corporation, Lessor, and Ohio Edison Company, as Lessee. (1987 Form 10-K, Exhibit 28-15.)

C-163
Amendment No. 1 dated as of February 1, 1988, to Facility Lease dated as of September 15, 1987, between The First National Bank of Boston, as Owner Trustee, with Chrysler Consortium Corporation, Lessor, and Ohio Edison Company, Lessee. (1987 Form 10-K, Exhibit 28-16.)

C-164
Amendment No. 2 dated as of November 5, 1992 to Facility Lease dated as of September 15, 1987, as amended, between The First National Bank of Boston, as Owner Trustee, with Chrysler Consortium Corporation, as Owner Participant, and Ohio Edison Company, as Lessee. (1992 Form 10-K, Exhibit 10-118.)

C-165
Amendment No. 3 dated as of January 12, 1993 to Facility Lease dated as of September 15, 1987, as amended, between The First National Bank of Boston, as Owner Trustee, with Chrysler Consortium Corporation, as Owner Participant, and Ohio Edison Company, as Lessee. (1992 Form 10-K, Exhibit 10-119.)

C-166
Amendment No. 4 dated as of September 30, 1994 to Facility Lease dated as of September 15, 1987, as amended, between The First National Bank of Boston, as Owner Trustee, with Chrysler Consortium Corporation, as Owner Participant, and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-145.)

C-167
Ground Lease and Easement Agreement dated as of September 15, 1987, between Ohio Edison Company, Ground Lessor, and The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of September 15, 1987, with Chrysler Consortium Corporation, Tenant. (1987 Form 10-K, Exhibit 28-17.)

C-168	Trust Agreement dated as of September 15, 1987, between Chrysler Consortium Corporation, as Owner Participant, and The First National Bank of Boston. (1987 Form 10-K, Exhibit 28-18.)

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits

OE

C-169
Trust Indenture, Mortgage, Security Agreement and Assignment of Facility Lease dated as of September 15, 1987, between The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of September 15, 1987, with Chrysler Consortium Corporation and Irving Trust Company, as Indenture Trustee. (1987 Form 10-K, Exhibit 28-19.)

C-170
Supplemental Indenture No. 1 dated as of February 1, 1988 to Trust Indenture, Mortgage, Security Agreement and Assignment of Facility Lease dated as of September 15, 1987 between The First National Bank of Boston, as Owner Trustee under a Trust Agreement dated as of September 15, 1987 with Chrysler Consortium Corporation and Irving Trust Company, as Indenture Trustee. (1987 Form 10-K, Exhibit 28-20.)

C-171	Tax Indemnification Agreement dated as of September 15, 1987, between Chrysler Consortium Corporation, as Owner Participant, and Ohio Edison Company, Lessee. (1987 Form 10-K, Exhibit 28-21.)

C-172
Amendment No. 1 dated as of November 5, 1992 to Tax Indemnification Agreement dated as of September 15, 1987, between Chrysler Consortium Corporation, as Owner Participant, and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-151.)

C-173
Amendment No. 2 dated as of January 12, 1993 to Tax Indemnification Agreement dated as of September 15, 1987, between Chrysler Consortium Corporation, as Owner Participant, and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-152.)

C-174
Amendment No. 3 dated as of September 30, 1994 to Tax Indemnification Agreement dated as of September 15, 1987, between Chrysler Consortium Corporation, as Owner Participant, and Ohio Edison Company, as Lessee. (1994 Form 10-K, Exhibit 10-153.)

C-175
Assignment, Assumption and Further Agreement dated as of September 15, 1987, among The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of September 15, 1987, with Chrysler Consortium Corporation, The Cleveland Electric Illuminating Company, Duquesne Light Company, Ohio Edison Company, Pennsylvania Power Company, and Toledo Edison Company. (1987 Form 10-K, Exhibit 28-22.)

C-176
Additional Support Agreement dated as of September 15, 1987, between The First National Bank of Boston, as Owner Trustee under a Trust Agreement, dated as of September 15, 1987, with Chrysler Consortium Corporation, and Ohio Edison Company. (1987 Form 10-K, Exhibit 28-23.)

C-177
$125,000,000 Three-Year Credit Agreement dated as of October 23, 2003 by and among Ohio Edison Compay, Citibank, N.A., as Administrative Agent, and the other lenders named therein. (2004 Form 10-K, Exhibit 10-7)

C-178
$250,000,000 Credit Agreement dated as of May 12, 2003 by and among Ohio Edison Company, JPMorgan Chase Bank, as Administrative Agent, and the other lenders named therein. (2004 Form 10-K, Exhibit 10-8)

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits

Penn

C-179
Indenture dated as of November 1, 1945, between Penn and The First National Bank of the City of New York (now Citibank, N.A.), as Trustee, as supplemented and amended by Supplemental Indentures dated as of May 1, 1948, March 1, 1950, February 1, 1952, October 1, 1957, September 1, 1962, June 1, 1963, June 1, 1969, May 1, 1970, April 1, 1971, October 1, 1971, May 1, 1972, December 1, 1974, October 1, 1975, September 1, 1976, April 15, 1978, June 28, 1979, January 1, 1980, June 1, 1981, January 14, 1982, August 1, 1982, December 15, 1982, December 1, 1983, September 6, 1984, December 1, 1984, May 30, 1985, October 29, 1985, August 1, 1987, May 1, 1988, November 1, 1989, December 1, 1990, September 1, 1991, May 1, 1992, July 15, 1992, August 1, 1992, and May 1, 1993, July 1, 1993, August 31, 1993, September 1, 1993, September 15, 1993, October 1, 1993, November 1, 1993, and August 1, 1994. (Physically filed and designated as Exhibits 2(b)(1)-1 through 2(b)(1)-15 in Registration Statement File No. 2-60837; as Exhibits 2(b)(2), 2(b)(3), and 2(b)(4) in Registration Statement File No. 2-68906; as Exhibit 4-2 in Form 10-K for 1981 File No. 1-3491; as Exhibit 19-1 in Form 10-K for 1982 File No. 1-3491; as Exhibit 19-1 in Form 10-K for 1983 File No. 1-3491; as Exhibit 19-1 in Form 10-K for 1984 File No. 1-3491; as Exhibit 19-1 in Form 10-K for 1985 File No. 1-3491; as Exhibit 19-1 in Form 10-K for 1987 File No. 1-3491; as Exhibit 19-1 in Form 10-K for 1988 File No. 1-3491; as Exhibit 19 in Form 10-K for 1989 File No. 1-3491; as Exhibit 19 in Form 10-K for 1990 File No. 1-3491; as Exhibit 19 in Form 10-K for 1991 File No. 1-3491; as Exhibit 19-1 in Form 10-K for 1992 File No. 1-3491; as Exhibit 4-2 in Form 10-K for 1993 File No. 1-3491; and as Exhibit 4-2 in Form 10-K for 1994 File No. 1-3491.)

C-180	Supplemental Indenture dated as of September 1, 1995, between Penn and Citibank, N.A., as Trustee. (1995 Form 10-K, Exhibit 4-2.)

C-181	Supplemental Indenture dated as of June 1, 1997, between Penn and Citibank, N.A., as Trustee. (1997 Form 10-K, Exhibit 4-3.)

C-182	Supplemental Indenture dated as of June 1, 1998, between Penn and Citibank, N. A., as Trustee. (1998 Form 10-K, Exhibit 4-4.)

C-183	Supplemental Indenture dated as of September 29, 1999, between Penn and Citibank, N.A., as Trustee. (1999 Form 10-K, Exhibit 4-5.)

C-184	Supplemental Indenture dated as of November 15, 1999, between Penn and Citibank, N.A., as Trustee. (1999 Form 10-K, Exhibit 4-6.)

C-185	Supplemental Indenture dated as of June 1, 2001. (2001 Form 10-K, Exhibit 4-7.)

C-186	Supplemental Indenture dated as of December 1, 2004. (2004 Form 10-K, Exhibit 4-4)

C-187	Ohio Edison System Executive Supplemental Life Insurance Plan. (1995 Form 10-K, Exhibit 10-44, File No. 1-2578, Ohio Edison Company.)

C-188	Ohio Edison System Executive Incentive Compensation Plan. (1995 Form 10-K, Exhibit 10-45, File No. 1-2578, Ohio Edison Company.)

C-189	Ohio Edison System Restated and Amended Executive Deferred Compensation Plan. (1995 Form 10-K, Exhibit 10-46, File No. 1-2578, Ohio Edison Company.)

C-190	Ohio Edison System Restated and Amended Supplemental Executive Retirement Plan. (1995 Form 10-K, Exhibit 10-47, File No. 1-2578, Ohio Edison Company.)

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits

Common Exhibits to
CEI and TE

C-191	Rights Agreement (Exhibit 4, June 25, 1996 Form 8-K, File Nos. 1-9130, 1-2323 and 1-3583).

C-192
Form of Note Indenture between Cleveland Electric, Toledo Edison and The Chase Manhattan Bank, as Trustee dated as of June 13, 1997 (Exhibit 4(c), Form S-4 File No. 333-35931, filed by Cleveland Electric and Toledo Edison).

C-193
Form of First Supplemental Note Indenture between Cleveland Electric, Toledo Edison and The Chase Manhattan Bank, as Trustee dated as of June 13, 1997 (Exhibit 4(d), Form S-4 File No. 333-35931, filed by Cleveland Electric and Toledo Edison).

C-194
Form of Collateral Trust Indenture among CTC Beaver Valley Funding Corporation, Cleveland Electric, Toledo Edison and Irving Trust Company, as Trustee (Exhibit 4(a), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-195
Form of Supplemental Indenture to Collateral Trust Indenture constituting Exhibit 10d(1)(a) above, including form of Secured Lease Obligation bond (Exhibit 4(b), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-196
Form of Collateral Trust Indenture among Beaver Valley II Funding Corporation, The Cleveland Electric Illuminating Company and The Toledo Edison Company and The Bank of New York, as Trustee (Exhibit (4)(a), File No. 33-46665, filed by Cleveland Electric and Toledo Edison).

C-197
Form of Supplemental Indenture to Collateral Trust Indenture constituting Exhibit 10d(1)(c) above, including form of Secured Lease Obligation Bond (Exhibit (4)(b), File No. 33-46665, filed by Cleveland Electric and Toledo Edison).

C-198
Form of Collateral Trust Indenture among CTC Mansfield Funding Corporation, Cleveland Electric, Toledo Edison and IBJ Schroder Bank & Trust Company, as Trustee (Exhibit 4(a), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).

CEI and Penn

C-199
Form of Supplemental Indenture to Collateral Trust Indenture constituting Exhibit 10d(2)(a) above, including forms of Secured Lease Obligation bonds (Exhibit 4(b), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).

C-200
Form of Facility Lease dated as of September 15, 1987 between The First National Bank of Boston, as Owner Trustee under a Trust Agreement dated as of September 15, 1987 with the limited partnership Owner Participant named therein, Lessor, and Cleveland Electric and Toledo Edison, Lessee (Exhibit 4(c), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-201	Form of Amendment No. 1 to Facility Lease constituting Exhibit 10d(3)(a) above (Exhibit 4(e), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits

CEI and Penn

C-202
Form of Facility Lease dated as of September 15, 1987 between The First National Bank of Boston, as Owner Trustee under a Trust Agreement dated as of September 15, 1987 with the corporate Owner Participant named therein, Lessor, and Cleveland Electric and Toledo Edison, Lessees (Exhibit 4(d), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-203	Form of Amendment No. 1 to Facility Lease constituting Exhibit 10d(4)(a) above (Exhibit 4(f), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-204
Form of Facility Lease dated as of September 30, 1987 between Meridian Trust Company, as Owner Trustee under a Trust Agreement dated as of September 30, 1987 with the Owner Participant named therein, Lessor, and Cleveland Electric and Toledo Edison, Lessees (Exhibit 4(c), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).

C-205	Form of Amendment No. 1 to the Facility Lease constituting Exhibit 10d(5)(a) above (Exhibit 4(f), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).

CEI and TE

C-206
Form of Participation Agreement dated as of September 15, 1987 among the limited partnership Owner Participant named therein, the Original Loan Participants listed in Schedule 1 thereto, as Original Loan Participants, CTC Beaver Valley Fund Corporation, as Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee, and Cleveland Electric and Toledo Edison, as Lessees (Exhibit 28(a), File No. 33-18755, filed by Cleveland Electric And Toledo Edison).

C-207	Form of Amendment No. 1 to Participation Agreement constituting Exhibit 10d(6)(a) above (Exhibit 28(c), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-208
Form of Participation Agreement dated as of September 15, 1987 among the corporate Owner Participant named therein, the Original Loan Participants listed in Schedule 1 thereto, as Owner Loan Participants, CTC Beaver Valley Funding Corporation, as Funding Corporation, The First National Bank of Boston, as Owner Trustee, Irving Trust Company, as Indenture Trustee, and Cleveland Electric and Toledo Edison, as Lessees (Exhibit 28(b), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-209	Form of Amendment No. 1 to Participation Agreement constituting Exhibit 10d(7)(a) above (Exhibit 28(d), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-210
Form of Participation Agreement dated as of September 30, 1987 among the Owner Participant named therein, the Original Loan Participants listed in Schedule II thereto, as Owner Loan Participants, CTC Mansfield Funding Corporation, Meridian Trust Company, as Owner Trustee, IBJ Schroder Bank & Trust Company, as Indenture Trustee, and Cleveland Electric and Toledo Edison, as Lessees (Exhibit 28(a), File No. 33-0128, filed by Cleveland Electric and Toledo Edison).

C-211	Form of Amendment No. 1 to the Participation Agreement constituting Exhibit 10d(8)(a) above (Exhibit 28(b), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).

C-212
Form of Ground Lease dated as of September 15, 1987 between Toledo Edison, Ground Lessor, and The First National Bank of Boston, as Owner Trustee under a Trust Agreement dated as of September 15, 1987 with the Owner Participant named therein, Tenant (Exhibit 28(e), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits

CEI and TE

C-213
Form of Site Lease dated as of September 30, 1987 between Toledo Edison, Lessor, and Meridian Trust Company, as Owner Trustee under a Trust Agreement dated as of September 30, 1987 with the Owner Participant named therein, Tenant (Exhibit 28(c), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).

C-214
Form of Site Lease dated as of September 30, 1987 between Cleveland Electric, Lessor, and Meridian Trust Company, as Owner Trustee under a Trust Agreement dated as of September 30, 1987 with the Owner Participant named therein, Tenant (Exhibit 28(d), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).

C-215	Form of Amendment No. 1 to the Site Leases constituting Exhibits 10d(10) and 10d(11) above (Exhibit 4(f), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).

C-216
Form of Assignment, Assumption and Further Agreement dated as of September 15, 1987 among The First National Bank of Boston, as Owner Trustee under a Trust Agreement dated as of September 15, 1987 with the Owner Participant named therein, Cleveland Electric, Duquesne, Ohio Edison, Pennsylvania Power and Toledo Edison (Exhibit 28(f), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-217
Form of Additional Support Agreement dated as of September 15, 1987 between The First National Bank of Boston, as Owner Trustee under a Trust Agreement dated as of September 15, 1987 with the Owner Participant named therein, and Toledo Edison (Exhibit 28(g), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-218
Form of Support Agreement dated as of September 30, 1987 between Meridian Trust Company, as Owner Trustee under a Trust Agreement dated as of September 30, 1987 with the Owner Participant named therein, Toledo Edison, Cleveland Electric, Duquesne, Ohio Edison and Pennsylvania Power (Exhibit 28(e), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).

C-219
Form of Indenture, Bill of Sale, Instrument of Transfer and Severance Agreement dated as of September 30, 1987 between Toledo Edison, Seller, and The First National Bank of Boston, as Owner Trustee under a Trust Agreement dated as of September 15, 1987 with the Owner Participant named therein, Buyer (Exhibit 28(h), File No. 33-18755, filed by Cleveland Electric and Toledo Edison).

C-220
Form of Bill of Sale, Instrument of Transfer and Severance Agreement dated as of September 30, 1987 between Toledo Edison, Seller, and Meridian Trust Company, as Owner Trustee under a Trust Agreement dated as of September 30, 1987 with the Owner Participant named therein, Buyer (Exhibit 28(f), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).

C-221
Form of Bill of Sale, Instrument of Transfer and Severance Agreement dated as of September 30, 1987 between Cleveland Electric, Seller, and Meridian Trust Company, as Owner Trustee under a Trust Agreement dated as of September 30, 1987 with the Owner Participant named therein, Buyer (Exhibit 28(g), File No. 33-20128, filed by Cleveland Electric and Toledo Edison).

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits

CEI and TE

C-222
Forms of Refinancing Agreement, including exhibits thereto, among the Owner Participant named therein, as Owner Participant, CTC Beaver Valley Funding Corporation, as Funding Corporation, Beaver Valley II Funding Corporation, as New Funding Corporation, The Bank of New York, as Indenture Trustee, The Bank of New York, as New Collateral Trust Trustee, and The Cleveland Electric Illuminating Company and The Toledo Edison Company, as Lessees (Exhibit (28)(e)(i), File No. 33-46665, filed by Cleveland Electric and Toledo Edison).

C-223	Form of Amendment No. 2 to Facility Lease among Citicorp Lescaman, Inc., Cleveland Electric and Toledo Edison (Exhibit 10(a), Form S-4 File No. 333-47651, filed by Cleveland Electric).

C-224	Form of Amendment No. 3 to Facility Lease among Citicorp Lescaman, Inc., Cleveland Electric and Toledo Edison (Exhibit 10(b), Form S-4 File No. 333-47651, filed by Cleveland Electric).

C-225	Form of Amendment No. 2 to Facility Lease among US West Financial Services, Inc., Cleveland Electric and Toledo Edison (Exhibit 10(c), Form S-4 File No. 333-47651, filed by Cleveland Electric).

C-226	Form of Amendment No. 3 to Facility Lease among US West Financial Services, Inc., Cleveland Electric and Toledo Edison (Exhibit 10(d), Form S-4 File No. 333-47651, filed by Cleveland Electric).

C-227	Form of Amendment No. 2 to Facility Lease among Midwest Power Company, Cleveland Electric and Toledo Edison (Exhibit 10(e), Form S-4 File No. 333-47651, filed by Cleveland Electric).

C-228	Centerior Energy Corporation Equity Compensation Plan (Exhibit 99, Form S-8, File No. 33-59635).

CEI

C-229
Mortgage and Deed of Trust between CEI and Guaranty Trust Company of New York (now The Chase Manhattan Bank (National Association)), as Trustee, dated July 1, 1940 (Exhibit 7(a), File No. 2-4450). Supplemental Indentures between CEI and the Trustee, dated as follows:

Dated as of	File Reference	Exhibit No.
July 1, 1940	Form 10-K, 2-4450	7(b)
August 18, 1944	Form 10-K, 2-9887	4(c)
December 1, 1947	Form 10-K, 2-7306	7(d)
September 1, 1950	Form 10-K, 2-8587	7(c)
June 1, 1951	Form 10-K, 2-8994	7(f)
May 1, 1954	Form 10-K, 2-10830	4(d)
March 1, 1958	Form 10-K, 2-13839	2(a)(4)
April 1, 1959	Form 10-K, 2-14753	2(a)(4)
December 20, 1967	Form 10-K, 2-30759	2(a)(4)
January 15, 1969	Form 10-K, 2-30759	2(a)(5)
November 1, 1969	Form 10-K, 2-35008	2(a)(4)
June 1, 1970	Form 10-K, 2-37235	2(a)(4)
November 15, 1970	Form 10-K, 2-38460	2(a)(4)
May 1, 1974	Form 10-K, 2-50537	2(a)(4)
April 15, 1975	Form 10-K, 2-52995	2(a)(4)
April 16, 1975	Form 10-K, 2-53309	2(a)(4)
May 28, 1975	June 5,1975 Form 8-A, 1-2323	2(c)
February 1, 1976	1975 Form 10 K, 1-2323	3(d)(6)
November 23, 1976	Form 10-K, 2-57375	2(a)(4)

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits

CEI

Dated as of	File Reference	Exhibit No.
July 26, 1977	Form 10-K, 2-59401	2(a)(4)
September 7, 1977	Form 10-K, 2-67221	2(a)(5)
May 1, 1978	June 30,1978 Form 10-Q,
	1-2323	2(b)
September 1, 1979	September 30, 1979 Form 10-Q,	2(a)
1-2323
April 1, 1980	September 30, 1980 Form 10-Q,	4(a)(2)
1-2323
April 15, 1980	September 30, 1980 Form 10-Q,	4(b)
1-2323
May 28, 1980	Amendment No. 1, 2-67221	2(a)(4)
June 9, 1980	September 30, 1980 Form 10-Q,	4(d)
1-2323
December 1, 1980	1980 Form 10-K, 1-2323	4(b) (29)
July 28, 1981	September 30, 1981, Form 10-Q,	4(a)
1-2323
August 1, 1981	September 30, 1981, Form 10-Q,	4(b)
1-2323
March 1, 1982	Amendment No. 1, 2-76029	4(b)(3)
July 15, 1982	September 30, 1982 Form 10-Q,	4(a)
1-2323
September 1, 1982	September 30, 1982 Form 10-Q,	4(a)(1)
1-2323
November 1, 1982	September 30, 1982 Form 10-Q,	(a)(2)
1-2323
November 15, 1982	1982 Form 10-K, 1-2323	4(b)(36)
May 24, 1983	June 30, 1983 Form 10-Q,
	1-2323	4(a)
May 1, 1984	June 30, 1984 Form 10-Q,
	1-2323	4
May 23, 1984	May 22,1984 Form 8-K, 1-2323	4
June 27, 1984	June 11, 1984 Form 8-K,
	1-2323	4
September 4, 1984	1984 Form 10-K, 1-2323	4b(41)
November 14, 1984	1984 Form 10 K, 1-2323	4b(42)
November 15, 1984	1984 Form 10-K, 1-2323	4b(43)
April 15, 1985	May 8, 1985 Form 8-K, 1-2323	4(a)
May 28, 1985	May 8, 1985 Form 8-K, 1-2323	4(b)
August 1, 1985	September 30, 1985 Form 10-Q,	4
1-2323
September 1, 1985	September 30, 1985 Form 8-K,	4
1-2323
November 1, 1985	January 31, 1986 Form 8-K,	4
1-2323
April 15, 1986	March 31, 1986 Form 10-Q,	4
1-2323
May 14, 1986	June 30, 1986 Form 10-Q, 1-2323	4(a)

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits

CEI

Dated as of	File Reference	Exhibit No.
May 15, 1986	June 30, 1986 Form 10-Q,	4(b)
1-2323
February 25, 1987	1986 Form 10-K, 1-2323	4b(52)
October 15, 1987	September 30, 1987 Form 10-Q	4
1-2323
February 24, 1988	1987 Form 10-K, 1-2323	4b(54)
September 15, 1988	1988 Form 10-K, 1-2323	4b(55)
May 15, 1989	33-32724	4(a)(2)(i)
June 13, 1989	File No. 33-32724	4(a)(2)(ii)
October 15, 1989	33-32724	4(a)(2)(iii)
January 1, 1990	1989 Form 10-K, 1-2323	4b(59)
June 1, 1990	September 30, 1990 Form 10-Q,	4(a)
1-2323
August 1, 1990	September 30, 1990 Form 10-Q,	4(b)
1-2323
May 1, 1991	June 30, 1991 Form 10-Q,	4(a)
1-2323
May 1, 1992	33-48845	4(a)(3)
July 31, 1992	33-57292	4(a)(3)
January 1, 1993	1992 Form 10-K, 1-2323	4b(65)
February 1, 1993	1992 Form 10-K, 1-2323	4b(66)
May 20, 1993	July 14, 1993 Form 8-K,	4(a)
1-2323
June 1, 1993	July 14, 1993 Form 8-K,	4(b)
1-2323
September 15, 1994	September 30, 1994 Form 10-Q,	4(a)
1-2323
May 1, 1995	September 1995 Form 10-Q,	4(a)
1-2323
May 2, 1995	September 1995 Form 10-Q,	4(b)
1-2323
June 1, 1995	September 1995 Form 10-Q,	4(c)
1-2323
July 15, 1995	1995 Form 10-K, 1-2323	4b(73
August 1, 1995	1995 Form 10-K, 1-2323	4b(74)
June 15, 1997	Form S-4, 333-35931, filed by	4(a)
CEI and TE
October 15, 1997	Form S-4, 333-47651, filed by	4(a)
Cleveland Electric
June 1, 1998	Form S-4, 333-72891	4b(77)
October 1, 1998	Form S-4, 333-72891	4b(78)
October 1, 1998	Form S-4, 333-72891	4b(79)
February 24, 1999	Form S-4, 333-72891	4b(80)
September 29, 1999	1999 Form 10-K, 1-2323	4b(81)
January 15, 2000	1999 Form 10-K, 1-2323	4b(82)
May 15, 2002	2002 Form 10-K, 1-2323	4b(83)
October 1, 2002	2002 Form 10-K, 1-2323	4b(84)
September 1, 2004	September 2004 10Q, 1-2323	4-1(85)
October 1, 2004	September 2004 10Q, 1-2323	4-1(86)

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits

CEI

C-230	Form of Note Indenture between Cleveland Electric and The Chase Manhattan Bank, as Trustee dated as of October 24, 1997 (Exhibit 4(b), Form S-4 File No. 333-47651, filed by Cleveland Electric).

C-231
Form of Supplemental Note Indenture between Cleveland Electric and The Chase Manhattan Bank, as Trustee dated as of October 24, 1997 (Exhibit 4(c), Form S-4 File No. 333-47651, filed by Cleveland Electric).

C-232
Indenture dated as of December 1, 2003 between CEI and JPMorgan Chase Bank, as Trustee, incorporated by reference to Exhibit 4-1 on FirstEnergy Annual Report on Form 10-K, for the year 2003, File No.1-2323.

TE

C-233	Indenture, dated as of April 1, 1947, between TE and The Chase National Bank of the City of New York (now The Chase Manhattan Bank (National Association)) (Exhibit 2(b), File No. 2-26908).

Dated as of	File Reference	Exhibit No.
September 1, 1948	Form 10-K, 2-26908	2(d)
April 1, 1949	Form 10-K, 2-26908	2(e)
December 1, 1950	Form 10-K, 2-26908	2(f)
March 1, 1954	Form 10-K, 2-26908	2(g)
February 1, 1956	Form 10-K, 2-26908	2(h)
May 1, 1958	Form 10-K, 2-59794	5(g)
August 1, 1967	Form 10-K, 2-26908	2(c)
November 1, 1970	Form 10-K, 2-38569	2(c)
August 1, 1972	Form 10-K, 2-44873	2(c)
November 1, 1973	Form 10-K, 2-49428	2(c)
October 1, 1975	Form 10-K, 2-54627	2(c)
June 1, 1976	Form 10-K, 2-56396	2(c)
October 1, 1978	Form 10-K, 2-62568	2(c)
September 1, 1979	Form 10-K, 2-65350	2(c)
September 1, 1980	Form 10-K, 2-69190	4(s)
October 1, 1980	Form 10-K, 2-69190	4(c)
April 1, 1981	Form 10-K, 2-71580	4(c)
November 1, 1981	Form 10-K, 2-74485	4(c)
June 1, 1982	Form 10-K, 2-77763	4(c)
September 1, 1982	Form 10-K, 2-87323	4(x)
April 1, 1983	March 31, 1983, Form 10-Q,	4(c)
1-3583
December 1, 1983	1983 Form 10-K, 1-3583	4(x)
April 1, 1984	2-90059	4(c)
October 15, 1984	1984 Form 10-K	4(dd)
August 1, 1985	33-1689	4(ee)
December 1, 1985	33-1689	4(c)
March 1, 1986	1986 Form 10-K, 1-3583	4b(31)
October 15, 1987	September 30, 1987 Form 10-Q,	4
1-3583
September 15, 1988	1988 Form 10-K, 1-3583	4b(33)
June 15, 1989	1989 Form 10-K, 1-3583	4b(34)

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits

TE

Dated as of	File Reference	Exhibit No.

October 15, 1989	1989 Form 10-K, 1-3583	4b(35)
May 15, 1990	June 30, 1990 Form 10-Q,	4
1-3583
March 1, 1991	June 30, 1991 Form 10-Q,
	1-3583	4(b)
May 1, 1992	33-48844	4(a)(3)
August 1, 1992	1992 Form 10-K, 1-3583	4b(39)
October 1, 1992	1992 Form 10-K, 1-3583	4b(40)
January 1, 1993	1992 Form 10-K, 1-3583	4b(41)
September 15, 1994	September 30, 1994 Form 10-Q,	4(b)
1-3583
May 1, 1995	September 30, 1995 Form 10-Q,	4(d)
1-3583
June 1, 1995	September 30, 1995 Form 10-Q,	4(e)
1-3583
July 14, 1995	September 30, 1995 Form 10-Q,	4(f)
1-3583
July 15, 1995	September 30, 1995 Form 10-Q,	4(g)
1-3583
August 1, 1997	1998 Form 10-K, 1-3583	4b(47)
June 1, 1998	1998 Form 10-K, 1-3583	4b(48)
January 15, 2000	1999 Form 10-K, 1-3583	4b(49)
May 1, 2000	2000 Form 10-K, 1-3583	4b(50)
September 1, 2000	2002 Form 10-K, 1-3583	4b(51)
October 1, 2002	2002 Form 10-K, 1-3583	4b(52)
April 1, 2003	2003 Form 10-k, 1-3583	4b(53)

JCP&L

C-234
Indenture of JCP&L, dated March 1, 1946 between JCP&L and United States Trust Company of New York, Successor Trustee, as amended and supplemented by eight supplemental indentures dated December 1, 1948 through June 1, 1960 - Incorporated by reference to JCP&L’s Instruments of Indebtedness Nos. 1 to 7, inclusive, and 9 and 10 filed as part of Amendment No. 1 to 1959 Annual Report of GPU on Form U5S, SEC File Nos. 30-126 and 1-3292.

C-235	Ninth Supplemental Indenture, dated as of November 1, 1962 - incorporated by reference to Exhibit 2-C, Registration No. 2-20732.

C-236	Tenth Supplemental Indenture, dated as of October 1, 1963 - incorporated by reference to Exhibit 2-C, Registration No. 2-21645.

C-237	Eleventh Supplemental Indenture, dated as of October 1, 1964 - incorporated by reference to Exhibit 5-A-3, Registration No. 2-59785.

C-238	Twelfth Supplemental Indenture, dated as of November 1, 1965 - incorporated by reference to Exhibit 5-A-4, Registration No. 2-59785.

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits

JCP&L

C-239	Thirteenth Supplemental Indenture, dated as of August 1, 1966 - incorporated by reference to Exhibit 4-C, Registration No. 2-25124.

C-240	Fourteenth Supplemental Indenture, dated as of September 1, 1967 - incorporated by reference to Exhibit 5-A-6, Registration No. 2-59785.

C-241	Fifteenth Supplemental Indenture, dated as of October 1, 1968 - incorporated by reference to Exhibit 5-A-7, Registration No. 2-59785.

C-242	Sixteenth Supplemental Indenture, dated as of October 1, 1969 - incorporated by reference to Exhibit 5-A-8, Registration No. 2-59785.

C-243	Seventeenth Supplemental Indenture, dated as of June 1, 1970 - incorporated by reference to Exhibit 5-A-9, Registration No. 2-59785.

C-244	Eighteenth Supplemental Indenture, dated as of December 1, 1970 - incorporated by reference to Exhibit 5-A-10, Registration No. 2-59785.

C-245	Nineteenth Supplemental Indenture, dated as of February 1, 1971 - incorporated by reference to Exhibit 5-A-11, Registration No. 2-59785.

C-246	Twentieth Supplemental Indenture, dated as of November 1, 1971 - incorporated by reference to Exhibit 5-A-12, Registration No. 2-59875.

C-247	Twenty-first Supplemental Indenture, dated as of August 1, 1972 - incorporated by reference to Exhibit 5-A-13, Registration No. 2-59785.

C-248	Twenty-second Supplemental Indenture, dated as of August 1, 1973 - incorporated by reference to Exhibit 5-A-14, Registration No. 2-59785.

C-249	Twenty-third Supplemental Indenture, dated as of October 1, 1973 - incorporated by reference to Exhibit 5-A-15, Registration No. 2-59785.

C-250	Twenty-fourth Supplemental Indenture, dated as of December 1, 1973 - incorporated by reference to Exhibit 5-A-16, Registration No. 2-59785.

C-251	Twenty-fifth Supplemental Indenture, dated as of November 1, 1974 - incorporated by reference to Exhibit 5-A-17, Registration No. 2-59785.

C-252	Twenty-sixth Supplemental Indenture, dated as of March 1, 1975 - incorporated by reference to Exhibit 5-A-18, Registration No. 2-59785.

C-253	Twenty-seventh Supplemental Indenture, dated as of July 1, 1975 - incorporated by reference to Exhibit 5-A-19, Registration No. 2-59785.

C-254	Twenty-eighth Supplemental Indenture, dated as of October 1, 1975 - incorporated by reference to Exhibit 5-A-20, Registration No. 2-59785.

C-255	Twenty-ninth Supplemental Indenture, dated as of February 1, 1976 - incorporated by reference to Exhibit 5-A-21, Registration No. 2-59785.

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits

JCP&L

C-256	Supplemental Indenture No. 29A, dated as of May 31, 1976 - incorporated by reference to Exhibit 5-A-22, Registration No. 2-59785.

C-257	Thirtieth Supplemental Indenture, dated as of June 1, 1976 - incorporated by reference to Exhibit 5-A-23, Registration No. 2-59785.

C-258	Thirty-first Supplemental Indenture, dated as of May 1, 1977 - incorporated by reference to Exhibit 5-A-24, Registration No. 2-59785.

C-259	Thirty-second Supplemental Indenture, dated as of January 20, 1978 - incorporated by reference to Exhibit 5-A-25, Registration No. 2-60438.

C-260	Thirty-third Supplemental Indenture, dated as of January 1, 1979 - incorporated by reference to Exhibit A-20(b), Certificate Pursuant to Rule 24, File No. 70-6242.

C-261	Thirty-fourth Supplemental Indenture, dated as of June l, 1979 - incorporated by reference to Exhibit A-28, Certificate Pursuant to Rule 24, File No. 70-6290.

C-262	Thirty-sixth Supplemental Indenture, dated as of October 1, 1979 - incorporated by reference to Exhibit A-30, Certificate Pursuant to Rule 24, File No. 70-6354.

C-263	Thirty-seventh Supplemental Indenture, dated as of September 1, 1984 - incorporated by reference to Exhibit A-1(cc), Certificate Pursuant to Rule 24, File No. 70-7001.

C-264	Thirty-eighth Supplemental Indenture, dated as of July 1, 1985 - incorporated by reference to Exhibit A-1(dd), Certificate Pursuant to Rule 24, File No. 70-7109.

C-265	Thirty-ninth Supplemental Indenture, dated as of April 1, 1988 - incorporated by reference to Exhibit A-1(a), Certificate Pursuant to Rule 24, File No. 70-7263.

C-266	Fortieth Supplemental Indenture, dated as of June 14, 1988 - incorporated by reference to Exhibit A-1(ff), Certificate Pursuant to Rule 24, File No. 70-7603.

C-267	Forty-first Supplemental Indenture, dated as of April 1, 1989 - incorporated by reference to Exhibit A-1(gg), Certificate Pursuant to Rule 24, File No. 70-7603.

C-268	Forty-second Supplemental Indenture, dated as of July 1, 1989 - incorporated by reference to Exhibit A-1(hh), Certificate Pursuant to Rule 24, File No. 70-7603.

C-269	Forty-third Supplemental Indenture, dated as of March 1, 1991 -incorporated by reference to Exhibit 4-A-35, Registration No. 33-45314.

C-270	Forty-fourth Supplemental Indenture, dated as of March 1, 1992 - incorporated by reference to Exhibit 4-A-36, Registration No. 33-49405.

C-271	Forty-fifth Supplemental Indenture, dated as of October 1, 1992 - incorporated by reference to Exhibit 4-A-37, Registration No. 33-49405.

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits

JCP&L

C-272	Forty-sixth Supplemental Indenture, dated as of April 1, 1993 - incorporated by reference to Exhibit C-15 to GPU, Inc.'s Annual Report on Form U5S for the year 1992, File No. 30-126.

C-273	Forty-seventh Supplemental Indenture, dated as of April 10, 1993 - incorporated by reference to Exhibit C-16 to GPU, Inc.'s Annual Report on Form U5S for the year 1992, File No. 30-126.

C-274	Forty-eighth Supplemental Indenture, dated as of April 15, 1993 - incorporated by reference to Exhibit C-17 to GPU, Inc.'s Annual Report on Form U5S for the year 1992, File No. 30-126.

C-275	Forty-ninth Supplemental Indenture, dated as of October 1, 1993 - incorporated by reference to Exhibit C-18 to GPU, Inc.'s Annual Report on Form U5S for the year 1993, File No. 30-126.

C-276	Fiftieth Supplemental Indenture, dated as of August 1, 1994 - incorporated by reference to Exhibit C-19 of GPU, Inc.'s Annual Report on Form U5S for the year 1994, File No. 30-126.

C-277	Fifty-first Supplemental Indenture of JCP&L, dated August 15, 1996 - incorporated by reference to Exhibit 4-A-43 of GPU, Inc.'s Annual Report on Form 10-K for 1996, File No. 1-6047.

C-278	Fifty-second Supplemental Indenture of JCP&L dated July 1, 1999 - incorporated by reference to Item 16, Exhibit 4-B-44 of Registration No. 333-88783.

C-279	Fifty-third Supplemental Indenture of JCP&L dated November 1, 1999 - incorporated by reference to Exhibit 4-A-45 of JCP&L's Annual Report on Form 10-K for the year 1999, File No. 1-3141.

C-280	Subordinated Debenture Indenture, dated as of May 1, 1995 - incorporated by reference to Exhibit A-8(a), Certificate Pursuant to Rule 24, File No. 70-8495.

C-281	Fifty-fourth Supplemental Indenture of JCP&L, dated November 7, 2001 - incorporated by reference to Exhibit 4-A-47 of JCP&L’s Annual Report on Form 10-K for the year 2001, File No. 1-3141.

C-282	Fifty-fifth Supplemental Indenture of JCP&L, dated April 23, 2004, incorporated by reference to Exhibit 4-5, 2004 Annual Report on Form 10-K, SEC File No. 1-3141.

C-283	Senior Note Indenture between JCP&L and United States Trust Company of New York, dated July 1, 1999 - incorporated by reference to Exhibit 4-A of Registration No. 333-78717.

Met-Ed

C-284
Indenture of Met-Ed, dated November 1, 1944, between Met-Ed and United States Trust Company of New York, Successor Trustee, as amended and supplemented by fourteen supplemental indentures dated February 1, 1947 through May 1, 1960 - Incorporated by reference to Met-Ed’s Instruments of Indebtedness Nos. 1 to 14 inclusive, and 16, filed as part of Amendment No. 1 to 1959 Annual Report of GPU on Form U5S, SEC File Nos. 30-126 and 1-3292.

C-285	Supplemental Indenture, dated as of December 1, 1962 - incorporated by reference to Exhibit 2-E(1), Registration No. 2-59678.

C-286	Supplemental Indenture, dated as of March 20, 1964 - incorporated by reference to Exhibit 2-E(2), Registration No. 2-59678.

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits

Met-Ed

C-287	Supplemental Indenture, dated as of July 1, 1965 - incorporated by reference to Exhibit 2-E(3), Registration No. 2-59678.

C-288	Supplemental Indenture, dated as of June 1, 1966 - incorporated by reference to Exhibit 2-B-4, Registration No. 2-24883.

C-289	Supplemental Indenture, dated as of March 22, 1968 - incorporated by reference to Exhibit 4-C-5, Registration No. 2-29644.

C-290	Supplemental Indenture, dated as of September 1, 1968 - incorporated by reference to Exhibit 2-E(6), Registration No. 2-59678.

C-291	Supplemental Indenture, dated as of August 1, 1969 - incorporated by reference to Exhibit 2-E(7), Registration No. 2-59678.

C-292	Supplemental Indenture, dated as of November 1, 1971 - incorporated by reference to Exhibit 2-E(8), Registration No. 2-59678.

C-293	Supplemental Indenture, dated as of May 1, 1972 - incorporated by reference to Exhibit 2-E(9), Registration No. 2-59678.

C-294	Supplemental Indenture, dated as of December 1, 1973 - incorporated by reference to Exhibit 2-E(10), Registration No. 2-59678.

C-295	Supplemental Indenture, dated as of October 30, 1974 - incorporated by reference to Exhibit 2-E(11), Registration No. 2-59678.

C-296	Supplemental Indenture, dated as of October 31, 1974 - incorporated by reference to Exhibit 2-E(12), Registration No. 2-59678.

C-297	Supplemental Indenture, dated as of March 20, 1975 - incorporated by reference to Exhibit 2-E(13), Registration No. 2-59678.

C-298	Supplemental Indenture, dated as of September 25, 1975 - incorporated by reference to Exhibit 2-E(15), Registration No. 2-59678.

C-299	Supplemental Indenture, dated as of January 12, 1976 - incorporated by reference to Exhibit 2-E(16), Registration No. 2-59678.

C-300	Supplemental Indenture, dated as of March 1, 1976 - incorporated by reference to Exhibit 2-E(17), Registration No. 2-59678.

C-301	Supplemental Indenture, dated as of September 28, 1977 - incorporated by reference to Exhibit 2-E(18), Registration No. 2-62212.

C-302	Supplemental Indenture, dated as of January 1, 1978 - incorporated by reference to Exhibit 2-E(19), Registration No. 2-62212.

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits

Met-Ed

C-303	Supplemental Indenture, dated as of September 1, 1978 - incorporated by reference to Exhibit 4-A(19), Registration No. 33-48937.

C-304	Supplemental Indenture, dated as of June 1, 1979 - incorporated by reference to Exhibit 4-A(20), Registration No. 33-48937.

C-305	Supplemental Indenture, dated as of January l, 1980 - incorporated by reference to Exhibit 4-A(21), Registration No. 33-48937.

C-306	Supplemental Indenture, dated as of September 1, 1981 - incorporated by reference to Exhibit 4-A(22), Registration No. 33-48937.

C-108	Supplemental induentre, dated as of September 10, 1981 - incorporated by reference to Exhibit 4-A(23), Registration No. 33-48937.

C-308	Supplemental Indenture, dated as of December 1, 1982 - incorporated by reference to Exhibit 4-A(24), Registration No. 33-48937.

C-309	Supplemental Indenture, dated as of September 1, 1983 - incorporated by reference to Exhibit 4-A(25), Registration No. 33-48937.

C-310	Supplemental Indenture dated as of September 1, 1984 - incorporated by reference to Exhibit 4-A(26), Registration No. 33-48937.

C-311	Supplemental Indenture, dated as of March 1, 1985 - incorporated by reference to Exhibit 4-A(27), Registration No. 33-48937.

C-312	Supplemental Indenture, dated as of September l, 1985 - incorporated by reference to Exhibit 4-A(28), Registration No. 33-48937.

C-313	Supplemental Indenture, dated as of June 1, 1988 - incorporated by reference to Exhibit 4-A(29), Registration No. 33-48937.

C-314	Supplemental Indenture, dated as of April 1, 1990 - incorporated by reference to Exhibit 4-A(30), Registration No. 33-48937.

C-315	Amendment, dated as of May 22, 1990, to Supplemental Indenture (dated April 1, 1990) - incorporated by reference to Exhibit 4-A(31), Registration No. 33-48937.

C-316	Supplemental Indenture, dated as of September 1, 1992 - incorporated by reference to Exhibit 4-A(32)(a), Registration No. 33-48937.

C-317	Supplemental Indenture, dated as of December 1, 1993 - incorporated by reference to Exhibit C-58 to GPU, Inc.'s Annual Report on Form U5S for the year 1993, File No. 30-126.

C-318	Supplemental Indenture, dated as of July 15, 1995 - incorporated by reference to Exhibit 4-B-35 to Met-Ed's Annual Report on Form 10-K for the year 1995, File No. 1-446.

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits

Met-Ed

C-319	Supplemental Indenture, dated August 15, 1996 - incorporated by reference to Exhibit 4-B-35 to Met-Ed's Annual Report on Form 10-K for 1996, File No. 1-446.

C-320	Supplemental Indenture, dated May 1, 1997 - incorporated by reference to Exhibit 4-B-36 to Met-Ed's Annual Report on Form 10-K for 1997, File No. 1-446.

C-321	Indenture between Met-Ed and United States Trust Company of New York dated May 1, 1999 - incorporated by reference to Exhibit A-11(a), Certificate Pursuant to Rule 24, File No. 70-9329.

C-322
Supplemental Indenture between Met-Ed and United States Trust Company of New York dated July 1, 1999 - incorporated by reference to Exhibit 4-B-38 of Met-Ed's Annual Report on Form 10-K for the year 1999, File No. 1-446.

C-323	Senior Note Indenture between Met-Ed and United States Trust Company of New York, dated July 1, 1999.

C-324	Supplemental Indenture, dated May 1, 2001 - incorporated by reference to Exhibit 4-B-41 to Met-Ed’s Annual Report on Form 10-K for 2002, File No. 1-446.

C-325
First Supplemental Indenture between Met-Ed and United States Trust Company of New York, dated August 1, 2000 - incorporated by reference to Exhibit 4-A, June 30, 2000 Quarterly Report on Form 10-Q, SEC File No. 1-446.

C-326	Supplemental Indenture, dated March 1, 2003 - incorporated by reference to Exhibit 4-B-42 to Met-Ed’s Annual Report on Form 10-K for 2003, File No. 1-446.

C-327	Payment and Guarantee Agreement of Met-Ed, dated May 28, 1999 - incorporated by reference to Exhibit B-1(a), Certificate Pursuant to Rule 24, SEC No. 70-9329.

C-328	Amendment No. 1 Payment and Guarantee Agreement of Met-Ed, dated November 23, 1999 - incorporated by reference to Exhibit 4-H, 1999 Annual Report on Form 10-K, SEC File No. 1-446.

Penelec

C-329	Supplemental Indentures to Mortgage and Deed of Trust, dated May 1, 1961 through December1, 1977 - incorporated by reference to Exhibit 2-D(1) to 2-D(19), Registration No. 2-61502.

C-330	Supplemental Indenture, dated as of June 1, 1978 - incorporated by reference to Exhibit 4-A(2), Registration No. 33-49669.

C-331	Supplemental Indenture, dated as of June l, 1979 - incorporated by reference to Exhibit 4-A(3), Registration No. 33-49669.

C-332	Supplemental Indenture, dated as of September 1, 1984 - incorporated by reference to Exhibit 4-A(4), Registration No. 33-49669.

C-333	Supplemental Indenture, dated as of December 1, 1985 - incorporated by reference to Exhibit 4-A(5), Registration No. 33-49669.

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits

Penelec

C-334	Supplemental Indenture, dated as of December 1, 1986, - incorporated by reference to Exhibit 4-A(6), Registration No. 33-49669.

C-335	Supplemental Indenture, dated as of May 1, 1989 - incorporated by reference to Exhibit 4-A(7), Registration No. 33-49669.

C-336	Supplemental Indenture, dated as of December 1, 1990 - incorporated by reference to Exhibit 4-A(8), Registration No. 33-45312.

C-337	Supplemental Indenture, dated as of March 1, 1992 - incorporated by reference to Exhibit 4-A(9), Registration No. 33-45312.

C-338	Supplemental Indenture, dated as of June 1, 1993 - incorporated by reference to Exhibit C-73 to GPU, Inc.'s Annual Report on Form U5S for the year 1993, File No. 30-126.

C-339	Supplemental Indenture, dated as of November 1, 1995 - incorporated by reference to Exhibit 4-C-11 to GPU, Inc.'s Annual Report on Form 10-K for the year 1995, File No. 1-6047.

C-340	Supplemental Indenture, dated August 15, 1996 - incorporated by reference to Exhibit 4-C-12 to GPU, Inc.'s Annual Report on Form 10-K for 1996, File No. 1-6047.

C-341
Senior Note Indenture between Penelec and United States Trust Company of New York dated April 1, 1999 - incorporated by reference to Exhibit 4-C-13 of Penelec's Annual Report on Form 10-K for the year 1999, File No. 1-3522.

C-342	Indenture between Penelec and United States Trust Company of New York dated June 1, 1999 - incorporated by reference to Exhibit A-11(a), Certificate Pursuant to Rule 24, File No. 70-9327.

C-343
First Supplemental Indenture between Penelec and United States Trust Company of New York, dated August 1, 2000 - incorporated by reference to Exhibit 4-B, June 30, 2000 Quarterly Report on Form 10-Q, SEC File No. 1-3522.

C-344	Supplemental Indenture, dated May 1, 2001 - incorporated by reference to Exhibit 4-C-16 to Penelec’s Annual Report on Form 10-K for the year 2001, File No. 1-3522.

C-345	Supplemental Indenture No. 1, dated May 1, 2001 - incorporated by reference to Exhibit 4-C-16 to Penelec’s Annual Report on Form 10-K for the year 2001, File No. 1-3522.

C-346	Payment and Guarantee Agreement of Penelec, dated June 16, 1999 - incorporated by reference to Exhibit B-1(a), Certificate Pursuant to Rule 24, SEC File No. 70-9327.

C-347	Amendment No. 1 to Payment and Guarantee Agreement of Penelec, dated November 23, 1999 - incorporated by reference to Exhibit 4-J, 1999 Annual Report on Form 10-K, SEC File No. 1-3522.

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits

D.	Tax Allocation Agreement

D-1	Tax Allocation Agreement dated June 30, 2003 incorporated by reference to Exhibit D-1 to FirstEnergy Corp.’s Annual Report on Form U5S for the year 2003, File No. 333-21011.

F.	Schedules Supporting Items of This Report

F-1	Item 6. Part III - Compensation and other related information for the Officers and Directors of FirstEnergy and its subsidiaries.

F-2	Consolidating Financial Statements of Jersey Central Power & Light Company for 2004.

Consolidating Financial Statements of Metropolitan Edison Company for 2004.

Consolidating Financial Statements of Ohio Edison Company for 2004.

Consolidating Financial Statements of Pennsylvania Electric Company for 2004.

Consolidating Financial Statements of Pennsylvania Power Company for 2004.

Consolidating Financial Statements of The Cleveland Electric Illuminating Company for 2004.

Consolidating Financial Statements of The Toledo Edison Company for 2004.

Consolidating Financial Statements of FirstEnergy Facilities Services Group, LLC for 2004 - filed pursuant to request for confidential treatment.

Consolidating Financial Statements of Elliott-Lewis Corporation for 2004 - filed pursuant to request for confidential treatment.

Consolidating Financial Statements of E-L Enterprises, Inc. for 2004 - filed pursuant to request for confidential treatment.

Consolidating Financial Statements of FirstEnergy Solutions Corp. for 2004 - filed pursuant to request for confidential treatment.

Consolidating Financial Statements of FirstEnergy Ventures Corp. for 2004 - filed pursuant to request for confidential treatment.

Consolidating Financial Statements of GPU Capital, Inc. for 2004 - filed pursuant to request for confidential treatment.

Consolidating Financial Statements of GPU Diversified Holdings, LLC. for 2004 - filed pursuant to request for confidential treatment.

Consolidating Financial Statements of MARBEL Energy Corporation for 2004 - filed pursuant to request for confidential treatment.

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Continued):

Exhibits

F-2	Consolidating Financial Statements of MYR Group Inc. for 2004 - filed pursuant to request for confidential treatment.

Consolidating Financial Statements of Harlan Electric Company for 2004 - field pursuant to request for confidential treatment.

F-3	Item 8. Part I - Affiliated Transactions for 2004.

H	Organization Chart - EWG and FUCO

H-1	Organizational chart showing the relationship of FirstEnergy Generation Corp. to each exempt wholesale generator (EWG) in which it holds an interest.

H-2	Organizational chart showing the relationship of GPU Power, Inc. to each exempt wholesale generator (EWG) in which it holds an interest.

H-3	Organizational chart showing the relationship of GPU Capital, Inc. to each foreign utility company (FUCO) in which it holds an interest.

I	Financial Statement - EWG and FUCO

I-1	Financial Statements of FirstEnergy Generation Corp. for 2004 - filed pursuant to request for confidential treatment.

Consolidating Financial Statements of GPU Power, Inc. for 2004 - filed pursuant to request for confidential treatment.

SIGNATURE

The undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935.

FIRSTENERGY CORP.
Date: April 28, 2005	By:	/s/ Harvey L. Wagner
Harvey L. Wagner
Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)